     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                             DYCOM INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)

                       FLORIDA                                               59-1277135
           (State or other jurisdiction of                                (I.R.S. Employer
            incorporation or organization)                              Identification No.)

                               FIRST UNION CENTER
                         4440 PGA BOULEVARD, SUITE 500
                       PALM BEACH GARDENS, FLORIDA 33410
                                 (561) 627-7171
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                             ---------------------
                              MARC R. TILLER, ESQ.
                    GENERAL COUNSEL AND CORPORATE SECRETARY
                               FIRST UNION CENTER
                         4440 PGA BOULEVARD, SUITE 500
                       PALM BEACH GARDENS, FLORIDA 33410
                                 (561) 627-7171
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

               RICHARD B. VILSOET, ESQ.                              LAWRENCE R. SEIDMAN, ESQ.
                 SHEARMAN & STERLING                                   PIPER & MARBURY L.L.P.
                 599 LEXINGTON AVENUE                                 36 SOUTH CHARLES STREET
               NEW YORK, NEW YORK 10022                            BALTIMORE, MARYLAND 21201-3018
                    (212) 848-4000                                         (410) 539-2530

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: as soon as practicable after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF             AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
     SECURITIES TO BE REGISTERED          REGISTERED(1)           SHARE(2)             PRICE(2)         REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.33 1/3 par value.....   3,105,000 shares          $43.25            $134,291,250           $37,333
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Includes 405,000 shares of common stock the underwriters have the option to purchase from the company and the selling stockholders to cover over-allotments, if any. See "Underwriting."
(2) Estimated solely for the purposes of calculating the registration fee based on the average of the high and low trading prices of the common stock on the New York Stock Exchange on April 21, 1999.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed without notice. Dycom Industries, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and Dycom Industries, Inc. is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (NOT COMPLETE)

ISSUED APRIL 23, 1999

                                2,700,000 SHARES
                                  (DYCOM LOGO)
                                  COMMON STOCK

     Dycom Industries, Inc. is offering 2,500,000 shares of common stock and selling stockholders are offering 200,000 shares of common stock in a firmly underwritten offering. Dycom Industries, Inc. will not receive any proceeds from the sale of the shares by the selling stockholders.

                             ---------------------

     Our common stock is listed on the New York Stock Exchange under the symbol "DY." On April 22, 1999, the last reported sale price of our common stock on the New York Stock Exchange was $43 13/16 per share.

                             ---------------------

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                             ---------------------

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Offering Price..............................................  $           $
Discounts and Commissions to Underwriters...................  $           $
Offering Proceeds to Company................................  $           $
Offering Proceeds to Selling Stockholders...................  $           $

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Dycom and the selling stockholders have granted the underwriters the right to purchase up to 375,000 and 30,000 additional shares of common stock, respectively, to cover any over-allotments. The underwriters can exercise this right at any time within thirty days after the offering. NationsBanc Montgomery Securities LLC expects to deliver the shares of common stock to investors on
             , 1999.

NATIONSBANC MONTGOMERY SECURITIES LLC
                           MORGAN STANLEY DEAN WITTER
                                                   MORGAN KEEGAN & COMPANY, INC.

                                           , 1999

          (MAP OF THE UNITED STATES SHOWING LOCATION OF DYCOM OFFICES)

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    2
Risk Factors................................................    7
Use of Proceeds.............................................   11
Price Range of Common Stock and Dividend Policy.............   11
Capitalization..............................................   12
Summary Consolidated Financial Data.........................   13
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   15
Business....................................................   25
Management..................................................   34
Principal and Selling Stockholders..........................   36
Description of Capital Stock................................   37
Underwriting................................................   39
Certain Legal Matters.......................................   40
Experts.....................................................   41
Where You Can Find More Information.........................   41
Incorporation of Certain Documents by Reference.............   41
Index to Consolidated Financial Statements..................  F-1
Index to Pro Forma Unaudited Condensed Consolidated
  Financial Statements......................................  P-1

                           FORWARD-LOOKING STATEMENTS

     This prospectus (including the documents incorporated by reference in this prospectus) contains forward-looking statements regarding our plans, expectations, estimates and beliefs. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believes," "anticipates," "expects," "intends," "forecast," "project," "plans," "will," "may" and other similar expressions. In addition, any statements which refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements in these documents include, but are not necessarily limited to, those relating to:

     - industry trends;

     - ability to carry out our growth strategies;

     - our future operating performance;

     - potential acquisitions;

     - ability to win new customer contracts;

     - availability of financing;

     - year 2000 compliance; and

     - the anticipated outcome of contingent events, including litigation.

                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS (INCLUDING THE INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS). WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, "DYCOM," "WE," "US" AND "OUR" REFERS TO DYCOM INDUSTRIES, INC. (UNLESS THE CONTEXT OTHERWISE REQUIRES).

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the related notes included herein. Unless otherwise indicated, all references in this prospectus to pro forma financial information give effect to our recent acquisitions of Locating, Inc., a Washington corporation ("Locating"), Ervin Cable Construction, Inc., a Kentucky corporation ("ECC"), and Apex Digital TV, Inc., a Kentucky corporation ("Apex"), as if such transactions had been consummated at the beginning of or as of the periods indicated. See "Business -- Recent Acquisitions" and the Pro Forma Unaudited Condensed Consolidated Financial Statements included in this prospectus. Unless otherwise indicated, all information in this prospectus reflects a 3-for-2 stock split effected by Dycom on January 4, 1999. The information in this prospectus assumes no exercise of the over-allotment option to purchase additional shares of common stock granted to the underwriters.

                                  THE COMPANY

     We are a leading provider of engineering, construction and maintenance services to telecommunications and utility providers throughout the United States. Our comprehensive range of services include:

          - telecommunications services:

           - the engineering, placement and maintenance of aerial, underground and buried cable systems owned by telephone companies, competitive access providers and cable television providers;

           - the installation of integrated voice, data, and video local and wide area networks within office buildings and similar structures;

             - the installation of direct broadcast satellite systems;

          - underground utility locating services used to map and mark underground utilities; and

          - power line construction and maintenance services.

     For the six-month period ended January 31, 1999, telecommunications services contributed approximately 90% of our contract revenues, underground utility locating services contributed approximately 5% and electrical construction and maintenance services contributed approximately 5%.

     We operate through fourteen wholly-owned, independently operating subsidiaries. We have long-standing relationships with telecommunications and utility providers such as BellSouth Telecommunications, Inc., Comcast Cable Communications, Inc., MediaOne, Inc., Tele-Communications, Inc., Sprint Corporation, GTE Corporation, U.S. West Communications, Inc. and Florida Power and Light Company. For the six-month period ended January 31, 1999, approximately 88% of our revenues came from multi-year master service agreements and other long-term agreements with large telecommunications providers and electric utilities.

     The telecommunications industry is undergoing rapid change due to deregulation, increased competition and growing consumer demand for enhanced telecommunications services, thereby creating demand for engineering and construction of additional infrastructure for new and existing telecommunications providers. To meet the increasing need for telecommunications infrastructure, telecommunications providers have been increasingly outsourcing their infrastructure engineering, construction and maintenance requirements to reduce investment in capital equipment, improve flexibility in workforce scheduling, expand geographically without incremental hiring and focus on their core competencies. As a result, we believe there are significant opportunities to expand our business internally and through acquisitions.

     Internal Growth Strategy: Our internal growth strategy has four principal elements:

          - Increase the volume of services to our existing customers;

          - Expand the scope of services to our existing customers;

          - Broaden our customer base; and

          - Geographically expand our service area.

     Acquisition Strategy: We have pursued a strategy of selective acquisitions involving established, well respected construction and service companies. We believe a variety of acquisition opportunities exist within our industry to provide us with customer, geographic and product line diversification. Our key acquisition criteria are profitability in excess of industry standards, stable and growing customer base, proven operational and technical competence, and experienced management that fits with our decentralized operating structure. We recently acquired the following companies:

          - Locating, Inc. In February 1999, we acquired this Washington state-based company which provides underground utility locating services used to map and mark utilities for cable television providers, multiple system operators, telephone companies and electrical and gas utilities. This acquisition expands our presence in the underground utility locating services industry and our geographic presence in the West Coast region of the United States.

          - Ervin Cable Construction, Inc. In March 1999, we acquired this Kentucky-based company, which builds and installs new cable television systems and provides repair and expansion services to cable television systems in several states. This acquisition expands and diversifies our client base and furthers our presence in the Midwest region of the United States.

          - Apex Digital TV, Inc. In March 1999, we acquired this Kentucky-based company, which installs direct broadcast satellite systems and provides cable sales and repair services in several Midwestern states. This acquisition provides us an extension into a related new business line.

On a pro forma basis, these acquisitions would have provided us with additional revenues of approximately $68.6 million and $33.8 million for the fiscal year ended July 31, 1998 and the six-month period ended January 31, 1999, respectively.
                             ---------------------

     We are incorporated under the laws of the State of Florida. Our principal executive offices are located at First Union Center, 4440 PGA Boulevard, Suite 500, Palm Beach Gardens, Florida 33410. Our telephone number is (561) 627-7171.

                                  THE OFFERING

Common stock offered by Dycom.......     2,500,000 shares

Common stock offered by selling
stockholders........................     200,000 shares

Total shares to be offered..........     2,700,000 shares

Common stock outstanding after the
offering............................     25,545,688 shares(1)

Use of proceeds.....................     To fund our growth strategy, including
                                         acquisitions, working capital and
                                         capital expenditures, and for other
                                         general corporate purposes. We also
                                         intend to use the proceeds to repay
                                         indebtedness under our revolving credit
                                         facility, subject to reborrowing.

                                         We will not receive any proceeds from
                                         the sale of shares in the offering by
                                         the selling stockholders.

New York Stock Exchange Symbol......     DY
---------------

(1) This does not include 860,365 shares of common stock issuable upon exercise of outstanding options.

           SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

     Set forth below is certain of our historical consolidated financial information as well as certain consolidated pro forma financial information.

     The consolidated financial data as of January 31, 1999 and for the six months ended January 31, 1998 and 1999 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods.

     The following pro forma consolidated statements of operations data present our financial results adjusted for the acquisitions of Locating, ECC and Apex. Such information is presented as if each of these acquisitions had occurred at the beginning of the periods presented. The following pro forma consolidated balance sheet data presents our financial position adjusted for the Locating, ECC and Apex acquisitions as if each of these acquisitions had occurred as of January 31, 1999.

     The supplemental pro forma financial data presents our statements of operations adjusted to reflect a provision for income taxes on pooled companies which were previously "S Corporations" and recorded no provision for federal income taxes.

     The summary pro forma financial data does not purport to be indicative of the results of operations that would have been achieved had such acquisitions been consummated as of the assumed dates, nor are the results intended to be indicative of our future results of operations. The following information should be read in conjunction with our consolidated financial statements and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Pro Forma Unaudited Condensed Consolidated Financial Statements included in this prospectus.

                                                                                                     SIX MONTHS ENDED
                                              FISCAL YEAR ENDED JULY 31,                               JANUARY 31,
                                ------------------------------------------------------   ----------------------------------------
                                   1996          1997                  1998                 1998                  1999
                                -----------   -----------   --------------------------   -----------   --------------------------
                                                              ACTUAL      PRO FORMA(3)                   ACTUAL      PRO FORMA(3)
                                                            -----------   ------------                 -----------   ------------
                                                                                                       (UNAUDITED)
                                                     (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Total revenues................  $   247,295   $   312,419   $   371,363   $   439,941    $   172,897   $   206,757   $   240,570
Income before income taxes....       14,055        23,770        36,081        39,838         15,655        23,777        25,514
Net income....................        9,922        15,814        23,036        24,959         10,604        14,144        14,821
Earnings per common share:(1)
 Basic........................  $      0.53   $      0.84   $      1.09   $      1.14    $      0.52   $      0.64   $      0.65
                                ===========   ===========   ===========   ===========    ===========   ===========   ===========
 Diluted......................  $      0.52   $      0.83   $      1.07   $      1.12    $      0.51   $      0.63   $      0.64
                                ===========   ===========   ===========   ===========    ===========   ===========   ===========
SUPPLEMENTAL PRO FORMA
 FINANCIAL DATA(2):
Income before income taxes....  $    14,055   $    23,770   $    36,081                  $    15,655
Pro forma provision for income
 taxes........................        4,860         9,841        14,420                        6,515
                                -----------   -----------   -----------                  -----------
Pro forma net income..........  $     9,195   $    13,929   $    21,661                  $     9,140
                                ===========   ===========   ===========                  ===========
Pro forma earnings per common
 share:(1)
 Basic........................  $      0.49   $      0.74   $      1.02                  $      0.45
                                ===========   ===========   ===========                  ===========
 Diluted......................  $      0.48   $      0.73   $      1.01                  $      0.44
                                ===========   ===========   ===========                  ===========
Shares used in computing
 earnings per common share and
 pro forma earnings per common
 share:(1)
 Basic........................   18,624,564    18,863,987    21,172,025    21,946,219     20,312,127    22,144,794    22,918,988
 Diluted......................   18,989,729    19,123,034    21,482,634    22,256,828     20,593,035    22,525,818    23,300,012

                                                   (footnotes on following page)

                                                                       JANUARY 31, 1999
                                                        ----------------------------------------------
                                                                                          PRO FORMA
                                                            ACTUAL       PRO FORMA(3)   AS ADJUSTED(4)
                                                        --------------   ------------   --------------
                                                         (UNAUDITED)
                                                        --------------
                                                                        (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.............................     $ 33,986        $ 35,810         $103,689
Working capital.......................................       78,149          73,826          151,683
Total assets..........................................      180,740         255,928          323,807
Long-term debt, including current portion.............       15,925          48,476           12,750
Total stockholders' equity............................      114,732         146,890          250,494

---------------

(1) Earnings per common share-basic is calculated by dividing the net income applicable to common shares by the weighted average shares outstanding during the period. Earnings per common share-diluted includes the dilutive effect of common stock options.
(2) The provision for income taxes and net income have been adjusted to reflect a pro forma tax provision for pooled companies which were previously "S Corporations" and recorded no provision for income taxes. See Note 1 of the Notes to our Consolidated Financial Statements.
(3) The statement of operations data has been adjusted to reflect the acquisitions of Locating, ECC and Apex as if they occurred at the beginning of the periods presented and the consolidated balance sheet data has been adjusted to reflect these acquisitions as if they occurred on January 31, 1999. In addition to cash consideration, we issued 774,194 shares of our common stock in connection with these acquisitions. See "Business -- Recent Acquisitions" and the Pro Forma Unaudited Condensed Consolidated Financial Statements included in this prospectus.
(4) The pro forma consolidated balance sheet data has been adjusted to give effect to our estimated net proceeds from the offering and the application of those proceeds.

                                  RISK FACTORS

     Investing in the common stock will provide you with an equity ownership interest in Dycom. Before you invest in the common stock, you should be aware of the various risks associated with an investment in our common stock. Such risks may materially and adversely affect our business, financial condition or results of operations. In such case, the trading price of the common stock could decline, and you could lose all or part of your investment. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in the common stock.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY

     We have experienced and expect to continue to experience quarterly variations in revenues and net income as a result of many factors, including:

          - the timing and volume of customers' construction and maintenance projects,

          - budgetary spending patterns of customers,

          - the commencement or termination of master service agreements and other long-term agreements with our customers,

          - costs incurred to support growth internally or through acquisitions,

          - fluctuations in results of operations caused by acquisitions,

          - changes in our mix of customers, contracts and business activities, and

          - fluctuations in insurance expense accruals due to changes in claims experience and actuarial assumptions.

     Revenues and net income in our second quarter and, occasionally, our third quarter have in the past been, and may in the future be, adversely affected by weather conditions and year-end budgetary spending patterns of our customers.

WE DEPEND ON A SMALL GROUP OF KEY CUSTOMERS

     Our customer base is highly concentrated. Our top five customers in fiscal 1996, 1997, 1998 and the six months ended January 31, 1999 accounted in the aggregate for approximately 68%, 63%, 65% and 62%, respectively, of our total contract revenues. During fiscal 1998 and the six months ended January 31, 1999, approximately 22% and 23%, respectively, of our total contract revenues were derived from BellSouth Telecommunications, Inc., 24% and 21%, respectively, from Comcast Cable Communications, Inc. and 7% and 5%, respectively, from GTE Corporation. We believe that a substantial portion of our contract revenues and operating income will continue to be derived from a concentrated group of key customers. The loss of any key customer, if not replaced, could have a material adverse effect on our business.

OUR MASTER SERVICE AGREEMENTS MAY BE TERMINATED OR MAY NOT BE RENEWED

     We derive a substantial portion of revenues pursuant to multi-year master service agreements. We are currently a party to 52 master service agreements, including 33 such agreements with BellSouth Telecommunications, Inc., GTE Corporation, Sprint Corporation, U.S. West Communications, Inc. and Florida Power and Light Company, collectively. Under the terms of these agreements, our customers can typically terminate the agreement on 90 days prior written notice. The termination of any such agreements or our failure to renew master service agreements with our customers could have a material adverse effect on our business.

OUR CUSTOMERS' FUTURE REQUIREMENTS MAY BE LESS THAN OUR BACKLOG ESTIMATE

     Our backlog is comprised of the uncompleted portion of services to be performed under job-specific agreements and the estimated value of future services that we expect to provide our customers under master service agreements. Our master service agreements are generally exclusive requirements contracts with certain exceptions, including the customer's option to perform the services with its own regularly employed personnel. Accordingly, there can be no assurance as to our customers' requirements during a particular period or that our estimates of such requirements, including those used to formulate backlog, are accurate at any point in time.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR ACQUISITION STRATEGY

     As part of our growth strategy, we may acquire companies that expand, complement or diversify our business. We regularly review various strategic acquisition opportunities and periodically engage in discussions regarding such possible acquisitions. We cannot assure you that we will be able to identify attractive acquisition candidates, enter into acceptable acquisition agreements or close any such transactions. Currently, we are not party to any agreements, understandings or arrangements regarding any material acquisitions. Failure to achieve our acquisition strategy could materially and adversely affect our ability to sustain growth and maintain our competitive position. In addition, increased competition for acquisition candidates could increase the cost of making acquisitions and reduce the number of attractive companies to be acquired. Although we maintain a decentralized operating structure, we may encounter difficulties in integrating acquired companies or their management teams. We may also encounter difficulties in retaining key personnel or customers. These difficulties could increase the cost of any acquisition or reduce or eliminate any expected benefit. In addition, acquisitions may have adverse effects on our results of operations caused by amortization of acquired intangible assets or unanticipated liabilities or contingencies.

     We may be required to incur debt or issue equity to pay for any future acquisitions, and these sources of financing may not be available to us on favorable terms or at all. In addition, if we use common stock to pay for future acquisitions, the value of your common stock may become diluted. If we cannot use common stock or borrow sufficient funds to pay for future acquisitions, our growth strategy could be limited.

WE FACE INTENSE COMPETITION

     The telecommunications services industry is highly competitive and we compete with other companies in most of the markets in which we operate. Some of our competitors may have greater financial, technical and marketing resources than we do. A significant portion of our revenues are currently derived from master service agreements and price is often an important factor in the award of such agreements. Accordingly, we could be outbid by our competitors in an effort to procure such business. Despite the current trend toward outsourcing, we may also face competition from existing or prospective customers who employ in-house personnel to perform some of the same types of services as we provide. In addition, there are relatively few, if any, significant barriers to entry into the markets in which we operate and, as a result, any organization that has adequate financial resources and access to technical expertise may become one of our competitors.

FUTURE DEVELOPMENTS IN THE TELECOMMUNICATIONS INDUSTRY MAY REDUCE DEMAND FOR OUR SERVICES

     Certain factors related to the telecommunications industry may affect the demand for the services which we provide. The telecommunications providers may be unable to raise the capital necessary to develop the telecommunications networks. There may be a disappointing public demand for Internet access and other interactive multimedia services or decreases in the preference of our customers toward outsourcing telecommunications engineering, construction and maintenance services. In addition, wireline telecommunications systems may be displaced by other technologies, such as wireless technologies, and improvements in technology may allow telecommunications providers to significantly improve their networks without physically upgrading them. Although changes in telecommunications regulations do not affect us directly, the effect of such regulations on our customers may, in turn, adversely impact our business and results of operations.

WE MAY FACE RISKS RELATED TO YEAR 2000 PROBLEMS

     Year 2000 technology risks refer to the potential harm resulting from computer programs that identify dates by the last two digits of the year rather than using the full four digits. As such, dates as of January 1, 2000 could be misidentified and such programs could fail. We have reviewed our computer systems to identify those areas that could be adversely affected by year 2000 software failures. We have converted approximately 85% of our information systems to be year 2000 compliant. We have incurred approximately $1.4 million through January 31, 1999 and will incur approximately $0.5 million in the remainder of fiscal 1999 to complete the information system conversions, including the implementation and conversion costs of our recently acquired subsidiaries. Although we expect that any additional expenditures that may be required for the year 2000 conversions will not be material, there can be no assurance in this regard. Additionally, we believe that the year 2000 problem could have a negative impact on certain of our customers and other entities with which we transact business, which may have a material adverse effect on our business.

WE ARE SELF-INSURED AGAINST POTENTIAL LIABILITIES

     We are primarily self-insured, up to a limited amount, for automobile, general liability, workers' compensation and employee group health claims. A liability for unpaid claims and associated expenses, including incurred but not reported losses, is actuarially determined and reflected in our consolidated balance sheet as an accrued liability. The determination of such claims and expenses and the extent of the accrued liability are continually reviewed and updated. If we were to experience insurance claims or costs above our estimates and were unable to offset such increases with earnings, our business could be materially and adversely affected.

WE ARE DEPENDENT ON KEY PERSONNEL

     We are highly dependent upon the continued services and experience of our senior management team, including Thomas R. Pledger, our Executive Chairman and Chairman of the Board of Directors, Steven Nielsen, our President and Chief Executive Officer, and one or more managers of key operating subsidiaries. The loss of the services of these individuals or other members of our senior management could have a material adverse effect on our business.

OUR COMMON STOCK PRICE MAY BE VOLATILE

     The market price for our common stock has been, and may continue to be, highly volatile. Numerous factors could have a significant effect on the market price of our common stock. Such factors include the announcements of fluctuations in operating results, new contracts or customers and acquisitions by either us or one of our competitors. The market price of our common stock is also influenced by market conditions for telecommunications or telecommunications services company stocks in general and by changes in recommendations or earnings estimates by securities analysts. In addition, the stock market has experienced significant price and volume fluctuations in recent years that have been unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of our common stock.

FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE

     Future sales of substantial amounts of our common stock in the public market, including the shares covered by this prospectus, or the perception that such sales could occur, could adversely affect the market price of our common stock. As of April 22, 1999, we had outstanding 23,045,688 shares of common stock, plus 860,365 shares of common stock reserved for issuance upon exercise of outstanding options, including 81,243 options which are currently exercisable. Substantially all of the outstanding shares of our common stock are either freely salable or salable subject to certain volume and manner of sale restrictions pursuant to Rule 144 of the Securities Act of 1933.

     In connection with the acquisition of Communications Construction Group, Inc. ("CCG"), Cable Com Inc. ("CCI"), Installation Technicians, Inc. ("ITI"), ECC and Apex, we issued an aggregate of 6,554,057 shares of common stock to their stockholders. As of April 22, 1999, 1,817,046 of these shares were still available for future sale by such holders. Holders who received these shares hold their shares subject to the limitations of Rule 144. We have granted these holders certain registration rights. Former stockholders of CCI, ITI, ECC and Apex have the right to have their shares of common stock included in certain registration statements covering the sale of securities by Dycom or the sale of common stock by selling stockholders.

ANTI-TAKEOVER PROVISIONS MAY INHIBIT CHANGES OF CONTROL

     Our articles of incorporation and by-laws contain provisions which may deter, discourage or make more difficult a takeover or change of control of Dycom by another corporation. These anti-takeover provisions include:

          - the authority of our board of directors to issue up to 1,000,000 shares of preferred stock without stockholder approval on such terms and with such rights as our board of directors may determine, and

          - the requirement of a classified board of directors serving staggered three-year terms.

     We have also adopted a shareholder rights plan and have executed change of control agreements with key officers, which may make it more difficult to effect a change in control of Dycom and replace incumbent management. Lastly, we are subject to certain anti-takeover provisions of the Florida Business Corporation Act. These anti-takeover provisions could discourage or prevent a change of control even if such change of control would be beneficial to stockholders and could adversely affect the market price of our common stock.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds from the sale of the 2,500,000 shares of common stock offered by us, assuming a public offering price of $43 13/16 per share and after deducting underwriting discounts and estimated expenses payable by us, of $103.6 million ($119.2 million if the underwriters' over-allotment options are exercised in full). We will not receive any proceeds from the sale of shares of common stock offered by the selling stockholders.

     We intend to use the net proceeds of the offering to fund our growth strategy, including acquisitions, working capital and capital expenditures and for other general corporate purposes. We also intend to use the net proceeds of the offering to repay approximately $35.7 million of indebtedness under our revolving credit facility, subject to reborrowings.

     The indebtedness to be repaid out of the net proceeds from the offering bears interest averaging 6.8% per annum and its maturity is up to 45 months. This indebtedness was incurred under our revolving credit facility in connection with the acquisitions of Locating and ECC. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 8 of the Notes to Consolidated Financial Statements for a further description of our indebtedness.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is traded on the New York Stock Exchange under the symbol "DY." The following table sets forth, for the periods indicated, the high and low closing sale prices of our common stock as reported on the New York Stock Exchange. The table has been adjusted to reflect the 3-for-2 stock split paid in January 1999.

                                                              HIGH       LOW
                                                              ----       ---
FISCAL YEAR ENDED JULY 31, 1997
  First Quarter.............................................  $ 9 5/8    $ 7 11/16
  Second Quarter............................................    8 3/16     6 3/16
  Third Quarter.............................................    8 3/16     6 11/16
  Fourth Quarter............................................   12          6 3/16
FISCAL YEAR ENDED JULY 31, 1998
  First Quarter.............................................   18 5/16    11
  Second Quarter............................................   17 5/8     12 13/16
  Third Quarter.............................................   19 5/16    15 5/16
  Fourth Quarter............................................   24 3/4     16 13/16
FISCAL YEAR ENDING JULY 31, 1999
  First Quarter.............................................   23 13/16   17 7/8
  Second Quarter............................................   39 3/4     23 5/16
  Third Quarter (through April 22)..........................   45         31 3/8

     On April 22, 1999, the closing sale price of our common stock as reported on the New York Stock Exchange was $43 13/16 per share. The number of stockholders of record on April 22, 1999 was approximately 638.

     Since 1982 we have not paid any cash dividends and we currently intend to continue to retain future earnings. Our board of directors will determine any future change in dividend policies based on financial conditions, profitability, cash flow, capital requirements, and business outlook, as well as other factors relevant at the time. Our credit facility expressly limits the payment of cash dividends to fifty percent of each fiscal year's after-tax profits. The credit facility's restrictions regarding our debt to net worth, quick and current ratios also affect our ability to pay dividends.

                                 CAPITALIZATION

     The following table sets forth our capitalization (i) on an actual basis as of January 31, 1999, (ii) on a pro forma basis to reflect the acquisitions of Locating, ECC and Apex and (iii) on a pro forma as adjusted basis to give effect to our receipt of the estimated net proceeds from the sale of 2,500,000 shares of common stock offered by us at an estimated public offering price of $43 13/16 per share and the application of the estimated net proceeds therefrom. The information set forth in the table below should be read in conjunction with our Consolidated Financial Statements and the notes thereto and the Pro Forma Unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus.

                                                                    JANUARY 31, 1999
                                                       ------------------------------------------
                                                                                      PRO FORMA
                                                          ACTUAL       PRO FORMA     AS ADJUSTED
                                                       ------------   ------------   ------------
Long-term debt, including current portion(1).........  $ 15,925,238   $ 48,475,649   $ 12,750,000
Stockholders' equity:
  Preferred Stock, $1.00 par value, 1,000,000 shares
     authorized; no shares issued and outstanding....            --             --             --
  Common Stock, $0.33 1/3 par value; 50,000,000
     shares authorized; 22,240,400 shares issued and
     outstanding; 23,014,594 shares issued and
     outstanding pro forma; and 25,514,594 shares
     issued and outstanding pro forma as
     adjusted(2).....................................     7,413,466      7,671,531      8,504,864
  Additional paid-in capital.........................    62,198,781     94,098,799    196,870,154
  Retained earnings..................................    45,119,412     45,119,412     45,119,412
                                                       ------------   ------------   ------------
          Total stockholders' equity.................   114,731,659    146,889,742    250,494,430
                                                       ------------   ------------   ------------
          Total capitalization.......................  $130,656,897   $195,365,391   $263,244,430
                                                       ============   ============   ============

---------------

(1) Long-term debt, including current maturities of $4,743,624, actual, $12,978,924, pro forma, and $3,000,000, pro forma as adjusted. For information concerning our long-term debt, see Note 8 of the Notes to Consolidated Financial Statements.
(2) This information is based on shares outstanding at January 31, 1999 and does not include 860,365 shares of common stock issuable upon exercise of outstanding options.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table sets forth our summary consolidated financial data for the periods indicated including certain consolidated pro forma financial information.

     The summary consolidated financial data as of July 31, 1997 and 1998 and for each of the three years in the period ended July 31, 1998 are derived from our consolidated financial statements included elsewhere in this prospectus that have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included elsewhere in this prospectus. The summary consolidated balance sheet data as of July 31, 1996 has also been derived from audited financial statements. The financial statements of CCG (consolidated with our financial statements, are not presented herein) have been audited by Nowalk & Associates, independent auditors, as stated in their report, which is included herein and incorporated by reference herein. Our Consolidated Financial Statements and all financial and operating data derived therefrom have been combined for all periods presented to include the financial condition and results of operations of CCG, CCI and ITI.

     The summary consolidated financial data as of January 31, 1999 and for the six months ended January 31, 1998 and 1999 are derived from our unaudited financial statements included elsewhere in this prospectus and include all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results of operations and financial position for such periods. The results for the six months ended January 31, 1999 are not necessarily indicative of the results to be expected for the full year.

     The pro forma statements of operations data present our financial position adjusted for the acquisitions of Locating, ECC and Apex. Such information is presented as if each of these acquisitions had occurred at the beginning of the periods presented. The pro forma balance sheet data presents our financial position adjusted for the Locating, ECC and Apex acquisitions as if each of these acquisitions had occurred as of January 31, 1999.

     The supplemental pro forma data presents our statements of operations adjusted to reflect a provision for income taxes on pooled companies which were previously "S Corporations" and recorded no provision for income taxes.

     The summary pro forma data does not purport to be indicative of the results of operations that would have been achieved had such acquisitions been consummated as of the assumed dates, nor are the results intended to be indicative of our future results of operations. The following data should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Pro Forma Unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus and the individual financial statements and notes thereto of certain acquired businesses incorporated by reference herein.

                                           FISCAL YEAR ENDED JULY 31,                       SIX MONTHS ENDED JANUARY 31,
                             ------------------------------------------------------   ----------------------------------------
                                1996          1997                  1998                 1998                  1999
                             -----------   -----------   --------------------------   -----------   --------------------------
                                                           ACTUAL      PRO FORMA(4)                   ACTUAL      PRO FORMA(4)
                                                         -----------   ------------                 -----------   ------------
                                                                                                    (UNAUDITED)
                                                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues:
  Contract revenues
    earned.................  $   245,937   $   311,238   $   368,714   $   436,411    $   171,813   $   205,340   $   238,754
  Other, net...............        1,358         1,181         2,649         3,530          1,084         1,417         1,816
                             -----------   -----------   -----------   -----------    -----------   -----------   -----------
        Total revenues.....  $   247,295   $   312,419   $   371,363   $   439,941    $   172,897   $   206,757   $   240,570
                             -----------   -----------   -----------   -----------    -----------   -----------   -----------
Expenses:
  Cost of earned revenues,
    excluding
    depreciation...........  $   198,438   $   246,026   $   285,038   $   334,811    $   134,957   $   154,649   $   179,131
  General and
    administrative.........       24,368        30,809        36,747        47,873         15,962        20,214        25,843
  Depreciation and
    amortization...........       10,434        11,814        13,497        17,419          6,323         8,117        10,083
                             -----------   -----------   -----------   -----------    -----------   -----------   -----------
        Total expenses.....      233,240       288,649       335,282       400,103        157,242       182,980       215,056
                             -----------   -----------   -----------   -----------    -----------   -----------   -----------
Income before income
  taxes....................       14,055        23,770        36,081        39,838         15,655        23,777        25,514
Provision for income
  taxes(1).................        4,133         7,956        13,045        14,879          5,051         9,633        10,083
                             -----------   -----------   -----------   -----------    -----------   -----------   -----------
Net income.................  $     9,922   $    15,814   $    23,036   $    24,959    $    10,604   $    14,144   $    14,821
                             ===========   ===========   ===========   ===========    ===========   ===========   ===========
Earnings per common
  share:(2)
  Basic....................  $      0.53   $      0.84   $      1.09   $      1.14    $      0.52   $      0.64   $      0.65
                             -----------   -----------   -----------   -----------    -----------   -----------   -----------
  Diluted..................  $      0.52   $      0.83   $      1.07   $      1.12    $      0.51   $      0.63   $      0.64
                             ===========   ===========   ===========   ===========    ===========   ===========   ===========
SUPPLEMENTAL PRO FORMA
  FINANCIAL DATA(3):
Income before income
  taxes....................  $    14,055   $    23,770   $    36,081                  $    15,655
Pro forma provision for
  income taxes(1)..........        4,860         9,841   $    14,420                        6,515
                             -----------   -----------   -----------                  -----------
Pro forma net income.......  $     9,195   $    13,929   $    21,661                  $     9,140
                             ===========   ===========   ===========                  ===========
Pro forma earnings per
  common share:(1)
  Basic....................  $      0.49   $      0.74   $      1.02                  $      0.45
                             -----------   -----------   -----------                  -----------
  Diluted..................  $      0.48   $      0.73   $      1.01                  $      0.44
                             ===========   ===========   ===========                  ===========
Shares used in computing
  earnings per common share
  and pro forma earnings
  per common share:(2)
  Basic....................   18,624,564    18,863,987    21,172,025    21,946,219     20,312,127    22,144,794    22,918,988
  Diluted..................   18,989,729    19,123,034    21,482,634    22,256,828     20,593,035    22,525,818    23,300,012

                                                        JULY 31,                  JANUARY 31, 1999
                                               ---------------------------   --------------------------      PRO FORMA
                                                1996      1997      1998       ACTUAL      PRO FORMA(4)   AS ADJUSTED (5)
                                               -------   -------   -------   -----------   ------------   ---------------
                                                                             (UNAUDITED)
                                                                         (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents....................  $ 3,060   $ 5,276   $35,927     $33,986       $35,810         $103,689
Working capital..............................   12,360    20,903    81,211      78,149        73,826          151,683
Total assets.................................   82,483   112,512   166,318     180,740       255,928          323,807
Long-term debt, including current portion....   24,507    31,308    18,136      15,925        48,476           12,750
Total stockholders' equity...................   27,785    42,427    98,379     114,732       146,890          250,494

---------------

(1) The results of operations for fiscal 1996, 1997 and 1998 include a $1.1 million, $0.3 million and $0.4 million reduction in the deferred tax valuation allowance, respectively.
(2) Earnings per common share-basic is calculated by dividing the net income applicable to common shares by the weighted average shares outstanding during the period. Earnings per common share-diluted includes the dilutive effect of common stock options.
(3) The provision for income taxes and net income have been adjusted to reflect a pro forma tax provision for pooled companies which were previously "S Corporations" and recorded no provision for income taxes. See Note 1 of the Notes to Consolidated Financial Statements.
(4) The statement of operations data has been adjusted to reflect the acquisitions of Locating, ECC and Apex as if they occurred at the beginning of the periods presented and the consolidated balance sheet data has been adjusted to reflect these acquisitions as if they occurred on January 31, 1999. In addition to cash consideration, we issued 774,194 shares of our common stock in connection with these acquisitions. See "Business -- Recent Acquisitions" and the Pro Forma Unaudited Condensed Consolidated Financial Statements included in this prospectus.
(5) The pro forma consolidated balance sheet data has been adjusted to give effect to our estimated net proceeds from the offering and the application of those proceeds.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     We derive most of our contract revenues earned from engineering, construction and maintenance services to the telecommunications industry. Additionally, we provide similar services related to the installation of integrated voice, data and video, local and wide area networks within office buildings and similar structures and also perform underground utility locating and electric utility contracting services. We currently perform work for more than 25 local exchange carriers, cable television multiple system operators, long distance carriers, competitive access providers, and electric utilities throughout the United States. We expect that future growth in contract revenues earned will be generated from (i) increasing the volume of services to existing customers; (ii) expanding the scope of services to existing customers; (iii) broadening our customer base; and (iv) geographically expanding our service area. We expect to grow through internal sources as well as through acquisitions. Other revenues include interest income and gain on sale of surplus equipment.

     In July 1997, we completed the acquisition of CCG and in April 1998, we completed the acquisitions of CCI and ITI. Each of these transactions was accounted for as a pooling of interests. Our financial statements and all financial and operating data derived therefrom have been combined for all periods presented herein to include the financial condition and results of operations of CCG, CCI and ITI. CCG and CCI provide construction services to cable television multiple system operators, and ITI provides construction and engineering services to local and long distance telephone companies.

     We provide services to our customers pursuant to multi-year master service agreements and other long- and short-term contracts for particular projects. Under master service agreements, we agree to provide, for a period of several years, all specified service requirements to our customer within a given geographical territory. Under the terms of such agreements, the customer can typically terminate the agreement with 90 days prior written notice. The customer, with certain exceptions, agrees to purchase such requirements from us. Materials to be used in these jobs are generally provided by the customer. Master service agreements generally provide that we will furnish a specified unit of service for a specified unit price (e.g., fiber optic cable will be installed underground for a specified rate of dollars per foot). We recognize revenue under master service agreements as the related work is performed. We are currently a party to 52 master service agreements, which may be either bid or negotiated. Master service agreements are typically bid initially and may be extended by negotiation. The remainder of our services are provided pursuant to contracts for particular jobs. Long-term contracts relating to specific projects have terms in excess of one year from the contract date. Short-term contracts are generally from three to four months in duration from the contract date, depending upon the size of the project. Contract revenues from multi-year master service agreements and other long-term agreements represented 90% and 88%, respectively, of total contract revenues in fiscal 1998 and for the six-month period ended January 31, 1999. Contract revenues for fiscal 1998 and for the six-month period ended January 31, 1999 from multi-year master service agreements represented 49% and 47%, respectively, of total contract revenues.

     Cost of earned revenues includes all direct costs of providing services under our contracts, other than depreciation on fixed assets owned by us or utilized by us under capital leases, which are included in depreciation and amortization expense. Cost of earned revenues includes all costs of construction personnel, subcontractor costs, all costs associated with operation of equipment, excluding depreciation, materials not supplied by the customer and insurance. Because we are primarily self-insured for automobile and general liability, workers' compensation, and employee group health claims, a change in experience or actuarial assumptions that did not affect the rate of claims payments could nonetheless materially adversely affect results of operations in a particular period. General and administrative costs include all costs of holding company and subsidiary management personnel, rent, utilities, travel and centralized costs such as insurance administration, interest on debt, professional costs and certain clerical and administrative overhead. Our management personnel, including subsidiary management, undertake all sales and marketing functions as part of their management responsibilities and, accordingly, we do not incur material selling expenses.

     We were founded in 1969 and witnessed significant growth during the 1980's as the result of increasing competitive growth in the long distance telephone market and the needs of the long distance carriers to replace their copper cabling with fiber optic cable. Through 1990, we acquired nine operating subsidiaries. As long distance carriers completed most of their long haul lines in the late 1980's, we shifted our focus to the local exchange carrier market. During the early 1990's, our results of operations were materially adversely affected by a number of internal developments, including (i) adjustments taken to insurance reserves in fiscal 1991, (ii) write-offs of intangible assets, including goodwill, of $24.3 million and $1.4 million in fiscal 1993 and fiscal 1994, respectively, incurred in connection with four acquisitions, which contributed to substantial net losses in those years, and (iii) significant costs and distraction of management attention associated with a range of litigation and a governmental investigation, including shareholder litigation and protracted litigation with a former officer involved in a takeover effort. All of these matters were concluded in or before fiscal 1995. We do not believe that any of the events or circumstances we faced in the early 1990's are indicative of the manner in which we currently operate or future prospects.

RECENT ACQUISITIONS

     In February 1999, we acquired Locating, a Washington state-based company, for $10.0 million. Locating provides underground utility locating services used to map and mark utilities for cable television providers, multiple system operators, telephone companies and electrical and gas utilities. Locating will operate as a wholly-owned subsidiary of Dycom.

     In March 1999, we completed the acquisitions of ECC, a Kentucky-based company that builds and installs new cable television systems and provides repair and expansion services to cable television systems in several states, and Apex, also a Kentucky-based company, which installs direct broadcast satellite systems and provides cable sales and repair services in several states, for an aggregate purchase price of $21,750,000 and 774,194 shares of our common stock. Prior to the acquisitions of ECC and Apex, the three stockholders of ECC owned 80% of the outstanding shares of common stock of Apex. Both ECC and Apex will operate as wholly-owned subsidiaries of Dycom.

     On a pro forma basis, these acquisitions would have provided us with additional revenues of $68.6 million and $33.8 million for the fiscal year ended July 31, 1998 and the six-month period ended January 31, 1999, respectively.

RESULTS OF OPERATIONS

     The following table sets forth, as a percentage of contract revenues earned, certain items in our statement of operations for the periods indicated:

                                                                                  SIX MONTHS
                                                        FISCAL YEAR ENDED           ENDED
                                                            JULY 31,             JANUARY 31,
                                                     -----------------------    --------------
                                                     1996     1997     1998     1998     1999
                                                     -----    -----    -----    -----    -----
REVENUES:
  Contract revenues earned.......................    100.0%   100.0%   100.0%   100.0%   100.0%
  Other, net.....................................      0.6      0.4      0.7      0.6      0.7
                                                     -----    -----    -----    -----    -----
          Total revenues.........................    100.6    100.4    100.7    100.6    100.7
EXPENSES:
  Cost of earned revenues, excluding
     depreciation................................     80.7     79.0     77.3     78.5     75.3
  General and administrative.....................      9.9      9.9     10.0      9.3      9.8
  Depreciation and amortization..................      4.3      3.8      3.6      3.7      4.0
                                                     -----    -----    -----    -----    -----
          Total expenses.........................     94.9     92.7     90.9     91.5     89.1
                                                     -----    -----    -----    -----    -----
Income before income taxes.......................      5.7      7.7      9.8      9.1     11.6
Provision for income taxes.......................      1.7      2.6      3.6      2.9      4.7
                                                     -----    -----    -----    -----    -----
Net income.......................................      4.0      5.1      6.2      6.2      6.9%
                                                                                         =====
Pro forma adjustment to income tax
  provision(1)...................................      0.3      0.6      0.3      0.9
                                                     -----    -----    -----    -----
Pro forma net income(1)..........................      3.7%     4.5%     5.9%     5.3%
                                                     =====    =====    =====    =====

---------------
(1) Reflects a provision for federal income taxes on pooled companies which were previously "S Corporations" and recorded no provision for federal income taxes. See Note 1 of the Notes to Consolidated Financial Statements.

SIX MONTHS ENDED JANUARY 31, 1999 COMPARED TO SIX MONTHS ENDED JANUARY 31, 1998

     Revenues. For the six-month period ended January 31, 1999, contract revenues increased $33.5 million, or 19.5%, to $205.3 million as compared to $171.8 million for the corresponding period in the previous fiscal year. Of this increase, $32.3 million was attributable to the telecommunications services group, $1.0 million was attributable to the underground utility locating services group, and $0.2 million was attributable to the electrical construction and maintenance services group, reflecting an increased market demand for our services.

     During the six-month period ended January 31, 1999, we recognized $185.7 million of contract revenues from the telecommunications services group as compared to $153.4 million for the same period in the previous fiscal year, an increase of 21.1%. The increase in our telecommunications services group contract revenues reflects increased volume of projects and activities associated with cable television construction services which increased by $10.8 million to $84.0 million in the six-month period ended January 31, 1999. Of the remaining $21.5 million increase in telecommunications contract revenues, $16.1 million related to geographic expansion and an increased volume of services to existing customers under the terms of several new master service agreements. Contract revenues recognized from the electrical construction and maintenance services group was $10.1 million and $9.9 million, respectively, for the six months ended January 31, 1999 and 1998. We recognized contract revenues of $9.5 million from the underground utility locating services group in the six months ended January 31, 1999 as compared to $8.5 million in the same period last year, an increase of 11.2%.

     Contract revenues from multi-year master service agreements and other long-term agreements represented 88% and 89% of total contract revenues in the six months ended January 31, 1999 and 1998, respectively. Contract revenues from multi-year master service agreements represented 47% of total contract revenues in each of the six months ended January 31, 1999 and 1998.

     Costs of Earned Revenues. Costs of earned revenues increased $19.6 million to $154.6 million in the six months ended January 31, 1999 from $135.0 million in the six months ended January 31, 1998, but decreased as a percentage of contract revenues to 75.3% from 78.5%. Insurance and equipment costs declined as a percentage of contract revenues as a result of effective management of insurance claims, positive results of the corporate safety program, and the buy-out of certain operating leases. Other factors affecting the improved operating margin include increased productivity of our labor force combined with the effective utilization of subcontractors to meet labor demands.

     General and Administrative Expenses. General and administrative expenses increased $4.2 million to $20.2 million in the six months ended January 31, 1999 from $16.0 million in the six months ended January 31, 1998. The increase in general and administrative expenses for the six months ended January 31, 1999, as compared to the same period last year, was primarily attributable to increases in administrative salaries, employee benefits and payroll taxes of $3.0 million, registration costs of $0.4 million, and other general and administrative expenses of $1.2 million offset by a reduction in interest costs of $0.4 million associated with the declining balance of notes payable.

     Depreciation and Amortization. Depreciation and amortization increased $1.8 million to $8.1 million in the six months ending January 31, 1999 as compared to $6.3 million in the same period last year. The increase in depreciation and amortization was due to capital expenditures of $22.8 million in the six-month period ended January 31, 1999 as compared to $10.0 million in the six-month period ended January 31, 1998, an increase of $12.8 million. The increased purchases represent capital expenditures in the ordinary course of business, equipment purchased for the start-up of certain long-term contracts, and the buy-out of operating leases on terms favorable to us.

     Income Taxes. The provision for income taxes was $9.6 million in the six-month period ended January 31, 1999 as compared to $5.1 million in the same period last year. Our effective tax rate was 40.5% in the six-month period ended January 31, 1999 as compared to 32.3% in the same period last year. The effective tax rate differs from the statutory rate due to state income taxes, income of Subchapter S Corporations (CCI and ITI) being taxed to their stockholders, the amortization of intangible assets that do not provide a tax benefit, and other non-deductible expenses for tax purposes. For the six-month period ended January 31, 1998, the provision for income taxes has been adjusted to reflect a pro forma tax provision for pooled companies which were previously Subchapter S Corporations. The pro forma provision for income taxes was $6.5 million and the pro forma effective tax rate was 41.6% for the six month period ended January 31, 1998.

     Net Income. Net income increased to $14.1 million for the six-month period ended January 31, 1999 as compared with net income of $10.6 million in the corresponding period in fiscal year 1998, a 33.4% increase.

YEAR ENDED JULY 31, 1998 COMPARED TO YEAR ENDED JULY 31, 1997

     Revenues. Contract revenues increased $57.5 million, or 18.5%, to $368.7 million in fiscal 1998 from $311.2 million in fiscal 1997. Of this increase, $51.8 million was attributable to the telecommunications services group, $2.8 million was attributable to the electrical construction and maintenance services group and $2.9 million was attributable to the underground utility locating services group, reflecting an increased overall market demand for our services.

     During fiscal 1998, we recognized $330.6 million of contract revenues from the telecommunications services group as compared to $278.8 million in fiscal 1997. The increase in our telecommunications services group contract revenues reflects an increased volume of projects and activity in fiscal 1998 associated with cable television services, which increased by $36.9 million to $153.5 million in fiscal 1998 from $116.6 million in fiscal 1997. Contract revenues in the telecommunications services group also increased for services performed in the design and installation of broadband networks, telephone engineering services, telephony splicing services, premise wiring services, and revenues from services performed under master service agreements. We recognized contract revenues of $20.2 million from the electrical construction and maintenance services group in fiscal 1998 as compared to $17.4 million fiscal

1997, an increase of 16.1%. We recognized contract revenues of $17.9 million from underground utility locating services in fiscal 1998 as compared to $15.0 million in fiscal 1997, an increase of 19.3%.

     Contract revenues from multi-year master service agreements and other long-term agreements represented 90% of total contract revenues in fiscal 1998 as compared to 84% in fiscal 1997, of which contract revenues from multi-year master service agreements represented 49% of total contract revenues in fiscal 1998 as compared to 51% in fiscal 1997.

     Cost of Earned Revenues. Cost of earned revenues increased $39.0 million to $285.0 million in fiscal 1998 from $246.0 million in fiscal 1997, but decreased as a percentage of contract revenues to 77.3% from 79.0%. Direct materials, equipment costs, and other direct costs declined slightly as a percentage of contract revenues as a result of improved productivity and the utilization of more modern equipment.

     General and Administrative Expenses. General and administrative expenses increased $5.9 million to $36.7 million in fiscal 1998 from $30.8 million in fiscal 1997, and increased slightly as a percentage of contract revenues to 10.0% from 9.9%. The increase in general and administrative expenses was primarily attributable to a $2.4 million increase in administrative salaries, bonuses, employee benefits and payroll taxes and an increase of $1.2 million in the provision for doubtful accounts. Acquisition and merger related expenses charged to general and administrative expenses were $0.6 million and $0.4 million in fiscal 1998 and 1997, respectively.

     Depreciation and Amortization. Depreciation and amortization expense increased $1.7 million to $13.5 million in fiscal 1998 from $11.8 million in fiscal 1997, but decreased as a percentage of contract revenues to 3.6% from 3.8%. The increase in amount reflects the depreciation of additional capital expenditures incurred in the ordinary course of business.

     Income Taxes. The provision for income taxes was $13.0 million in fiscal 1998 as compared to $8.0 million in fiscal 1997. The provision for income taxes for 1998 reflects a reduction of $0.4 million in a valuation allowance relative to certain deferred tax assets. Our effective tax rate was 36.2% in fiscal 1998 as compared to 33.5% in fiscal 1997. The effective tax rate differs from the statutory tax rate due to state income taxes, income of Subchapter S Corporations (CCI and ITI) being taxed to their stockholders, the amortization of intangible assets that do not provide a tax benefit, other non-deductible expenses for tax purposes and the reduction in a valuation allowance relative to certain deferred tax assets. As of the date of the merger, CCI and ITI recognized a combined deferred tax liability of $0.6 million which was included in the results of operations for the quarter ended April 30, 1998.

     The pro forma provision for income taxes to give effect to pooled S Corporations was $14.4 million in fiscal 1998 as compared to $9.8 million in fiscal 1997. The pro forma effective tax rate was 40.0% in fiscal 1998 and 41.4% in fiscal 1997.

     Net Income. Net income increased to $23.0 million in fiscal 1998 from $15.8 million in fiscal 1997, a 45.7% increase. Pro forma net income increased to $21.7 million in fiscal 1998 from $13.9 million in fiscal 1997, a 55.5% increase.

YEAR ENDED JULY 31, 1997 COMPARED TO YEAR ENDED JULY 31, 1996

     Revenues. Contract revenues increased $65.3 million, or 26.6%, to $311.2 million in fiscal 1997 from $245.9 million in fiscal 1996. Of this increase, $57.3 million was attributable to the telecommunications services group, $6.7 million was attributable to the electrical construction and maintenance services group and $1.3 million was attributable to the underground utility locating services group, reflecting an increased overall market demand for our services. During fiscal 1997, we recognized $278.8 million of contract revenues from the telecommunications services group as compared to $221.5 million in fiscal 1996. The increase in our telecommunications services group reflects an increased volume of projects and activity in fiscal 1997 associated with cable television services, which increased by $32.4 million to $116.6 million in fiscal 1997 from $84.2 million in fiscal 1996, the design and installation of broadband networks, telephony engineering services, and premise wiring services, partially offset by a slight decline in contract revenues from services performed under master service agreements. Contract revenues from master service agreements were a significant source of our revenues, representing approximately 51% of total contract revenues in fiscal 1997 as compared to 56% in fiscal 1996. We recognized contract revenues of $17.4 million from electrical construction and maintenance services in fiscal 1997 as compared to $10.7 million in fiscal 1996, an increase of 62.6%. We recognized contract revenues of $15.0 million from underground utility locating services in fiscal 1997 as compared to $13.7 million in fiscal 1996, an increase of 9.5%.

     Contract revenues from long-term agreements represented 84% of total contract revenues in fiscal 1997 as compared to 87% in fiscal 1996. In addition, contract revenues from master service agreements continued to be a significant source of our revenues, representing 51% of total contract revenues in fiscal 1997 as compared to 56% in fiscal 1996.

     Costs of Earned Revenues. Costs of earned revenues increased $47.6 million to $246.0 million in fiscal 1997 from $198.4 million in fiscal 1996, but decreased as a percentage of contract revenues to 79.0% from 80.7%. Direct labor, equipment and materials costs declined slightly as a percentage of contract revenues as a result of improved productivity in the labor force and the utilization of more modern equipment. Additionally, insurance costs declined by approximately $1.6 million as a result of fewer claims arising in fiscal 1997.

     General and Administrative Expenses. General and administrative expenses increased $6.4 million to $30.8 million in fiscal 1997 from $24.4 million in fiscal 1996, but remained stable at 9.9% of contract revenues. The increase in general and administrative expenses was primarily attributable to a $4.1 million increase in administrative salaries, bonuses, employee benefits and payroll taxes. We also incurred professional and related expenses associated with the CCG Acquisition of $0.4 million in fiscal 1997.

     Depreciation and Amortization. Depreciation and amortization expense increased $1.4 million to $11.8 million in fiscal 1997 from $10.4 million in fiscal 1996, but decreased as a percentage of contract revenues to 3.8% from 4.3%. The increase in amount reflects the depreciation of additional capital expenditures incurred in the ordinary course of business.

     Income Taxes. The provision for income taxes was $8.0 million in fiscal 1997 as compared to $4.1 million in fiscal 1996. The provision for income taxes for fiscal 1996 reflects a reduction of $1.1 million in a valuation allowance relative to certain deferred tax assets. Our effective tax rate was 33.5% in fiscal 1997 as compared to 29.4% in fiscal 1996. The effective tax rate differs from the statutory tax rate due to state income taxes, taxable income of Subchapter S Corporations (CCI and ITI) being taxed to their stockholders, the amortization of intangible assets that do not provide a tax benefit, other non-deductible expenses for tax purposes and, in fiscal 1996, the reduction in a valuation allowance relative to certain deferred tax assets.

     The pro forma provision for income taxes to give effect to pooled S Corporations was $9.8 million in fiscal 1997 as compared to $4.9 million in fiscal 1996. The pro forma effective tax rate was 41.4% in fiscal 1997 and 34.6% in fiscal 1996.

     Net Income. Net income increased to $15.8 million in fiscal 1997 from $9.9 million in fiscal 1996, a 59.4% increase.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth historical financial data for the fiscal quarters of 1997, 1998 and 1999 through January 31, 1999. This quarterly information is unaudited, but has been prepared on a basis consistent with our audited financial statements presented elsewhere herein and, in our opinion, includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented. The operating results for any quarter are not necessarily indicative of the results for any future period.

                                                              QUARTER ENDED
                                     ---------------------------------------------------------------
                                                 FISCAL YEAR 1997                 FISCAL YEAR 1998
                                     -----------------------------------------   -------------------
                                     OCT. 31,   JAN. 31,   APR. 30,   JULY 31,   OCT. 31,   JAN. 31,
                                       1996       1997       1997       1997       1997       1998
                                     --------   --------   --------   --------   --------   --------
                                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Total revenues.....................   $72.2      $71.8      $80.8      $87.6      $91.4      $81.5
Income before income taxes.........     5.1        4.0        6.1        8.6        8.4        7.3
Net income.........................     3.4        2.6        4.2        5.6        5.7        4.9
Earnings per share:
  Basic............................   $0.18      $0.14      $0.22      $0.30      $0.30      $0.23
  Diluted..........................    0.18       0.13       0.22       0.29       0.30       0.22
Pro forma net income(1)............   $ 2.9      $ 2.5      $ 3.6      $ 4.9      $ 4.8      $ 4.3
Pro forma earnings per share:(1)
  Basic............................   $0.15      $0.13      $0.19      $0.26      $0.25      $0.20
  Diluted..........................    0.15       0.13       0.19       0.26       0.25       0.20
AS A PERCENTAGE OF TOTAL REVENUES:
Total revenues.....................   100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
Income before income taxes.........     7.1        5.5        7.5        9.9        9.2        8.9
Net income.........................     4.7        3.6        5.2        6.5        6.3        6.0
Pro forma net income(1)............     4.0        3.5        4.5        5.6        5.3        5.3

                                                   QUARTER ENDED
                                     -----------------------------------------
                                      FISCAL YEAR 1998      FISCAL YEAR 1999
                                     -------------------   -------------------
                                     APR. 30,   JULY 31,   OCT. 31,   JAN. 31,
                                       1998       1998       1998       1999
                                     --------   --------   --------   --------
                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Total revenues.....................   $96.9      $101.6     $109.3     $97.5
Income before income taxes.........     8.8        11.6       12.6      11.2
Net income.........................     5.3         7.1        7.5       6.7
Earnings per share:
  Basic............................   $0.24      $ 0.32     $ 0.34     $0.30
  Diluted..........................    0.24        0.32       0.33      0.29
Pro forma net income(1)............   $ 5.4
Pro forma earnings per share:(1)
  Basic............................   $0.25
  Diluted..........................    0.24
AS A PERCENTAGE OF TOTAL REVENUES:
Total revenues.....................   100.0%      100.0%     100.0%    100.0%
Income before income taxes.........     9.1        11.4       11.6      11.5
Net income.........................     5.5         7.0        6.9       6.9
Pro forma net income(1)............     5.6

---------------

(1) Reflects a provision for federal income taxes on pooled companies which were previously "S Corporations" and recorded no provision for federal income taxes. See Note 1 of the Notes to Consolidated Financial Statements.

     We have historically experienced variability in revenues, income before income taxes and net income on a quarterly basis. A significant amount of this variability is due to the fact that our business is subject to seasonal fluctuations, with activity in our second and occasionally third fiscal quarters (the quarters ended January 31 and April 30 in a given fiscal year) being adversely affected by weather. For example, our revenues, income before income taxes and net income for the second quarter of fiscal 1997 and 1998 were adversely affected by severe winter weather, including significant snowfall, experienced during that time. In addition, budgetary spending patterns of significant customers, which often run on a calendar year basis, have resulted in greater volatility of second fiscal quarter results. We have witnessed increased sales of engineering services in recent years, and an increase in the level of such services may offset the effect of these seasonal factors, although no assurance can be given.

     We have experienced and expect to continue to experience quarterly fluctuations in revenues, income before income taxes and net income as a result of other factors, including the timing and volume of customers' construction and maintenance projects, the commencement, renewal or termination of master service agreements, safety performance and the timing of additional costs to support growth by acquisition or otherwise.

LIQUIDITY AND CAPITAL RESOURCES

     Our needs for capital are attributable primarily to our needs for equipment to support our contractual commitments to customers and our needs for working capital sufficient for general corporate purposes. Capital expenditures have been financed by operating and capital leases, bank borrowings and internal cash flow. To the extent that we seek to grow by acquisitions that involve consideration other than our stock, our capital requirements may increase, although we are not currently subject to any commitments or obligations with respect to any acquisitions. Our sources of cash have historically been from operating activities, bank borrowings, proceeds arising from the sale of idle and surplus equipment and real property, and the public offering of our common stock.

     For fiscal 1998, net cash provided by operating activities was $30.6 million compared to $12.8 million for fiscal 1997 and $19.5 million for fiscal 1996. Net income and non-cash charges are the primary sources of operating cash flow. The increase in net cash provided by operating activities in fiscal 1998 was due primarily to an increase in net income and other non-cash expenses. The increase was also attributable to funds advanced by a customer for materials and start-up expenses related to certain long-term construction contracts. The amounts advanced at July 31, 1998 were $9.4 million. For the six-month period ended January 31, 1999, net cash provided by operating activities was $24.3 million compared to $10.4 million for the six-month period ended January 31, 1998. Working capital items contributed $2.2 million to operating cash flow for the six-month period ended January 31, 1999 principally through a decrease in accounts receivable and an increase in accounts payable offset by an increase in other current assets and unbilled revenues and a decrease in income taxes payable.

     For fiscal 1998, net cash used in investing activities for capital expenditures was $21.5 million, compared to $16.1 million in fiscal 1997 and $13.5 million in fiscal 1996. For fiscal 1998 and fiscal 1997, these capital expenditures were for the normal replacement of equipment and the buy out of certain operating leases on terms favorable to us. For fiscal 1996, these capital expenditures were for normal equipment replacement and for additional equipment purchases made by the underground utility locating group to service new geographic areas. In addition to equipment purchases, we obtained approximately $2.2 million of equipment in fiscal 1998, $3.3 million of equipment in fiscal 1997, and $3.0 million of equipment in fiscal 1996 under noncancellable operating leases. In the six-month period ended January 31, 1999, net cash used in investing activities was $26.0 million as compared to $9.0 million for the same period last year. For the six-month period ended January 31, 1999, capital expenditures of $22.8 million were for the normal replacement of equipment in the ordinary course of business, equipment purchased for the start up of certain long-term contracts, and the buy-out of operating leases on terms favorable to us.

     In August 1998, we purchased a 13.0% equity interest in Witten Technologies, Inc. ("Witten") for $3.0 million. Witten has developed, and is the owner of, various proprietary technologies and materials relating to ground-penetrating radar and the use of other electromagnetic frequencies. In addition to the equity received, we have acquired an exclusive license to market certain technologies within the United States and Canada. Witten is being accounted for as an unconsolidated affiliate. Additionally, we purchased assets of a business, which included a non-compete agreement, for $750,000 for use in the telecommunications services group.

     At January 31, 1999, we had outstanding borrowings of $15.4 million against our $85.0 million credit facility consisting of (i) $2.6 million of advances under the equipment and small business purchase facility and (ii) $12.8 million outstanding under the term-loan facility. The interest rate on the outstanding equipment advances was at LIBOR plus 1.75% or 7.0% and the interest rate on the outstanding term loan was at the bank's prime interest rate minus 0.50% or 7.25%. In addition, we had $11.4 million in outstanding letters of credit issued as security to our insurance administrators as part of our self-insurance program.

     Subsequent to January 31, 1999, we utilized the available credit facility to finance the cash portion of the Locating and ECC acquisitions. The total cash portion of these acquisitions was $31.8 million.

     Our bank credit agreement provides for a total facility of up to $85.0 million. The credit facility provides for (i) a $30.0 million revolving working capital facility; (ii) a $15.0 million standby letter of credit facility; (iii) a $25.0 million revolving equipment acquisition and small business purchase facility; and (iv) a $15.0 million five-year term loan.

     The five-year term loan facility is payable in quarterly installments through April 2003. During the six months ended January 31, 1999, we repaid $1.5 million on this facility. The revolving equipment acquisition and small business purchase facility, the revolving working capital facility and the standby letter of credit facility are available for a two-year period. At January 31, 1999, we had available borrowing capacity of $22.4 million under the revolving equipment acquisition and small business purchase facility, $30.0 million under the revolving working capital facility and $3.6 million under the standby letter of credit facility.

     The credit agreement requires us to maintain certain financial covenants and conditions. The credit agreement restricts encumbrances on assets and the creation of additional indebtedness and limits the payment of cash dividends to fifty percent of each fiscal year's after tax profits. All obligations under the credit agreement are unconditionally guaranteed by our subsidiaries and secured by certain property and assets of Dycom and its subsidiaries. At January 31, 1999, we were in compliance with all the covenants and conditions under the credit agreement.

     Our acquired subsidiaries, CCI and ITI, had outstanding credit facilities prior to our acquisition of such companies. CCI had a $5.2 million revolving credit facility for funding working capital and a $2.0 million term note incurred to purchase equipment. ITI had a $2.0 million revolving credit facility for funding working capital and a $0.5 million multiple advance term facility for equipment acquisitions. During the fourth quarter of fiscal 1998, we paid off the outstanding balances of $8.1 million under these facilities with existing cash balances and subsequently terminated such facilities.

     In the six-month period ended January 31, 1999, net cash used in financing activities was $0.2 million which was primarily attributable to normal debt payments, under the terms of our bank credit agreement, of $2.4 million offset by funds received from the exercise of stock options of $2.2 million during the period.

     We foresee our capital resources together with existing cash balances to be sufficient to meet our financial obligations, including the scheduled debt payments under our credit agreement and operating lease commitments, and to support our normal replacement of equipment at our current level of business for at least the next twelve months. Our future operating results and cash flows may be affected by a number of factors including our success in bidding on future contracts and our continued ability to effectively manage controllable costs.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. This statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This statement is effective for fiscal years beginning after December 15, 1997.

     In June 1997, the FASB issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information," which establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes the standards for related disclosures about products and services, geographic areas, and major customers. This statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. The financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This statement is effective for financial statements for periods beginning after December 15, 1997.

     In February 1998, the FASB issued SFAS No. 132 "Employees Disclosures About Pension and Other Postretirement Benefits," which revises certain disclosures about pension and other postretirement benefit plans. This statement does not change the measurement and recognition methods for pensions or postretirement benefits costs reported in financial statements. This statement is effective for fiscal years beginning after December 15, 1997.

     In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," which establishes standards for the accounting and reporting of derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for financial statements for periods beginning after June 15, 1999.

     We are currently evaluating the requirements and related disclosures of SFAS No. 130, 131, 132 and 133.

YEAR 2000 COMPLIANCE

     We have reviewed our computer systems to identify those areas that could be adversely affected by year 2000 software failures. We have converted approximately 85% of our information systems to be year 2000 compliant. We have incurred approximately $1.4 million through January 31, 1999 and will incur approximately $0.5 million in the remainder of fiscal 1999 to complete the information system conversions, including the implementation and conversion cost of our recently acquired subsidiaries. We believe that our systems are year 2000 compliant and any additional expenditures that may be required in connection with the year 2000 issue are not expected to be material. In addition, we believe that many of our customers, particularly local exchange and long distance carriers and cable multiple system operators, are also impacted by the year 2000 issue, which in turn could affect us. We are assessing the compliance efforts of our major customers and suppliers. If the systems of certain of our customers and suppliers, particularly the local exchange and long distance carriers and cable multiple system operators and others on whose services we depend or with whom our systems interface, are not year 2000 compliant, it could have a material adverse effect on us. We will be formulating a contingency plan prior to the end of the current fiscal year to address the possible side effects, if any, of our customers and suppliers experiencing year 2000 problems.

                                    BUSINESS

OVERVIEW

     We are a leading provider of engineering, construction and maintenance services to telecommunications and utility providers throughout the United States. Our comprehensive range of telecommunications services include the engineering, placement and maintenance of aerial, underground, and buried fiber-optic, coaxial and copper cable systems owned by local and long distance telephone companies, competitive local exchange carriers, and cable television multiple system operators. Additionally, we provide similar services related to the installation of integrated voice, data, and video local and wide area networks within office buildings and similar structures and the installation of direct broadcast satellite systems. We also perform underground utility locating and electric utility contracting services. For fiscal 1998 and for the six-month period ended January 31, 1999, telecommunications services contributed approximately 90% of our contract revenues, underground utility locating services contributed approximately 5% and electrical construction and maintenance services contributed approximately 5%.

     Through our fourteen wholly-owned and independently operating subsidiaries, we have long-standing relationships with many leading local exchange carriers, long distance providers, competitive access providers, cable television multiple system operators and electric utilities. Such key customers include BellSouth Telecommunications, Inc., Comcast Cable Communications, Inc., MediaOne, Inc., Tele-Communications, Inc., Sprint Corporation, GTE Corporation, U.S. West Communications, Inc. and Florida Power and Light Company. During fiscal 1998 and the six-month period ended January 31, 1999, approximately 90% and 88%, respectively, of our revenues came from multi-year master service agreements and other long-term agreements with large telecommunications providers and electric utilities.

RECENT ACQUISITIONS

     In July 1997, we acquired CCG, a Pennsylvania-based provider of construction services to cable television multiple system operators. In April 1998, we acquired CCI, a Georgia-based firm that provides construction services to cable television multiple system operators, and ITI, a Missouri-based firm that provides construction and engineering services to local and long distance telephone companies. Each of these acquisitions was accounted for as a pooling of interests. These transactions have diversified our telephone company customer base to include a broader mix of work for cable television multiple system operators. The acquisition of CCG also created a greater geographic presence for us in the Mid-Atlantic, Midwest and Northeast regions of the United States, while the acquisitions of CCI and ITI have further expanded our operations in the Midwest, Upper Midwest, Rocky Mountain and West Coast regions of the United States.

     In February 1999, we acquired Locating, a Washington state-based company, for $10.0 million. Locating provides underground utility locating services used to map and mark utilities for cable television providers, multiple system operators, telephone companies and electrical and gas utilities. Our acquisition of Locating expands our presence in the underground utility locating services industry and our geographic presence in the West Coast region of the United States.

     On March 31, 1999, we completed the acquisitions of ECC, a Kentucky-based company that builds and installs new cable television systems and provides repair and expansion services to cable television systems in several states, and Apex, also a Kentucky-based company, which installs direct broadcast satellite systems and provides cable sales and repair services in several Midwestern states, for an aggregate purchase price of $21,750,000 and 774,194 shares of our common stock. Prior to the acquisitions of ECC and Apex, the three stockholders of ECC owned 80% of the outstanding shares of common stock of Apex. Both ECC and Apex will operate as wholly-owned subsidiaries of Dycom.

     In connection with the acquisitions of CCG, CCI, ITI, Locating and ECC we entered into five year employment contracts with certain executive officers and selling stockholders of each of the acquired companies.

INDUSTRY OVERVIEW

     The telecommunications industry is undergoing rapid change. Deregulation, competitive deployment of networks and growth in consumer demand for enhanced telecommunications services create the need for the construction of additional telecommunications infrastructure for new and existing providers. As a result of this increased need for upgraded and expanded telecommunications infrastructure and the focus on reducing costs, telecommunications providers have been outsourcing and are expected to continue to outsource their telecommunications infrastructure engineering, construction and maintenance requirements.

     Deregulation. The Telecom Act, enacted on February 8, 1996, substantially revised the Federal Communications Act of 1934. It established a dual federal-state regulatory framework for eliminating certain barriers to competition faced by competitors of incumbent local exchange carriers. Among other things, it preempts state and local government control over access to the telecommunications market and opens such market to new entrants. The elimination of entry barriers will lead to increased construction of competing telecommunications networks as competitive telecommunications providers, existing as well as new, expand into new markets and offer services that once were reserved for incumbents. The competition generated by the Telecom Act is expected to continue to spur existing service providers to expand and improve their existing facilities.

     While the Telecom Act significantly removed barriers to competition, many state regulatory commissions have modified regulation of telecommunications providers. Historically, telecommunications providers were limited by state regulations to earning a predetermined return on capital investments. Since 1994, most of the states have repealed such regulations, substituting regulations which limit the price telecommunications providers may charge consumers, while eliminating the caps on the profits they may earn. These new state regulatory frameworks eliminate profit guarantees for telecommunications providers, while offering the potential for enhanced profitability. The combined effect of increased competition and the prospects for greater profitability will lead new and existing telecommunications providers to become increasingly efficient in constructing and maintaining telecommunications infrastructure.

     Competitive Deployment of Networks. Telecommunications providers and cable television multiple system operators are actively expanding networks to provide their customers with a combined offering of voice, video and data communications services. Additionally, electric utilities are currently using fiber optic technology to develop and maintain demand monitoring systems. These systems can be used as a means of controlling the need to build additional generation capacity and also provide electric utilities opportunities to market excess communications capacity to telecommunications providers. Once built, these systems will require continuous maintenance and periodic upgrading. Such additional telecommunications infrastructure will also permit long distance carriers and content providers to connect customers without the need to pay exchange access fees to their competitors, local exchange carriers or cable companies.

     Growth in Consumer Demand. Increasing consumer demand is also spurring growth in the telecommunications industry. Not only has the amount of traditional telephone voice traffic increased, but the growth of personal computers and modems has created significant data traffic from a wide variety of sources. For example, businesses with multiple locations increasingly require geographically dispersed local area networks to be linked in sophisticated wide area networks handling large volumes of telecommunications traffic. In addition, the Internet has expanded beyond its traditional data transmission and file-sharing functions to offer e-mail, new data sources, commercial services, transaction processing, independent bulletin boards, the World Wide Web and voice transmission. To handle the growing volume of communications traffic and to provide faster and higher quality transmission, telecommunications providers will be required to upgrade and expand their telecommunications networks and related infrastructure.

     Consumer demand for services provided over fiber optic cable has resulted in a demand for broader bandwidth. Limited by the size of the cable or other facilities through which communications flow, bandwidth controls both the speed and breadth of voice, video and data communications. Because of the physical limitations of the existing network facilities, there is an immediate need to upgrade facilities with new and innovative technology, expanding and, in many cases, replacing existing telecommunications infrastructure to allow for increased bandwidth and the resultant faster and greater volume of communications flow.

     Even local governments are increasingly becoming directly involved in telecommunications network construction because of the perception that telecommunications infrastructure is essential to economic growth. Local governments spur increased demand for cable television construction services by imposing requirements for improved services as a precondition to renewal of franchises. Additionally, in some cases, local governments view the construction of such infrastructure as an appropriate governmental response to private enterprises' failure to act in a timely manner, and the cost of expanding and upgrading telecommunications infrastructure is appearing more frequently in governmental budgets.

     Increased Outsourcing. The need to upgrade and expand telecommunications infrastructure as a result of deregulation, competitive deployment of networks and the growth in consumer demand for enhanced telecommunications services is expected to continue to stimulate telecommunications providers to increase the current level of outsourcing to independent contractors who serve the industry. The outsourcing trend has largely been driven by the efforts of telecommunications providers to reduce costs and to focus on their core competencies. Independent contractors, such as us, typically have lower cost structures than the telecommunications providers, primarily as a result of the independent contractors' lower direct and overhead cost structures. In addition, we believe that telecommunications providers are seeking comprehensive solutions to their infrastructure needs by utilizing fewer qualified contractors to provide a full range of telecommunications infrastructure services.

     Participant Consolidation. Historically, our industry has been highly fragmented. Although industry annual revenues are estimated to be several billions of dollars, few of these companies are publicly traded. Most companies in our industry are small, privately-held companies with annual revenues of less than $100 million. While the industry has attracted some participation in the past from pipeline and power plant construction firms, to date these firms have not significantly impacted the industry.

     In response to the newly deregulated operating environment, the industry has experienced some increase in business combinations among the smaller private firms. The resulting combinations, for the most part, however, may be unable, due to resource constraints, to adequately meet the standards demanded by telecommunications providers seeking to outsource their telecommunications infrastructure services function. Going forward, service firms will need significant management expertise, technical capabilities and capital resources to provide the level of service necessary to gain significant market share. As a result, we believe that the industry will experience consolidation in the future and that strategic acquisition opportunities will continue to become available.

THE DYCOM SOLUTION

     We provide a comprehensive solution to telecommunications providers throughout the United States who need to deploy large and complex telecommunications infrastructure quickly and with a high level of quality. Our ability to serve a wide and diverse geographic area and our demonstrated expertise in engineering and construction project management give us a distinct competitive advantage in obtaining customer service contracts. As telecommunications providers begin to offer new and expanded services on a global basis, the time to market for these services is a critical factor in their success. We are able to rapidly mobilize our capital equipment, financial assets and personnel resources to effectively respond to the increasing scale and time constraints of customer demands. In addition, we have recently begun to offer our customers integrated engineering, procurement, construction and maintenance services on large-scale turnkey projects, which we believe distinguishes us from many of our competitors. We have offered our telecommunications engineering, construction and maintenance services solution on a national basis to local and long distance communications carriers, competitive access providers, cable television multiple system operators and electric utilities since 1984.

BUSINESS STRATEGY

     Our objective is to be a leading high quality and cost effective provider of engineering, construction and maintenance services to the telecommunications industry. To meet this objective, we have identified the following key business strategies:

     Leverage Expertise and Leadership Position. We believe that in this highly fragmented industry, our technical expertise and reputation should give us a competitive advantage in securing new business from our current customers, as well as from new customers. We believe that our reputation for quality and reliability, operating efficiency, financial and personnel resources, and technical expertise (e.g., ability to serve a wide geographic area and ability to provide customers with a comprehensive solution) provide us with a competitive advantage in bidding for and winning new contracts. We intend to pursue the larger, more technically complex telecommunications infrastructure projects where our technical expertise and reputation should have a greater impact. In addition, we believe that our ability to provide integrated engineering, procurement, construction and maintenance services on large-scale turnkey projects distinguishes us from many of our competitors.

     Effectively Utilize Decentralized Management. In order to enhance customer service, we maintain a focused, decentralized management structure. Our holding company structure emphasizes the importance of local subsidiary-based management teams, which are granted significant operating flexibility in running their business. We believe that this decentralized operating structure enables management to make decisions and mobilize resources more quickly based on knowledge of the local markets and the specific needs of their customers. We complement the decentralized operating structure by sharing operating information among our subsidiaries.

     Reduce Operating Costs and Increase Productivity. We believe that the cost savings in centralizing administrative tasks, such as insurance, asset management, and information technology through our holding company structure, combined with decentralized operating management, enables us to be a more cost-effective provider of telecommunications engineering, construction and maintenance services. As a service provider, the productivity of our own work force and the work of our subcontractors has the single largest impact on our cost structure. High quality, decentralized management assists us in maintaining quality performance from our work force, as well as managing our costs. In order to respond to peak demands for our services and to control labor expenses, we also redeploy manpower among our subsidiaries.

     Refine and Enhance Formal Estimating Process. We utilize proprietary software to collect, maintain and statistically analyze extensive amounts of historical cost and pricing information. Our operating subsidiaries collect detailed cost and pricing information on a state by state, customer by customer and job by job basis. We use this data and analysis as part of a formal estimating process when reviewing new business opportunities. We believe that, as a result of this process, we are able to price jobs more accurately and more effectively allocate our resources. We will continually seek to enhance the effectiveness of our proprietary software system by expanding the amount of information that we gather and improving our analysis of the data.

GROWTH STRATEGY

     As a result of the increased demand for telecommunications engineering, construction and maintenance services, greater emphasis on outsourcing of such services by telecommunications providers, and the fragmented nature of the industry, we believe there are significant opportunities to expand our business internally and through acquisitions.

     Internal Growth. We are focused on generating internal growth by: (i) increasing the volume of services to existing customers; (ii) expanding the scope of services to existing customers; (iii) broadening our customer base; and
(iv) geographically expanding our service area. We are also seeking to reduce operating expenses and improve operating margins by centralizing costs such as insurance administration, asset management and information technology, thereby eliminating redundancies at the subsidiary level. Additionally, the competitive pressures of deregulation have prompted several existing customers to increase the outsourcing of noncore activities, which can provide opportunities for enhancing internal growth without necessarily requiring us to achieve market share gains.

     Growth Through Acquisitions. As part of our growth strategy, we intend to capitalize on the current opportunity to make strategic acquisitions of engineering, construction and maintenance services companies serving the telecommunications industry throughout the United States. We continually review and evaluate potential acquisition candidates and believe that as competition intensifies, smaller companies will seek to consolidate with companies such as us. We target acquisitions that provide complementary services in existing markets that we serve or allow expansion into new geographic areas. For our acquisition targets, our key criteria are profitability in excess of industry standards, stable and growing customer base, proven operational and technical competence, and experienced management that fits within our decentralized operating structure. Further, we seek the opportunity to realize cost savings by eliminating redundant costs and achieving economies of scale in certain items such as insurance, information technologies and administrative functions. We believe that we can attain significant revenue and earnings growth through acquisitions; however, there can be no assurance that we will be able to acquire and integrate such businesses successfully or that such acquisitions will have a positive effect on our operating results.

     We believe that a variety of attractive consolidation opportunities exist within the currently fragmented telecommunications engineering, construction and maintenance services industry and, while we are not currently a party to any agreements, understanding or arrangements regarding any material acquisitions, we are currently evaluating a number of potential acquisition prospects. We believe that additional acquisition opportunities may be available to implement our acquisition strategy upon completion of this offering.

SERVICES

  Telecommunications Services

     Engineering. We provide outside plant engineers and drafters to local exchange carriers and competitive access providers. We design aerial, buried and underground fiber optic and copper cable systems from the telephone central office to the ultimate consumer's home or business. Engineering services for local exchange carriers include the design of service area concept boxes, terminals, buried and aerial drops, transmission and central office equipment design and the proper administration of feeder and distribution cable pairs. For competitive access providers, we design building entrance laterals, fiber rings and conduit systems. We obtain rights of way and permits in support of engineering activities, and provide construction management and inspection personnel in conjunction with engineering services or on a stand alone basis. For cable television multiple system operators, we perform make ready studies, strand mapping, field walk out, computer-aided radio frequency design and drafting, and fiber cable routing and design.

     Construction and Maintenance. The services we provide include the placing and splicing of cable, excavation of trenches in which to place the cable, placement of related structures such as poles, anchors, conduits, manholes, cabinets and closures, placement of drop lines from the main distribution lines to the customer's home or business, and maintenance and removal of these facilities. In addition, we install and maintain transmission and central office equipment. We have the capacity to directionally bore the placement of cables, a highly specialized and increasingly necessary method of placing buried cable networks in congested urban and suburban markets where trenching is highly impractical. With our acquisition of Apex, we provide installation and maintenance services of direct broadcast satellite systems.

     Premise Wiring. We also provide premise wiring services to a variety of large corporations and certain governmental agencies. These services, unlike the engineering, construction and maintenance services provided under various master service agreements and to cable television multiple system operators, are limited to the installation, repair and maintenance of telecommunications infrastructure within improved structures. Projects include the placement and removal of various types of cable within buildings and individual offices. These services generally include the development of communication networks within a company or government agency related primarily to the establishment and maintenance of computer operations, telephone systems, Internet access and communications monitoring systems established for purposes of monitoring environmental controls or security procedures.

  Underground Utility Locating Services

     We are a provider of underground utility locating services, primarily to telecommunications providers. Under a variety of state laws, excavators are required to locate underground utilities prior to excavating. Utilities located include telephone, cable television, power and gas. Recently, excavators performing telecommunications network upgrades and expansions have generated significant growth in requests for underground utility locating, and we expect this trend to continue. We are currently a party to 30 underground utility locating contracts. We offer these services throughout the United States.

  Electrical Construction and Maintenance Services

     We perform electrical construction and maintenance services for electric companies. This construction is performed primarily as a stand alone service, although at times it is performed in conjunction with services for telecommunications providers. These services include installing and maintaining electrical transmission and distribution lines, setting utility poles and stringing electrical lines, principally above ground. The work performed often involves high voltage splicing and, on occasion, the installation of underground high voltage distribution systems. We also provide the repair and replacement of lines which are damaged or destroyed as a result of weather conditions.

  Revenues by Service Group

     For the fiscal years ended July 31, 1996, 1997 and 1998 and the six-month periods ended January 31, 1998 and 1999, the percentages of our total contract revenues earned were derived from telecommunications services, underground utility locating services and electrical construction and maintenance services as set forth below.

                                                                                       SIX MONTHS
                                                                                         ENDED
                                                    FISCAL YEAR ENDED JULY 31,        JANUARY 31,
                                                    ---------------------------      --------------
                                                    1996       1997       1998       1998      1999
                                                    -----      -----      -----      ----      ----
Telecommunications services.......................    90%        90%        90%       89%       90%
Underground utility locating services.............     6          5          5         5         5
Electrical construction and maintenance
  services........................................     4          5          5         6         5
                                                     ---        ---        ---       ---       ---
          Total...................................   100%       100%       100%      100%      100%
                                                     ===        ===        ===       ===       ===

CUSTOMER RELATIONSHIPS

     Our current customers include local exchange carriers such as BellSouth Telecommunications, Inc., SBC Communications, Inc., U.S. West Communications, Inc., Sprint Corporation, Ameritech Corporation, GTE Corporation, The Southern New England Telephone Company, Citizen Utilities and Cincinnati Bell Telephone. We also currently provide telecommunications engineering, construction and maintenance services to a number of cable television multiple system operators including Comcast Cable Communications Inc., Cablevision, Inc., Falcon Cable Media, Time Warner, Inc. and MediaOne, Inc. We also provide our services to long distance carriers such as MCI Telecommunications Corporation and AT&T Corporation, as well as to competitive access providers such as MFS Communications Company, Inc. Premise wiring services have been provided to, among others, Lucent Technologies, Inc., Duke University, International Business Machines Corporation, and several state governments. The Company also provides construction and maintenance support to Lee County Electrical Cooperative, Florida Power and Light Company, and Florida Power Corporation.

     While our customer base has broadened in recent years, our customer base remains highly concentrated, with our top five customers in fiscal years 1996, 1997 and 1998 and the first six months of fiscal year 1999 accounting in the aggregate for approximately 68%, 63%, 65% and 62%, respectively, of our contract revenues. During fiscal 1998 and the six-month period ended January 31, 1999, approximately 22% and 23%, respectively, of our contract revenues were derived from BellSouth Telecommunications, Inc., 24% and 21%, respectively, from Comcast Cable Communications, Inc. and 7% and 5%, respectively, from GTE Corporation. We believe that a substantial portion of our contract revenues and operating income will continue to be derived from a concentrated group of customers. The loss of any of such customers could have a material adverse effect on our business, financial condition and results of operations.

     A significant amount of our business is performed under master service agreements. These agreements with telecommunications providers are generally exclusive requirement contracts, with certain exceptions, including the customer's option to perform the services with its own regularly employed personnel. The agreements are typically three to five years in duration, although the terms typically permit the customer to terminate the agreement upon 90 days' prior written notice. Each agreement contemplates hundreds of individual construction and maintenance projects valued generally at less than $10,000 each. We bid on other jobs on a nonrecurring basis.

     Although historically master service agreements have been awarded through a competitive bidding process, recent trends have been toward securing or extending such contracts on negotiated terms. With the rapid expansion of the telecommunications market and the immediate need for upgrading existing, as well as constructing new, telecommunications infrastructure, we believe that more master service agreements will be awarded on the basis of negotiated terms as opposed to the competitive bidding process.

     Our sales and marketing efforts are primarily the responsibility of the management of our operating subsidiaries.

BACKLOG

     We view our backlog to be comprised of the uncompleted portion of services to be performed under job-specific contracts and the estimated value of future services that we expect to provide under long-term requirements contracts. Our backlog at July 31, 1998 was $467.7 million. We expect to complete approximately 60% of this backlog during fiscal 1999. Due to the nature of our contractual commitments, in many instances our customers are not committed to specific volumes of services to be purchased under a contract, but rather we are committed to perform these services if requested by the customer. However, the customer is obligated to obtain these services from us if they are not performed by the customer internally. Many of the contracts are multi-year agreements, and we include in our backlog the full amount of services projected to be performed over the life of the contract based on our historical relationships with our customers and experience in procurements of this nature. Historically, we have not experienced a material variance between the amount of services we expect to perform under a contract and the amount actually performed for a specified period. There can be no assurance, however, as to the customer's requirements during a particular period or that such estimates at any point in time are accurate.

SAFETY AND RISK MANAGEMENT

     We are committed to ensuring that our employees perform their work in the safest possible manner. We regularly communicate with our employees to promote safety and to instill safe work habits. Our risk manager, a holding company employee, reviews all accidents and claims throughout the operating subsidiaries, examines trends and implements changes in procedures or communications to address any safety issues.

     The primary claims arising in our business are workers' compensation and other personal injuries, various general liabilities, and vehicle liability (personal injury and property damage). We are self-insured for automobile liability up to $250,000, for general liability up to $250,000, and for workers' compensation, in states where we elect to do so, up to $500,000 per occurrence and $10.5 million annual aggregate. We have umbrella coverage up to a policy limit of $51.0 million.

     We carefully monitor claims and participate actively in claims estimates and adjustments. The estimated costs of self-insured claims, which include estimates for incurred but not reported claims, are accrued as liabilities on our balance sheet. Due to changes in our loss experience in recent years, insurance accruals have varied from year to year and have had an effect on operating margins. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 1 of the Notes to Consolidated Financial Statements.

COMPETITION

     The telecommunications engineering, construction and maintenance services industry in which we operate is highly competitive, requiring substantial resources and skilled and experienced personnel. We compete with other independent contractors in most of the markets in which we operate, several of which are large domestic companies that have greater financial, technical and marketing resources than us. In addition, there are relatively few, if any, barriers to entry into the markets in which we operate and, as a result, any organization that has adequate financial resources and access to technical expertise may become a competitor to us. A significant portion of our revenues are currently derived from master service agreements and price is often an important factor in the award of such agreements. Accordingly, we could be outbid by our competitors in an effort to procure such business. There can be no assurance that our competitors will not develop the expertise, experience and resources to provide services that are equal or superior in both price and quality to our services, or that we will be able to maintain or enhance our competitive position. We may also face competition from the in-house service organizations of our existing or prospective customers, including telecommunications providers, which employ personnel who perform some of the same types of services as those provided by us. Although a significant portion of these services is currently outsourced, there can be no assurance that our existing or prospective customers will continue to outsource telecommunications engineering, construction and maintenance services in the future.

     We believe that the principal competitive factors in the market for telecommunications engineering, construction and maintenance services include technical expertise, reputation, price, quality of service, availability of skilled technical personnel, geographic presence, breadth of service offerings, adherence to industry standards and financial stability. We believe that we compete favorably with our competitors on the basis of these competitive factors.

EMPLOYEES

     As of March 31, 1999, we employed 5,205 persons. Our workforce is primarily non-unionized. We have never experienced a work stoppage or strike. The number of employees of Dycom and our subsidiaries varies according to the work in progress. As a matter of course, we maintain a nucleus of technical and managerial personnel from which we draw to supervise all projects. We add additional employees as needed to complete specific projects. We believe that our employee relations are good.

MATERIALS

     In many cases, our customers supply most or all of the materials required for a particular contract and we provide the personnel, tools and equipment to perform the installation services. However, with respect to certain of our contracts, we may supply part or all of the materials required. In these instances, we are not dependent upon any one source for the products which we customarily utilize to complete the job. We are not presently experiencing, not do we anticipate experiencing, any difficulties in procuring an adequate supply of materials.

FACILITIES

     We lease our executive offices in Palm Beach Gardens, Florida. Our subsidiaries operate from owned or leased administrative offices, district field offices, equipment yards, shop facilities and temporary storage locations. We own facilities in Phoenix, Arizona; Durham, North Carolina; Pinellas Park, Florida; Sturgis, Kentucky; and West Palm Beach, Florida. We also lease, pursuant to long-term noncancellable leases, facilities in West Chester, Pennsylvania; Kimberling City, Missouri; Lithonia, Georgia; Knoxville, Tennessee; Issaquah, Washington; and Greensboro, North Carolina. We also lease and own other smaller properties as necessary to enable us to efficiently perform our obligations under master service agreements and other specific contracts. We believe that our facilities are adequate for our current operations.

LEGAL PROCEEDINGS

     In September 1995, the State of New York commenced a sales and use tax audit of CCG for the years 1989 through 1995. As a result of the audit, certain additional taxes were paid by CCG in fiscal 1996. In addition, the State of New York concluded that cable television service providers are subject to New York State sales taxes for the construction of cable television distribution systems, and by a Notice dated January 1997, asserted amounts due from CCG for sales taxes and interest for the periods through August 31, 1995, aggregating approximately $1.3 million. Any sales taxes asserted against us may be offset by use taxes already paid by our customers. We intend to vigorously contest the assertion. We are unable to assess the likelihood of any particular outcome at this time or to quantify the effect a resolution of this matter may have on our consolidated financial statements. See Note 17 of the Notes to Consolidated Financial Statements.

     In the normal course of business, certain of our subsidiaries have other pending and unasserted claims. Although the ultimate resolution and liability of these claims cannot be determined, management believes the final disposition of these claims will not have a material adverse impact on Dycom's consolidated financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The table below sets forth the names and ages of each of our directors and executive officers, as well as the positions and offices held by such persons. A summary of the background and experience of each of these individuals is set forth after the table. Each director holds office for a three year term and until his successor has been elected and qualified. A number of executive officers have employment agreements, while others serve at the discretion of our board of directors. There are no family relationships among our directors or executive officers.

NAME                                         AGE   POSITION
----                                         ---   --------
Thomas R. Pledger..........................  61    Executive Chairman and Chairman of the
                                                   Board of Directors
Steven E. Nielsen..........................  36    President, Chief Executive Officer and
                                                   Director
Louis W. Adams, Jr.........................  60    Director
Thomas G. Baxter...........................  52    Director
Walter L. Revell...........................  64    Director
Joseph M. Schell...........................  53    Director
Ronald P. Younkin..........................  57    Director
Kenneth G. Geraghty........................  48    Senior Vice President and Chief
                                                   Administrative Officer
Douglas J. Betlach.........................  47    Vice President, Chief Financial Officer and
                                                     Treasurer
Marc R. Tiller.............................  29    General Counsel and Corporate Secretary

     Thomas R. Pledger is our Executive Chairman and Chairman of the Board of Directors. Mr. Pledger has been in the industry since 1960, and in 1968 became President of Burnup & Sims, Inc., which went public that year and was acquired by MasTec, Inc. in 1994. Mr. Pledger left Burnup & Sims in 1976. Mr. Pledger's relationship with us began in 1979 as a consultant. He became a Director in 1981 and President and Chief Executive Officer in 1984. His current employment contract with us expires March 9, 2004. Under the terms of his employment contract, Mr. Pledger will become our Chairman Emeritus effective January 13, 2003 for the remainder of the term of the employment contract. He serves on the board's Executive and Nominating Committees, as well as on the board of directors for each of our subsidiaries.

     Steven E. Nielsen is our President and Chief Executive Officer. His employment contract expires on March 9, 2004. Mr. Nielsen has held this position since March 10, 1999 and has been with us since 1993. As a member of our board of directors since 1996, he serves on the board's Executive and Nominating Committee, as well as on the board of directors for each of our subsidiaries. He previously served as President of Ansco & Associates, Inc. and Fiber Cable, Inc., two of our subsidiaries, and as our Chief Operating Officer. Prior to joining us, Mr. Nielsen was Division Manager/Regional Manager of Henkels & McCoy, Inc., a gas, power and telephone utility contractor, from 1991 to 1993, and was employed in various positions with this company or a predecessor since 1985.

     Louis W. Adams, Jr. is a retired attorney and formerly a partner with the law firm of Adams & Adams. Mr. Adams has been on the board since 1969 and currently serves on the board's Audit and Compensation Committee. Mr. Adams is also a member of the board of directors of each of our subsidiaries, other than CCG, CCI, ITI, Locating, ECC and Apex.

     Thomas G. Baxter has been a Director since January 4, 1999. Mr. Baxter has been an Operating Partner of Evercore Partners, an investment company. Prior to joining Evercore, Mr. Baxter served as President of Comcast Cable Communications, Inc. from 1990 to 1998. Mr. Baxter also serves on the board of directors of Worldgate Communications, which provides television-based Internet services.

     Walter L. Revell has been a Director since 1993 and currently serves on the board's Audit and Compensation, and Finance Committees. He has been Chairman and Chief Executive Officer of H.J. Ross Associates, Inc. since 1991. The firm provides consulting engineering, architectural and planning services. Mr. Revell also serves on the board of directors of RISCORP, Inc., an insurance holding company, The St. Joe Company, a diversified corporation in real estate, forestry and transportation, and several privately held companies.

     Joseph M. Schell has been a Director since April 1, 1999 and currently serves on the board's Finance Committee. Mr. Schell was formerly a Senior Managing Director, Director of Investment Banking and a member of the Executive Committee of and currently serves as a consultant to NationsBanc Montgomery Securities LLC, an underwriter for this offering. Prior to his fourteen years with NationsBanc Montgomery Securities LLC, Mr. Schell was with Kidder, Peabody and Company in New York providing investment banking services to that firm's utility and energy clients.

     Ronald P. Younkin is President of Greenlawn Mobile Home Sales, Inc., which sells mobile homes and operates mobile home parks. Mr. Younkin has been one of our Directors since 1975. Mr. Younkin serves on the board's Audit and Compensation, Executive, and Nominating Committees.

     Kenneth G. Geraghty is Senior Vice President and Chief Administrative Officer. Mr. Geraghty has been with us since March 29, 1999. He was previously employed by Massachusetts Mutual Life Insurance Company from 1997 through 1999 as the Senior Vice President, Strategic Finance, American Express Company from 1996 through 1997 as the Vice President, Change Management, and from 1994 to 1996 as the Executive Director, Business Planning.

     Douglas J. Betlach is Vice President, Chief Financial Officer and Treasurer. Mr. Betlach has been with us since 1992. He previously served in various financial capacities at Del Monte Processed Foods, RJR Nabisco, Inc. and Price Waterhouse & Co.

     Marc R. Tiller has been employed by us since 1998. He is our General Counsel and Corporate Secretary. He attended law school from June 1995 to May 1998 and served as a Claims Representative for Florida Farm Bureau Insurance Company during the four prior years.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth, as of April 22, 1999, and adjusted at that date to reflect the sale of the common stock offered hereby, information with respect to the beneficial ownership of our common stock by, as indicated by the letter next to each such beneficial owner, (a) each selling stockholder in the offering, (b) each person known to us to beneficially own more than 5% of the outstanding shares of our common stock, (c) each of our directors and each of our executive officers, and (d) all of our executive officers and directors as a group. Unless otherwise indicated, each such stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder.

                                          BEFORE STOCK OFFERING(1)                   AFTER STOCK OFFERING
                                          -------------------------   SHARES BEING   ---------------------
NAME OF OWNER                              NUMBER         PERCENT       OFFERED        NUMBER     PERCENT
-------------                             ---------      ----------   ------------   ----------   --------
VGH Partners LLC(b).....................  1,575,000         6.8%                     1,575,000      6.2%
  Vinik Asset Management LLC
  260 Franklin Street
  Boston, MA 02110
Mary Irene Younkin(a)(2)................    906,504         3.9%         65,000        841,504      3.3%
Thomas R. Pledger(a),(c)(3).............    832,540         3.6%        100,000        732,540      2.9%
Ronald P. Younkin(a),(c)(4).............    202,495           *          33,000        169,495        *
Steven E. Nielsen(c)(5).................     48,339           *                         48,339        *
Kenneth G. Gereghty(c)..................     22,500           *                         22,500        *
Douglas J. Betlach(c)...................     16,318           *                         16,318        *
Louis W. Adams(c).......................     15,351           *                         15,351        *
Linda C. Younkin(a)(6)..................     12,000           *           2,000         10,000        *
Walter L. Revell(c).....................      9,000           *                          9,000        *
All executive officers and directors as
  a group(d)(5).........................  1,146,543         5.0%        133,000      1,013,543      4.0%

---------------
  * Less than 1%.
(1) Class includes outstanding shares and stock options held by officers and directors exerciseable within 60 days after April 21, 1999.
(2) Includes 99,000 shares owned by Mary Irene Younkin Intervivos Charitable Remainder Unitrust, as to which Mrs. Younkin disclaims beneficial ownership. Mrs. Younkin disclaims beneficial ownership of the 202,495 shares owned by her son, Ronald P. Younkin, a director of Dycom, and the 18,991 shares owned by Ronald P. Younkin's wife and children.
(3) Excludes 18,378 shares owned by Thomas R. Pledger, Jr., Mr. Pledger's son, as to which Mr. Pledger disclaims any beneficial interest.
(4) Excludes 18,991 shares owned by Mr. Younkin's wife and children, and 906,504 shares owned by Mr. Younkin's mother, Mary Irene Younkin, as to which he disclaims any beneficial interest.
(5) Includes shares that may be acquired within 60 days after April 21, 1999 upon exercise of stock options as follows: Mr. Nielsen 19,989 and all directors and officers as a group 19,989.
(6) Excludes 209,486 shares owned by Ms. Younkin's husband and children, and 906,504 shares owned by Ms. Younkin's mother-in-law, Mary Irene Younkin, as to which she disclaims any beneficial interest.

                          DESCRIPTION OF CAPITAL STOCK

     We have authorized the issuance of 50,000,000 shares of common stock, $0.33 1/3 par value per share, and 1,000,000 shares of preferred stock, $1.00 par value per share.

COMMON STOCK

     On April 22, 1999, there were 23,045,688 outstanding shares of common stock held by 638 stockholders of record.

     The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Holders of common stock do not have cumulative voting rights. Therefore, holders of more than 50% of the shares of common stock are able to elect all our directors eligible for election in a given year. The holders of common stock are entitled to dividends and other distributions out of assets legally available if and when declared by the board of directors. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share pro rata in the distribution of all of our assets remaining available for distribution after satisfaction of all liabilities, including any prior rights of any preferred stock which may be outstanding. There are no redemption or sinking fund provisions applicable to the common stock.

     The transfer agent and registrar for the common stock is First Union National Bank of North Carolina, Charlotte, North Carolina.

PREFERRED STOCK

     There are no shares of preferred stock outstanding. Series of the preferred stock may be created and issued from time to time by our board of directors, with such rights and preferences as they may determine.

ANTI-TAKEOVER PROVISIONS

     On June 1, 1992, we approved a shareholder rights plan. All stockholders of record on June 15, 1992 were issued a right (a "Right") for each outstanding share of our common stock. Common stock issued after the record date but prior to the Separation Time (as defined in the shareholder rights plan) will also receive one Right. Each Right entitles the holder to purchase one-half share of common stock for an exercise price of $18.00, subject to certain adjustments. The Right is exercisable only when a triggering event occurs. Among the triggering events are (1) a person or group's acquisition of 20% or more of our common stock, (2) the commencement of a tender offer which would result in a person or group owning 20% or more of our common stock, or (3) the acquisition of at least 10% of our common stock and such acquisition is determined to have effects adverse to us. We can redeem the Rights at $0.01 per Right, subject to certain adjustments, at any time prior to ten days after a triggering event occurs. The Rights will expire on the earlier of certain events set forth in the shareholder rights plan and June 1, 2002. While the Rights will not prevent a takeover of Dycom, they have certain anti-takeover effects by causing substantial dilution to an acquiring party when a triggering event occurs, to the extent that the board of directors has not previously redeemed the Rights.

     We have agreements with certain of our executive officers which provide for substantial compensation (in general terms, double the officer's salary and bonuses paid the previous year), upon a change of control in our company. Thomas
R. Pledger's employment agreement also permits him to terminate his employment in the event of a change of control. The current total amount of payments under these agreements upon a change in control would be approximately $2.8 million. Such payments would be triggered by any person's acquisition of more than fifty percent of our outstanding securities, the sale or transfer of substantially all of our assets to someone other than one of our wholly-owned subsidiaries, or a change of control of the board of directors.

     Our articles of incorporation provide that the board of directors is divided into three classes, as nearly equal in number as possible, with one class of directors being elected each year for a three-year term. The classification of the board may have the effect of delaying a change in a majority of the members of our board of directors.

     Our articles of incorporation require approval of 80% of the outstanding shares of our capital stock entitled to vote in elections of directors for any merger with or into another corporation or any sale or transfer of all or a substantial part of our assets to, or any sale or transfer to us or any subsidiary in exchange for our securities or any assets (except assets valued at less than $1,000,000) of, any other corporation or person, if at the time such other corporation or person is the beneficial owner, or is affiliated with the beneficial owner, of more than 20% of the outstanding shares of our capital stock entitled to vote in elections of directors. This requirement is not applicable to any such transaction with another corporation which was approved by our board of directors prior to the time that such other corporation became a holder of more than 20% of the outstanding shares of our capital stock.

     The Florida Business Corporation Act contains provisions eliminating the voting rights of "control shares," which are defined as shares which give any person, directly or indirectly, ownership of, or the power to direct the exercise of voting power with respect to, 20% or more of the outstanding voting power of an "issuing public corporation." A corporation is an issuing public corporation if it has at least 100 shareholders, its principal place of business, principal office or substantial assets are in Florida and either more than 10% of its shareholders reside in Florida, more than 10% of its shares are owned by Florida residents or 1,000 shareholders reside in Florida. The voting rights of control shares are not eliminated if the articles of incorporation or the bylaws of the corporation prior to the acquisition provide that the statute does not apply. Voting rights are restored to control shares if, subsequent to their acquisition, the corporation's shareholders (other than the holder of control shares, officers of the corporation and employee directors) vote to restore such voting rights.

     The Florida Business Corporation Act also restricts "affiliated transactions" (mergers, consolidations, transfers of assets and other transactions) between "interested shareholders" (the beneficial owners of 10% or more of the corporation's outstanding shares) and the corporation or any subsidiary. Affiliated transactions must be approved by two-thirds of the voting shares not beneficially owned by the interested shareholder or by a majority of the corporation's "disinterested" directors. The statutory restrictions do not apply if the corporation has had fewer than 300 shareholders of record for three years, the interested shareholder has owned at least 80% of the outstanding shares for five years, the interested shareholder owns at least 90% of the corporation's outstanding voting shares, or certain consideration is paid to all shareholders.

     The provisions of our articles and by-laws, the existence of the shareholder rights plan and the change of control agreements and the application of the anti-takeover provisions of the Florida Business Corporation Act could have the effect of discouraging, delaying or preventing a change of control not approved by the board of directors which could affect the market price of our common stock.

INDEMNIFICATION

     Our by-laws require us to indemnify each of our directors and officers to the fullest extent permitted by law and limits the liability of our directors and stockholders for monetary damages in certain circumstances.

     The provisions of the Florida Business Corporation Act that allow such indemnification do not eliminate the duty of care of a director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director continues to be subject to liability for (a) criminal violations, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or a conscious disregard for our best interests in a proceeding by or on our behalf or in a proceeding by or on behalf of a stockholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

DIVIDEND RESTRICTIONS

     Our credit agreement currently limits our ability to pay dividends on the common stock to 50% of net after-tax profits for the fiscal year. The credit agreement's restrictions on our debt-to-net worth, quick and current ratios also affect our ability to pay dividends. The payment of dividends on the common stock is also subject to the preference that may be applicable to any then outstanding preferred stock.

                                  UNDERWRITING

     NationsBanc Montgomery Securities LLC, Morgan Stanley Dean Witter and Morgan Keegan & Company, Inc. (the "Underwriters"), have severally agreed, subject to the terms and conditions set forth in an underwriting agreement among the Underwriters, Dycom and the selling stockholders (the "Underwriting Agreement"), to purchase from Dycom and the selling stockholders the number of shares of common stock indicated below opposite their respective names at the public offering price less the discounts and commissions to underwriters set forth on the cover page of this prospectus and in the table below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of such shares if any are purchased.

                                                              NUMBER OF
                        UNDERWRITER                             SHARES
                        -----------                           ----------
NationsBanc Montgomery Securities LLC.......................
Morgan Stanley Dean Witter..................................
Morgan Keegan & Company, Inc. ..............................
                                                              ----------
          Total.............................................   2,700,000
                                                              ==========

     The Underwriters have advised Dycom and the selling stockholders that the Underwriters propose initially to offer the common stock to the public on the terms set forth on the cover page of this prospectus. The Underwriters may allow
to selected dealers a concession of not more than $               per share, and
the Underwriters may allow, and such dealers may reallow, a concession of not
more than $               per share to certain other dealers. After the
offering, the offering price and other selling terms may be changed by the Underwriters. The common stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject an order in whole or in part. The Underwriters may offer the shares of common stock through a selling group.

     Dycom and the selling stockholders have granted an option to the Underwriters, exercisable during the 30-day period after the date of this prospectus, to purchase up to a maximum of 375,000 and 30,000 additional shares of common stock, respectively, to cover over-allotments, if any, at the same price as the initial 2,700,000 shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the table above. The Underwriters may purchase such shares only to cover over-allotments made in connection with the offering.

     The following table summarizes the compensation to be paid to the Underwriters by the Company and the selling stockholders.

                                                                                    TOTAL
                                                                       -------------------------------
                                                              PER         WITHOUT            WITH
                                                             SHARE     OVER-ALLOTMENT   OVER-ALLOTMENT
                                                            --------   --------------   --------------
Underwriting discounts and commissions paid by the
  Company.................................................
Underwriting discounts and commissions paid by the selling
  stockholders............................................

     Dycom estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $450,000.

     Joseph M. Schell, a director of Dycom, also serves as a consultant to NationsBanc Montgomery Securities LLC, but not as its representative on the board of directors. NationsBanc Montgomery Securities LLC does not have the right to designate or nominate a member of Dycom's board of directors.

     The Underwriting Agreement provides that Dycom and the selling stockholders will indemnify the Underwriters and their controlling persons against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

     The selling stockholders and the other directors and executive officers of Dycom have agreed that they will not, without the prior written consent of NationsBanc Montgomery Securities LLC (which consent may be withheld in its sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act ("Rule 16a-1(h)") or otherwise dispose of any shares of common stock owned either of record or beneficially by them, or publicly announce the intention to do any of the foregoing, for a period commencing on the date of this prospectus and continuing through the close of trading on the date 90 days after such date. NationsBanc Montgomery Securities LLC, may, in its sole discretion and at any time without notice, release all or any portion of the securities, subject to those lock-up agreements. In addition, Dycom has agreed that for a period of 90 days after the date of this prospectus it will not, without the prior written consent of NationsBanc Montgomery Securities LLC (which consent may be withheld in its sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open "put equivalent position" within the meaning of Rule 16a-1(h), or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable or exercisable for or convertible into shares of common stock, subject to certain limited exceptions including granting of options and sales of shares under Dycom's existing option plans.

     Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters to bid for and purchase the common stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the common stock. The Underwriters have advised Dycom that such transactions may be effected on the New York Stock Exchange or otherwise. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock. If the Underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares of common stock than are set forth on the cover page of this prospectus, the Underwriters may reduce that short position by purchasing common stock in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. The Underwriters may also impose a penalty bid on certain selling group members. This means that if the Underwriters purchase shares of common stock in the open market to reduce the Underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the selling group members who sold those shares as part of the offering.

     In general, purchase of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security. Neither Dycom nor any of the Underwriters makes any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither Dycom nor any of the Underwriters makes any representations that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                             CERTAIN LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Akerman, Senterfitt & Eidson, Miami, Florida. Certain legal matters will be passed upon for us by Shearman & Sterling, New York, New York. Certain matters in connection with the common stock offered hereby will be passed upon for the underwriters by Piper & Marbury L.L.P., Baltimore, Maryland.

                                    EXPERTS

     The financial statements of Dycom and its consolidated subsidiaries, except for CCG, as of July 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, included and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included and incorporated by reference herein. The financial statements of CCG for the years ended May 31, 1997 and 1996 (consolidated with those of Dycom and not presented separately herein) have been audited by Nowalk & Associates, independent auditors, as stated in their report included and incorporated by reference herein. Such financial statements of Dycom and its consolidated subsidiaries are included and incorporated by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

     The financial statements of ECC for the year ended December 31, 1998 and of Apex for the year ended December 31, 1998 and for the 101 day period from September 22, 1997 (inception) to December 31, 1997 incorporated by reference in this prospectus have been audited by York, Neel & Co. -- Owensboro, LLP, independent auditors, as stated in their report, which is incorporated by reference herein.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at:

     - the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, DC 20549;

     - the public reference facilities at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     You can also obtain copies of any documents we file from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C., 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at http://www.sec.gov. Reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We have filed with the SEC a Registration Statement on Form S-3 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act covering the shares of common stock offered hereby. As permitted by the SEC, this prospectus, which constitutes a part of the Registration Statement, does not contain all the information included in the Registration Statement. Such additional information may be obtained from the locations described above. Statements contained in this prospectus as to the contents of any document are not necessarily complete. You should refer to the document for all the details.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     - our Annual Report on Form 10-K for the fiscal year ended July 31, 1998,

     - our Quarterly Reports on Form 10-Q for the quarters ended October 31, 1998 and January 31, 1999,

     - our Proxy Statement dated October 15, 1998, and

     - our Current Reports on Form 8-K dated March 18, 1999 and April 15, 1999.

     You may request a copy of these filings, at no cost, by writing or telephoning our Corporate Secretary at the following address:

         Dycom Industries, Inc.
         4440 PGA Boulevard
         Suite 500
         Palm Beach Gardens, Florida 33410
         Attention: Corporate Secretary
         (561) 627-7171

     All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering are incorporated by reference and become a part of this prospectus from the date such document is filed.

     Any statement contained in this prospectus or in a document incorporated by reference are modified or superseded for purposes of this prospectus to the extent that a statement contained in any such document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                               PAGE
                                                              NUMBER
                                                              ------
Reports of Independent Auditors.............................    F-2
Consolidated Balance Sheets as of July 31, 1997 and 1998....    F-4
Consolidated Statements of Operations for the years ended
  July 31, 1996, 1997 and 1998..............................    F-5
Consolidated Statements of Stockholders' Equity for the
  years ended July 31, 1996, 1997 and 1998..................    F-6
Consolidated Statements of Cash Flows for the years ended
  July 31, 1996, 1997 and 1998..............................    F-7
Notes to Consolidated Financial Statements..................    F-8

Unaudited Interim Condensed Consolidated Financial
  Statements:
Condensed Consolidated Balance Sheets as of July 31, 1998
  and January 31, 1999......................................   F-24
Condensed Consolidated Statements of Operations for the
  three months ended January 31, 1998 and 1999..............   F-25
Condensed Consolidated Statements of Operations for the six
  months ended January 31, 1998 and 1999....................   F-26
Condensed Consolidated Statements of Cash Flows for the six
  months ended January 31, 1998 and 1999....................   F-27
Notes to Condensed Consolidated Financial Statements........   F-28

                          INDEPENDENT AUDITORS' REPORT

Dycom Industries, Inc.:

     We have audited the consolidated balance sheets of Dycom Industries, Inc. and subsidiaries (the "Company") as of July 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended July 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Communications Construction Group, Inc., which has been accounted for as a pooling of interests as described in Note 3 to the consolidated financial statements. We did not audit the statements of operations, stockholders' equity, and cash flows of Communications Construction Group, Inc. for the years ended May 31, 1997 and 1996, which statements reflect total revenues of $67,717,326 and $50,121,009 for the years ended May 31, 1997 and 1996, respectively. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Communications Construction Group, Inc. for such periods, is based solely on the report of such other auditors. As described in Note 3 to the consolidated financial statements, subsequent to the issuance of the report of the other auditors, Communications Construction Group, Inc. changed its fiscal year to conform to the fiscal year of Dycom Industries, Inc. for the period ended July 31, 1997.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dycom Industries, Inc. and subsidiaries as of July 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Certified Public Accountants
West Palm Beach, Florida
August 31, 1998 (April 23, 1999 as to the effects of the stock split described in Note 19)

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
  Communications Construction Group, Inc.

     We have audited the accompanying consolidated balance sheets of Communications Construction Group, Inc. (the "Company") as of May 31, 1997 and 1996, and the related consolidated statements of operations, cash flows and changes in stockholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above (not presented separately herein) present fairly, in all material respects, the consolidated financial position of Communications Construction Group, Inc. as of May 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Nowalk & Associates
Cranbury, New Jersey
July 23, 1997

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             JULY 31, 1997 AND 1998

                                                                  1997           1998
                                                              ------------   ------------
                                         ASSETS
CURRENT ASSETS:
Cash and equivalents........................................  $  5,276,112   $ 35,927,307
Accounts receivable, net....................................    49,526,678     62,142,808
Costs and estimated earnings in excess of billings..........    11,398,621     14,382,620
Deferred tax assets, net....................................     2,168,763      2,726,348
Other current assets........................................     1,966,538      3,014,199
                                                              ------------   ------------
          Total current assets..............................    70,336,712    118,193,282
                                                              ------------   ------------
PROPERTY AND EQUIPMENT, net.................................    36,336,212     42,865,197
                                                              ------------   ------------
OTHER ASSETS:
Intangible assets, net......................................     4,684,358      4,529,270
Deferred tax assets.........................................       424,205
Other.......................................................       730,394        730,342
                                                              ------------   ------------
          Total other assets................................     5,838,957      5,259,612
                                                              ------------   ------------
          TOTAL.............................................  $112,511,881   $166,318,091
                                                              ============   ============
                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable............................................  $ 14,724,340   $ 12,182,699
Notes payable...............................................    17,719,780      4,727,782
Billings in excess of costs and estimated earnings..........       470,940
Accrued self-insurance claims...............................     2,011,622      2,440,303
Income taxes payable........................................     1,228,648      2,812,144
Other accrued liabilities...................................    13,278,712     14,819,181
                                                              ------------   ------------
          Total current liabilities.........................    49,434,042     36,982,109
NOTES PAYABLE...............................................    13,588,022     13,407,990
ACCRUED SELF-INSURED CLAIMS.................................     6,418,400      7,454,849
OTHER LIABILITIES...........................................       644,625     10,094,195
                                                              ------------   ------------
          Total liabilities.................................    70,085,089     67,939,143
                                                              ------------   ------------
COMMITMENTS AND CONTINGENCIES, Note 17
STOCKHOLDERS' EQUITY:
Preferred stock, par value $1.00 per share:
  1,000,000 shares authorized; no shares issued and
     outstanding
Common stock, par value $.33 1/3 per share:
  50,000,000 shares authorized; 12,667,877 and 14,722,731
     issued and outstanding, respectively...................     4,222,625      4,907,577
Additional paid-in capital..................................    25,670,666     62,496,252
Retained earnings...........................................    12,533,501     30,975,119
                                                              ------------   ------------
          Total stockholders' equity........................    42,426,792     98,378,948
                                                              ------------   ------------
          TOTAL.............................................  $112,511,881   $166,318,091
                                                              ============   ============

                See notes to consolidated financial statements.

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE YEARS ENDED JULY 31, 1996, 1997, AND 1998

                                                           1996           1997           1998
                                                       ------------   ------------   ------------
REVENUES:
Contract revenues earned.............................  $245,937,063   $311,238,108   $368,713,563
Other, net...........................................     1,357,932      1,181,332      2,649,229
                                                       ------------   ------------   ------------
          Total......................................   247,294,995    312,419,440    371,362,792
                                                       ------------   ------------   ------------
EXPENSES:
Cost of earned revenues excluding depreciation.......   198,437,641    246,025,594    285,038,220
General and administrative...........................    24,368,552     30,808,780     36,746,614
Depreciation and amortization........................    10,433,989     11,814,577     13,496,694
                                                       ------------   ------------   ------------
          Total......................................   233,240,182    288,648,951    335,281,528
                                                       ------------   ------------   ------------
INCOME BEFORE INCOME TAXES...........................    14,054,813     23,770,489     36,081,264
                                                       ------------   ------------   ------------
PROVISION (BENEFIT) FOR INCOME TAXES:
  Current............................................     5,712,682      8,153,092     13,179,024
  Deferred...........................................    (1,580,196)      (196,241)      (133,380)
                                                       ------------   ------------   ------------
          Total......................................     4,132,486      7,956,851     13,045,644
                                                       ------------   ------------   ------------
NET INCOME...........................................  $  9,922,327   $ 15,813,638   $ 23,035,620
                                                       ============   ============   ============
EARNINGS PER COMMON SHARE:
  Basic..............................................  $       0.53   $       0.84   $       1.09
                                                       ============   ============   ============
  Diluted............................................  $       0.52   $       0.83   $       1.07
                                                       ============   ============   ============
PRO FORMA NET INCOME AND EARNINGS
  PER COMMON SHARE DATA:
  Income before income taxes.........................  $ 14,054,813   $ 23,770,489   $ 36,081,264
  Pro forma provision for income taxes...............     4,859,762      9,841,081     14,419,904
                                                       ------------   ------------   ------------
PRO FORMA NET INCOME.................................  $  9,195,051   $ 13,929,408   $ 21,661,360
                                                       ============   ============   ============
PRO FORMA EARNINGS PER COMMON SHARE:
  Basic..............................................  $       0.49   $       0.74   $       1.02
                                                       ============   ============   ============
  Diluted............................................  $       0.48   $       0.73   $       1.01
                                                       ============   ============   ============
SHARES USED IN COMPUTING EARNINGS PER COMMON SHARE
  AND PRO FORMA EARNINGS PER COMMON SHARE:
  Basic..............................................    18,624,564     18,863,987     21,192,025
                                                       ============   ============   ============
  Diluted............................................    18,989,729     19,123,034     21,482,634
                                                       ============   ============   ============

                See notes to consolidated financial statements.

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
               FOR THE YEARS ENDED JULY 31, 1996, 1997, AND 1998

                                                     COMMON STOCK         ADDITIONAL     RETAINED
                                                -----------------------     PAID-IN      EARNINGS
                                                  SHARES       AMOUNT       CAPITAL      (DEFICIT)
                                                ----------   ----------   -----------   -----------
Balance, at July 31, 1995, as restated for
  poolings....................................  12,397,232   $4,132,411   $24,651,837   $(8,913,500)
Stock options exercised.......................      57,502       19,167       179,960
Pooled companies distributions................                                           (2,207,368)
Net income....................................                                            9,922,327
                                                ----------   ----------   -----------   -----------
Balances at July 31, 1996.....................  12,454,734    4,151,578    24,831,797    (1,198,541)
Stock options exercised.......................     213,143       71,047       706,300
Income tax benefit from stock options
  exercised...................................                                132,569
Pooled companies distributions................                                           (2,523,282)
Adjustment for change in fiscal year of pooled
  company (CCG)...............................                                              441,686
Net income....................................                                           15,813,638
                                                ----------   ----------   -----------   -----------
Balances at July 31, 1997.....................  12,667,877    4,222,625    25,670,666    12,533,501
Stock options exercised.......................      76,476       25,493       331,944
Stock offering proceeds.......................   1,978,378      659,459    36,299,159
Income tax benefit from stock options
  exercised...................................                                194,483
Pooled companies distributions................                                           (4,594,002)
Net income....................................                                           23,035,620
                                                ----------   ----------   -----------   -----------
Balances at July 31, 1998.....................  14,722,731   $4,907,577   $62,496,252   $30,975,119
                                                ==========   ==========   ===========   ===========

                See notes to consolidated financial statements.

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED JULY 31, 1996, 1997, AND 1998

                                                             1996          1997          1998
                                                         ------------   -----------   -----------
INCREASE (DECREASE) IN CASH AND EQUIVALENTS FROM:
OPERATING ACTIVITIES:
Net Income.............................................  $  9,922,327   $15,813,638   $23,035,620
Adjustments to reconcile net cash provided by operating
  activities:
       Depreciation and amortization...................    10,433,989    11,814,577    13,496,694
       (Gain) on disposal of assets....................      (736,131)     (601,645)     (375,772)
       Deferred income taxes...........................    (1,580,196)     (196,241)     (133,380)
Changes in assets and liabilities:
       Accounts receivable, net........................     4,180,056   (18,537,042)  (12,616,130)
       Unbilled revenues, net..........................    (2,444,425)   (2,873,149)   (3,454,939)
       Other current assets............................      (103,336)     (773,980)   (1,047,609)
       Other assets....................................       (90,524)     (135,882)
       Accounts payable................................    (2,856,845)    6,080,835    (2,541,641)
       Accrued self-insured claims and other
          liabilities..................................     2,713,096     1,632,232    12,455,169
       Accrued income taxes............................        99,067       626,228     1,777,979
                                                         ------------   -----------   -----------
Net cash inflow from operating activities..............    19,537,078    12,849,571    30,595,991
                                                         ------------   -----------   -----------
INVESTING ACTIVITIES:
     Capital expenditures..............................   (13,459,174)  (16,086,823)  (21,492,673)
     Proceeds from sale of assets......................     2,847,275     2,289,348     1,997,854
                                                         ------------   -----------   -----------
Net cash outflow from investing activities.............   (10,611,899)  (13,797,475)  (19,494,819)
                                                         ------------   -----------   -----------
FINANCING ACTIVITIES:
     Borrowings on notes payable and bank
       lines-of-credit.................................     6,371,140    22,976,488    18,346,301
     Principal payments on notes payable and bank
       lines-of-credit.................................   (13,590,079)  (17,907,051)  (31,518,331)
     Exercise of stock options.........................       199,127       777,347       357,437
     Pooled companies distributions....................    (2,207,368)   (2,523,282)   (4,594,002)
     Proceeds from stock offering......................                                36,958,618
                                                         ------------   -----------   -----------
Net cash inflow (outflow) from financing activities....    (9,227,180)    3,323,502    19,550,023
                                                         ------------   -----------   -----------
Net cash outflow related to change in fiscal year of
  pooled company.......................................                    (159,555)
                                                         ------------   -----------   -----------
NET CASH INFLOW (OUTFLOW) FROM
     ALL ACTIVITIES....................................      (302,001)    2,216,043    30,651,195
CASH AND EQUIVALENTS AT BEGINNING
     OF YEAR...........................................     3,362,070     3,060,069     5,276,112
                                                         ------------   -----------   -----------
CASH AND EQUIVALENTS AT END
     OF YEAR...........................................  $  3,060,069   $ 5,276,112   $35,927,307
                                                         ============   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW AND NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Cash paid during the period for:
     Interest..........................................  $  2,659,228   $ 2,535,600   $ 2,185,802
     Income taxes......................................  $  5,765,829   $ 8,303,108   $11,480,800
Property and equipment acquired and financed with:
  Capital lease obligations............................  $    135,341   $   601,024
Income tax benefit from stock options exercised........                 $   132,569   $   194,483

                See notes to consolidated financial statements.

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation. -- The consolidated financial statements include Dycom Industries, Inc. ("Dycom" or the "Company") and its subsidiaries, all of which are wholly owned. On July 29, 1997, Communications Construction Group, Inc. ("CCG") was acquired by the Company through an exchange of common stock. On April 6, 1998, Cable Com Inc. ("CCI") and Installation Technicians, Inc. ("ITI") were acquired by the Company through an exchange of common stock. These acquisitions were accounted for as poolings of interests. Accordingly, the Company's consolidated financial statements include the results of CCG, CCI and ITI for all periods presented. See Note 3.

     The Company's operations consist primarily of telecommunications, underground utility locating and electrical construction and maintenance services contracting. All material intercompany accounts and transactions have been eliminated.

     Pro Forma Adjustments -- Prior to the acquisition by Dycom, CCI and ITI elected under Subchapter S of the Internal Revenue Code to have the stockholders recognize their proportionate share of CCI's and ITI's taxable income on their personal tax return in lieu of paying corporate income tax. The pro forma net income and earnings per common share reflected on the Statements of Operations reflects a provision for current and deferred income taxes for all periods presented as if the corporations were included in Dycom's federal and state income tax returns. At April 6, 1998, the consummation date of the merger, CCI and ITI recorded deferred taxes on the temporary differences between the financial reporting basis and the tax basis of their assets and liabilities. The deferred tax (asset) liability recorded by CCI and ITI was $616,358 and $(11,035), respectively.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and such differences may be material to the financial statements.

     Estimates are used in the Company's revenue recognition of work-in-process, allowance for doubtful accounts, self-insured claims liability, deferred tax asset valuation allowance, depreciation and amortization, and in the estimated lives of assets, including intangibles.

     Revenue -- Income on short-term unit contracts is recognized as the related work is completed. Work-in-process on unit contracts is based on management's estimate of work performed but not billed. Income on long-term contracts is recognized on the percentage-of-completion method based primarily on the ratio of contract costs incurred to date to total estimated contract costs. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is accrued.

     "Costs and estimated earnings in excess of billings" represents the excess of contract revenues recognized under the percentage-of-completion method of accounting for long-term contracts and work-in-process on unit contracts over billings to date. For those contracts in which billings exceed contract revenues recognized to date, such excesses are included in the caption "billings in excess of costs and estimated earnings".

     Cash and Equivalents -- Cash and equivalents include cash balances on deposit in banks, overnight repurchase agreements, certificates of deposit, commercial paper, and various other financial instruments having an original maturity of three months or less. For purposes of the consolidated statements of cash flows, the Company considers these amounts to be cash equivalents.

     Property and Equipment -- Property and equipment is stated at cost. Depreciation and amortization is computed over the estimated useful life of the assets utilizing the straight-line method. The estimated useful service lives of the assets are: buildings -- 20-31 years; leasehold improvements -- the term of the respective lease or the estimated useful life of the improvements, whichever is shorter; vehicles -- 3-7 years; equipment and machinery -- 2-10 years; and furniture and fixtures -- 3-10 years. Maintenance and repairs are expensed

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
as incurred; expenditures that enhance the value of the property or extend its useful life are capitalized. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in income.

     Intangible Assets -- The excess of the purchase price over the fair market value of the tangible net assets of acquired businesses (goodwill) is amortized on a straight-line basis over 40 years. The appropriateness of the carrying value of goodwill is reviewed periodically by the Company at the subsidiary level. An impairment loss is recognized when the projected future cash flows is less than the carrying value of goodwill. No impairment loss has been recognized in the periods presented.

     Amortization expense was $155,088 for each of the fiscal years ended July 31, 1996, 1997, and 1998. The intangible assets are net of accumulated amortization of $1,151,358 and $1,306,446 at July 31, 1997 and 1998,
respectively.

     Self-Insured Claims Liability -- The Company is primarily self-insured, up to certain limits, for automobile and general liability, workers' compensation, and employee group health claims. A liability for unpaid claims and the associated claim expenses, including incurred but not reported losses, is actuarially determined and reflected in the consolidated financial statements as an accrued liability. The self-insured claims liability includes incurred but not reported losses of $4,429,000 and $5,120,000 at July 31, 1997 and 1998,
respectively. The determination of such claims and expenses and the appropriateness of the related liability is continually reviewed and updated.

     Income Taxes -- The Company and its subsidiaries, except for CCG, CCI and ITI, file a consolidated federal income tax return. CCG was included in the Company's consolidated federal income tax return effective July 29, 1997 and CCI and ITI will be included effective April 6, 1998. Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities.

     Per Share Data -- Earnings per common share-basic is computed using the weighted average common shares outstanding during the period. Earnings per common share-diluted is computed using the weighted average common shares outstanding during the period and the dilutive effect of common stock options, using the treasury stock method. See Notes 2 and 14.

     Stock Option Plans -- In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock Based Compensation" which was effective for the Company beginning August 1, 1996. SFAS No. 123 requires expanded disclosures of stock based compensation arrangements with employees and encourages, but does not require, compensation cost to be measured based on the fair value of the equity instrument awarded. Under SFAS No. 123, companies are permitted, however, to continue to apply Accounting Principle Board ("APB") Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock based compensation awards to employees and will disclose in the annual financial statements the required pro forma effect on net income and earnings per share. See Note 14.

     Recently Issued Accounting Pronouncements -- In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. This statement is effective for fiscal years beginning after December 15, 1997.

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES

     In June 1997, the FASB issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" which establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in annual financial reports issued to shareholders. It also establishes the standards for related disclosures about products and services, geographic areas, and major customers. This statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. The financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This statement is effective for financial statements for periods beginning after December 15, 1997.

     In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosures about Pension and Other Postretirement Benefits" which revises certain disclosures about pension and other postretirement benefit plans. This statement does not change the measurement and recognition methods for pension or postretirement benefit costs reported in financial statements. This statement is effective for fiscal years beginning after December 15, 1997.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which establishes standards for the accounting and reporting of derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for financial statements for periods beginning after December 15, 1999.

     Management is currently evaluating the requirements and related disclosures of SFAS No. 130, 131, 132, and 133.

2.  ACCOUNTING CHANGE

     In February 1997, the FASB issued SFAS No. 128 "Earnings per Share" which changes the method of calculating earnings per share and was effective for the Company in the quarter ended January 31, 1998. All periods presented have been restated in accordance with the provisions of SFAS No. 128.

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES

     The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computation as required by SFAS No. 128.

                                                      1996         1997          1998
                                                   ----------   -----------   -----------
Net income available to common stockholders
  (numerator)....................................  $9,922,327   $15,813,638   $23,035,620
                                                   ==========   ===========   ===========
Weighted-average number of common shares
  (denominator)..................................  18,624,564    18,863,987    21,172,025
                                                   ==========   ===========   ===========
Earnings per common share -- basic...............  $     0.53   $      0.84   $      1.09
                                                   ==========   ===========   ===========
Weighted-average number of common shares.........  18,624,564    18,863,987    21,172,025
Potential common stock arising from stock
  options........................................     365,165       259,047       310,609
                                                   ----------   -----------   -----------
          Total shares (denominator).............  18,989,729    19,123,034    21,482,634
                                                   ==========   ===========   ===========
Earnings per common share -- diluted.............  $     0.52   $      0.83   $      1.07
                                                   ==========   ===========   ===========
PRO FORMA EARNINGS PER SHARE DATA:
Pro forma net income available to common
  stockholders (numerator).......................  $9,195,051   $13,929,408   $21,661,360
                                                   ==========   ===========   ===========
Pro forma earnings per common share -- basic.....  $     0.49   $      0.74   $      1.02
                                                   ==========   ===========   ===========
Pro forma earnings per common share -- diluted...  $     0.48   $      0.73   $      1.01
                                                   ==========   ===========   ===========

3.  ACQUISITIONS

     On July 29, 1997, the Company consummated the CCG acquisition. The Company issued 2,053,242 shares of common stock in exchange for all the outstanding capital stock of CCG. Dycom has accounted for the acquisition as a pooling of interests and, accordingly, the Company's historical financial statements include the results of CCG for all periods presented.

     Prior to the acquisition, CCG used a fiscal year ending May 31 and as of July 31, 1997 adopted Dycom's fiscal year. The Company's consolidated statements of operations for fiscal years ended July 31, 1996, and 1997 combines the statements of operations of CCG for its fiscal years ended May 31, 1996, and 1997, respectively. The total revenue and net income of CCG for the two-month period ended July 31, 1997 were $13.1 million and $0.4 million, respectively, with the net income reflected as an adjustment to retained earnings as of July 31, 1997.

     On April 6, 1998, the Company acquired CCI and ITI and issued 1.2 million and 600,000 shares of common stock in exchange for all the outstanding capital stock of CCI and ITI, respectively. Dycom has accounted for the acquisitions as poolings of interests and, accordingly, the Company's historical financial statements include the results of CCI and ITI for all periods presented.

     Prior to the acquisitions, CCI and ITI used a fiscal calendar year consisting of a 52/53 week time period and, as a result of the merger, have adopted Dycom's fiscal year end of July 31. All periods presented reflect the adoption of such fiscal year end as of the beginning of the period. The combined and separate company results of Dycom, CCG, CCI and ITI for the fiscal years ended July 31, 1996, 1997, and 1998 are presented

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
below. The separate company results of CCI and ITI for the quarter including the consummation date of the mergers and the subsequent quarter, are included in the Dycom amounts.

                                                   1996           1997           1998
                                               ------------   ------------   ------------
Total revenues:
  Dycom......................................  $145,135,380   $176,204,581   $331,881,840
  CCG........................................    50,124,861     67,718,900
  CCI........................................    33,038,911     45,191,801     26,833,806
  ITI........................................    18,995,843     23,304,158     12,647,146
                                               ------------   ------------   ------------
Combined.....................................  $247,294,995   $312,419,440   $371,362,792
                                               ============   ============   ============
Net income:
  Dycom......................................  $  6,390,144   $  8,268,502   $ 19,194,623
  CCG........................................     1,273,714      2,950,306
  CCI........................................       898,496      2,598,254      2,711,694
  ITI........................................     1,359,973      1,996,576      1,129,303
                                               ------------   ------------   ------------
Combined.....................................  $  9,922,327   $ 15,813,638   $ 23,035,620
                                               ============   ============   ============

     The acquisition costs for the CCG merger were $0.4 million and $0.6 million for the CCI and ITI mergers and were charged to the combined operations for the fiscal year ended July 31, 1997 and July 31, 1998, respectively. These costs include filing fees with regulatory agencies, legal, accounting and other professional costs.

4.  ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following:

                                                                 1997          1998
                                                              -----------   -----------
Contract billings...........................................  $45,589,232   $58,888,421
Retainage...................................................    3,652,358     4,133,590
Other receivables...........................................    1,314,181     1,331,775
                                                              -----------   -----------
          Total.............................................   50,555,771    64,353,786
Less allowance for doubtful accounts........................    1,029,093     2,210,978
                                                              -----------   -----------
Accounts receivable, net....................................  $49,526,678   $62,142,808
                                                              ===========   ===========

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES

5.  COSTS AND ESTIMATED EARNINGS ON CONTRACTS IN PROGRESS

     The accompanying consolidated balance sheets include costs and estimated earnings on contracts in progress, net of progress billings as follows:

                                                                 1997          1998
                                                              -----------   -----------
Costs incurred on contracts in progress.....................  $17,715,762   $15,056,642
Estimated earnings thereon..................................    3,319,456     3,387,933
                                                              -----------   -----------
                                                               21,035,218    18,444,575
Less billings to date.......................................   10,107,537     4,061,955
                                                              -----------   -----------
                                                              $10,927,681   $14,382,620
                                                              ===========   ===========
Included in the accompanying consolidated balance sheets
  under the captions:
     Costs and estimated earnings in excess of billings.....  $11,398,621   $14,382,620
     Billings in excess of costs and estimated earnings.....     (470,940)
                                                              -----------   -----------
                                                              $10,927,681   $14,382,620
                                                              ===========   ===========

6.  PROPERTY AND EQUIPMENT

     The accompanying consolidated balance sheets include the following property and equipment:

                                                                 1997          1998
                                                              -----------   -----------
Land........................................................  $ 1,942,247   $ 1,592,958
Buildings...................................................    2,346,993     2,497,103
Leasehold improvements......................................    1,463,698     1,459,543
Vehicles....................................................   41,522,848    52,287,135
Equipment and machinery.....................................   30,721,638    34,319,707
Furniture and fixtures......................................    5,289,975     5,638,326
                                                              -----------   -----------
          Total.............................................   83,287,399    97,794,772
Less accumulated depreciation...............................   46,951,187    54,929,575
                                                              -----------   -----------
Property and equipment, net.................................  $36,336,212   $42,865,197
                                                              ===========   ===========

     Certain subsidiaries of the Company have entered into lease arrangements accounted for as capitalized leases. The carrying value of capital leases at July 31, 1997 and 1998 was $1,291,733 and $114,985, respectively, net of accumulated depreciation of $985,636 and $82,813, respectively. Capital leases are included as a component of vehicles and equipment and machinery.

     Maintenance and repairs of property and equipment amounted to $6,825,017, $6,843,444, and $7,728,971 for the fiscal years ended July 31, 1996, 1997, and
1998, respectively.

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES

7.  OTHER ACCRUED LIABILITIES

     Other accrued liabilities consist of the following:

                                                                 1997          1998
                                                              -----------   -----------
Accrued payroll and related taxes...........................  $ 3,909,405   $ 3,637,611
Accrued employee benefit costs..............................    3,683,975     4,971,718
Accrued construction costs..................................    2,033,371     2,728,568
Accrued other liabilities...................................    3,651,961     3,481,284
                                                              -----------   -----------
Other accrued liabilities...................................  $13,278,712   $14,819,181
                                                              ===========   ===========

8.  NOTES PAYABLE

     Notes payable are summarized by type of borrowing as follows:

                                                                 1997          1998
                                                              -----------   -----------
Bank credit agreements:
  Revolving credit facilities...............................  $15,053,484
  Term loan.................................................    8,550,000   $14,250,000
  Equipment term loans......................................    4,559,937     3,339,218
Capital lease obligations...................................    1,086,967        60,931
Equipment loans.............................................    2,057,414       485,623
                                                              -----------   -----------
          Total.............................................   31,307,802    18,135,772
Less current portion........................................   17,719,780     4,727,782
                                                              -----------   -----------
Notes payable -- non-current................................  $13,588,022   $13,407,990
                                                              ===========   ===========

     On April 29, 1998, the Company signed an amendment to its current bank credit agreement, increasing the total facility to $85.0 million. The amended bank credit agreement provides for (i) a $30.0 million revolving working capital facility; (ii) a $15.0 million standby letter of credit facility; (iii) a $25.0 million revolving equipment acquisition and small business purchase facility; and (iv) a $15.0 million five-year term loan. The revolving working capital facility, the standby letter of credit facility and the revolving equipment facility are available for a two-year period.

     The revolving working capital facility bears interest, at the option of the Company, at the bank's prime interest rate minus 1.00% or LIBOR plus 1.50%. In October 1997, the Company borrowed $4.9 million under this facility to pay off a subsidiary's previously existing credit facility. On November 28, 1997, the Company repaid the outstanding balance of this facility with proceeds from the public offering of its common stock. As of July 31, 1998, there was no outstanding balance on this facility, resulting in an available borrowing capacity of $30.0 million.

     The outstanding principal under the term loan bears interest at the bank's prime interest rate minus 0.50% (8.00% at July 31, 1998). Principal and interest is payable in quarterly installments through April 2003. The outstanding principal under the term loan was increased to $15.0 million in accordance with the terms of the amended bank credit agreement. The amount outstanding on the term loan was $14.3 million at July 31, 1998.

     The outstanding loans under the revolving equipment acquisition and small business purchase facility bear interest, at the option of the Company, at the bank's prime interest rate minus 0.75% or LIBOR plus 1.75%. At July 31, 1998, the interest rates on the outstanding revolving equipment and small business purchase facility were at the LIBOR option ranging from 7.53% to 7.81%. The advances under the revolving equipment acquisition and small business purchase facility are converted to term loans with maturities not to

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
exceed 48 months. The outstanding principal on the equipment term loans is payable in monthly installments through February 2001. In October 1997, the Company borrowed $1.0 million to buy out existing operating leases and $1.7 million to refinance equipment under a subsidiary's previously existing credit facility. During the fiscal year ended July 31, 1998, the Company repaid $1.3 million under this facility. The amount outstanding on the revolving equipment acquisition and small business purchase facility was $3.3 million at July 31, 1998 resulting in an available borrowing capacity of $21.7 million.

     The Company had outstanding standby letters of credit issued to the Company's insurance administrators as part of its self-insurance program of $11.6 million at July 31, 1998.

     The amended bank credit agreement contains restrictions which, among other things, require maintenance of certain financial ratios and covenants, restricts encumbrances of assets and creation of indebtedness, and limits the payment of cash dividends. Cash dividends are limited to 50% of each fiscal year's after-tax profits. No cash dividends have been paid during fiscal 1998. The amended credit facility is secured by the Company's assets and guaranteed by each of its subsidiaries. At July 31, 1998, the Company was in compliance with all of the financial covenants and conditions.

     At July 31, 1997, CCG had a $6.6 million revolving bank credit facility of which $5.9 million was outstanding. The interest rate on this facility was at the bank's prime interest rate plus 0.75% and was collateralized by 75% of the eligible trade accounts receivable, inventory, and certain real property owned by a partnership, whose general partners are the former shareholders of CCG. This facility was an existing arrangement made by CCG prior to the acquisition by Dycom. In October 1997, the Company paid off the outstanding balance of $6.6 million and terminated the facility by borrowing $4.9 million against its revolving working capital facility and $1.7 million against the revolving equipment acquisition and small business purchase facility.

     The Company's recently acquired subsidiaries, CCI and ITI, had credit facilities entered into prior to the acquisition by Dycom. CCI had a $5.2 million revolving credit facility for funding working capital and a $2.0 million term note incurred to purchase equipment. The interest rate on the revolving credit facility was at the bank's prime interest rate and the interest rate on the term loan was at 8.75%. ITI had a $2.0 million revolving credit facility for funding working capital and a $0.5 million multiple advance term facility for equipment acquisitions. The interest rates on the revolving credit facility and the multiple advance term facility were at the bank's prime interest rate. The obligations were secured by substantially all of CCI's and ITI's assets. The facilities contained restrictions, which among other things, required the maintenance of certain financial ratios and covenants and restricted the payment of cash dividends. During the fourth quarter of fiscal 1998, the Company paid off the outstanding balances of $8.1 million under these facilities with existing cash balances and subsequently terminated such facilities.

     In addition to the borrowings under the amended bank credit agreement, certain subsidiaries have outstanding obligations under capital leases and other equipment financing arrangements. During fiscal 1998, the Company repaid $2.6 million of outstanding balances on capital lease obligations and other equipment term loans with existing cash balances. The remaining obligations are payable in monthly installments expiring at various dates through September 2000.

     The estimated aggregate annual principal repayments for notes payable and capital lease obligations in the next five years are $4,727,782 in 1999, $4,662,843 in 2000, $3,495,147 in 2001, $3,000,000 in 2002, and $2,250,000 in
2003.

     Interest costs incurred on notes payable, all of which is expensed, for the years ended July 31, 1996, 1997, and 1998 were $2,515,814, $2,619,191, and
$2,045,571, respectively. Such amounts are included in general and administrative expenses in the accompanying consolidated statements of operations.

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES

     The interest rates on notes payable under the bank credit agreement are at current rates and, therefore, the carrying amount approximates fair value.

9.  INCOME TAXES

     The components of the provision (benefit) for income taxes are:

                                                       1996         1997         1998
                                                    ----------   ----------   -----------
Current:
  Federal.........................................  $4,265,617   $6,248,234   $10,565,688
  State...........................................   1,447,065    1,904,858     2,613,336
                                                    ----------   ----------   -----------
                                                     5,712,682    8,153,092    13,179,024
                                                    ----------   ----------   -----------
Deferred:
  Federal.........................................    (522,169)     191,765       737,355
  State...........................................                 (134,700)     (395,550)
  Valuation allowance.............................  (1,058,027)    (253,306)     (475,185)
                                                    ----------   ----------   -----------
                                                    (1,580,196)    (196,241)     (133,380)
                                                    ----------   ----------   -----------
          Total tax provision.....................  $4,132,486   $7,956,851   $13,045,644
                                                    ==========   ==========   ===========

     The deferred tax provision (benefit) is the change in the deferred tax assets and liabilities representing the tax consequences of changes in the amount of temporary differences and changes in tax rates during the year. Prior to the acquisition by Dycom, CCI and ITI elected under Subchapter S of the Internal Revenue Code to have the stockholders recognize their proportionate share of CCI's and ITI's taxable income on their personal income tax returns in lieu of paying corporate income taxes. At April 6, 1998, the consummation date of the acquisition, CCI and ITI recorded a deferred tax liability (asset) of $616,358 and $(11,035), respectively, which was included in the third quarter results of operations. The deferred tax assets and liabilities at July 31 are comprised of the following:

                                                                 1997         1998
                                                              ----------   ----------
Deferred tax assets:
  Self-insurance, warranty, and other non-deductible
     reserves...............................................  $3,943,356   $5,164,116
  Allowance for doubtful accounts...........................     346,993      879,306
  Small tools...............................................     348,067      380,153
                                                              ----------   ----------
                                                               4,638,416    6,423,575
  Valuation allowance.......................................    (475,185)
                                                              ----------   ----------
                                                              $4,163,231   $6,423,575
                                                              ==========   ==========
Deferred tax liabilities:
  Property and equipment....................................  $1,357,721   $2,950,402
  Unamortized acquisition costs.............................     212,542      248,612
  Retainage.................................................                  498,213
                                                              ----------   ----------
                                                              $1,570,263   $3,697,227
                                                              ==========   ==========
Net deferred tax assets.....................................  $2,592,968   $2,726,348
                                                              ==========   ==========

     A valuation allowance is provided when it is more likely than not that some portion of the Company's deferred tax assets will not be realized. The valuation allowance recorded in the financial statements reduces deferred tax assets to an amount that represents management's best estimate of the amount of deferred tax assets that more likely than not will be realized. In fiscal 1997, the Company reduced the valuation allowance by $0.3 million. In fiscal 1998, the Company reversed the remaining $475,185 balance of the valuation

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
allowance. The Company believes that it is more likely than not that the deferred tax assets will be realized based on the available evidence supporting the reversing deductible temporary differences being offset by reversing taxable temporary differences and the existence of sufficient taxable income within the current carryback periods.

     The difference between the total tax provision and the amount computed by applying the statutory federal income tax rates to pre-tax income is as follows:

                                                       1996         1997         1998
                                                    ----------   ----------   -----------
Statutory rate applied to pre-tax income..........  $4,919,185   $8,319,671   $12,628,442
State taxes, net of federal tax benefit...........     955,063    1,257,206     1,779,712
Amortization of intangible assets, with no tax
  benefit.........................................      52,730       52,730        54,281
Tax effect of non-deductible items................     139,101      374,564       389,999
Valuation allowance...............................  (1,058,027)    (253,306)     (475,185)
Income from S Corporations (CCI and ITI)..........    (907,814)  (1,719,027)   (1,827,023)
Deferred taxes of pooled companies................                                605,323
Other items, net..................................      32,248      (74,987)     (109,905)
                                                    ----------   ----------   -----------
          Total tax provision.....................  $4,132,486   $7,956,851   $13,045,644
                                                    ==========   ==========   ===========

     The Internal Revenue Service (the "IRS") has examined and closed the Company's consolidated federal income tax returns for all years through fiscal 1993. The Company has settled all assessments of additional taxes and believes that it has made adequate provision for income taxes that may become payable with respect to open tax years. The IRS has examined and closed the income tax returns for the years through fiscal 1994 for CCG. The IRS is currently auditing the 1995 and 1996 tax years of ITI.

10.  REVENUES -- OTHER

     The components of other revenues are as follows:

                                                        1996         1997         1998
                                                     ----------   ----------   ----------
Interest income....................................  $  271,398   $  215,062   $1,597,987
Gain on sale of fixed assets.......................     736,131      601,645      375,772
Miscellaneous income...............................     350,403      364,625      675,470
                                                     ----------   ----------   ----------
          Total other revenues.....................  $1,357,932   $1,181,332   $2,649,229
                                                     ==========   ==========   ==========

11.  CAPITAL STOCK

     On June 1, 1992, the Company approved a Shareholder Rights Plan. All shareholders of record on June 15, 1992 were issued a Right for each outstanding share of the Company's common stock. Each Right entitles the holder to purchase one-half share of common stock for an exercise price of $18 subject to adjustment. The Right is exercisable only when a triggering event occurs. The triggering events, among others, are a person or group's (1) acquisition of 20% or more of Dycom's common stock, (2) commencement of a tender offer which would result in the person or group owning 20% or more of Dycom's common stock, or (3) acquisition of at least 10% of Dycom's common stock and such acquisition is determined to have effects adverse to the Company. The Company can redeem the Rights at $0.01 per Right at any time prior to ten days after a triggering event occurs.

     Certain executive officers of the Company have change of control agreements with the Company, which provide substantial compensation upon the change of control of the Company. The payments pursuant to these agreements would be triggered by any person's acquisition of more than 50% of the Company's outstanding

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
securities, the sale or transfer of substantially all of Dycom's assets to someone other than a wholly-owned subsidiary of the Company, or a change of control of the Board of Directors.

12.  STOCK OFFERING

     The Company concluded the public offering of 2,700,000 shares of its common stock on November 4, 1997. The Company offered 1,573,378 shares and selling shareholders offered 1,126,622 shares at an offering price of $20.00 per share. The Company received $29,736,844 on November 10, 1997 which is net of an underwriting discount of $1.10 per share. Additionally, the underwriters exercised their option to purchase 405,000 shares to cover over-allotments. The Company received $7,654,500 on November 25, 1997 as payment for the over-allotments. The total offering proceeds, net of offering expenses of $432,726, are included in stockholders' equity on the July 31, 1998 balance sheet. On November 28, 1997, the Company repaid the outstanding balance of its revolving working capital facility and will use the balance of the proceeds to fund the Company's growth strategy, including acquisitions, working capital and capital expenditures and for other general corporate purposes.

13.  EMPLOYEE BENEFIT PLAN

     The Company and certain of its subsidiaries sponsor defined contribution plans that provide retirement benefits to all employees that elect to participate. Under the plans, participating employees may defer up to 15% of their base pre-tax compensation. Generally, the Company's contributions to the plans are discretionary except for CCI which has a 25% company match up to the first 5% of the employee's contributions. The Company's contributions were $158,451, $287,179, and $398,529 in fiscal years 1996, 1997 and 1998, respectively.

14.  STOCK OPTION PLANS

     The Company has reserved 900,000 shares of common stock under its 1991 Incentive Stock Option Plan (the "1991 Plan") which was approved by the shareholders on November 25, 1991. The 1991 Plan provides for the granting of options to key employees until it expires in 2001. Options are granted at the closing price on the date of grant and are exercisable over a period of up to five years. Since the 1991 Plan's adoption, certain of the options granted have lapsed as a result of employees terminating their employment with the Company. At July 31, 1996, 1997, and 1998, options available for grant under the 1991 Plan were 427,353 shares, 384,118 shares, and 133,188 shares, respectively.

     In fiscal 1998, the Company granted to key employees under the 1991 Plan, options to purchase an aggregate of 258,980 shares of common stock. The options were granted at prices ranging from $18.25 to $26.625, prices representing the fair market value on the date of grant.

     On August 24, 1998, the Company granted to key employees under the 1991 Plan options to purchase an aggregate of 141,288 shares of common stock. The options were granted at $31 13/16, the fair market value on the date of grant.

     In addition to the stock option plan discussed above, the Company has agreements outside of the plan with the non-employee members of the Board of Directors (the "Directors Plan"). On January 10, 1994, the Company granted to the non-employee Directors, non-qualified options to purchase an aggregate of 60,000 shares of common stock. The options were granted at $3.875, the fair market value on the date of grant, with vesting over a three-year period.

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES

     The following table summarizes the stock option transactions under the 1991 Plan and the Directors Plan for the three years ended July 31, 1996, 1997, and 1998:

                                                                   WEIGHTED AVERAGE
                                                              --------------------------
                                                               NUMBER
                                                                 OF
                                                               SHARES     EXERCISE PRICE
                                                              ---------   --------------
Options outstanding at July 31, 1995........................   544,173        $ 4.29
  Terminated................................................   (50,526)       $ 7.43
  Exercised.................................................   (57,502)       $ 3.46
Options outstanding at July 31, 1996........................   436,145        $ 4.54
  Granted...................................................   100,000        $13.50
  Terminated................................................   (56,765)       $ 4.57
  Exercised.................................................  (213,143)       $ 4.02
Options outstanding at July 31, 1997........................   266,237        $10.32
  Granted...................................................   258,980        $20.59
  Terminated................................................    (8,050)       $14.28
  Exercised.................................................   (76,476)       $ 4.67
Options outstanding at July 31, 1998........................   440,691        $15.74
Exercisable options at
  July 31, 1996.............................................   190,817        $ 3.78
  July 31, 1997.............................................    69,933        $ 5.21
  July 31, 1998.............................................    87,191        $ 6.75

     The range of exercise prices for options outstanding at July 31, 1998 was $2.75 to $26.625. The range of exercise prices for options is wide due primarily to the increasing price of the Company's stock over the period of the grants.

     The following summarizes information about options outstanding at July 31, 1998:

                                                                  OUTSTANDING OPTIONS
                                                           ----------------------------------
                                                                        WEIGHTED     WEIGHTED
                                                            NUMBER       AVERAGE     AVERAGE
                                                              OF       CONTRACTUAL   EXERCISE
                                                            SHARES        LIFE        PRICE
                                                           ---------   -----------   --------
Range of exercise prices
  $2.75 to $8.00.........................................   100,146        1.4        $ 5.16
  $12.00 to $20.00.......................................   266,845        3.8        $16.74
  $20.00 to $26.625......................................    73,700        4.7        $26.49
                                                            -------        ---        ------
                                                            440,691        3.4        $15.74
                                                            =======        ===        ======

                                                               EXERCISABLE OPTIONS
                                                              ----------------------
                                                              EXERCISABLE   WEIGHTED
                                                                 AS OF      AVERAGE
                                                               JULY 31,     EXERCISE
                                                                 1998        PRICE
                                                              -----------   --------
Range of exercise prices
  $2.75 to $8.00............................................    70,086       $ 5.11
  $12.00 to $26.625.........................................    17,105       $13.50
                                                                ------       ------
                                                                87,191       $ 6.75
                                                                ======       ======

     These options will expire if not exercised at specific dates ranging from November 1998 to April 2003. The prices for the options exercisable at July 31, 1998 ranged from $2.75 to $13.50.

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES

     As discussed in Note 1, the Company has adopted the disclosure-only provisions of SFAS No. 123. The fair value of the options granted in fiscal 1997 and 1998 have been estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions: expected stock volatility of 58.97% in 1997 and 55.36% in 1998; risk-free interest rates of 6.57% in 1997 and 5.50% in 1998; expected lives of 4 years for 1997 and 1998, and no dividend yield in both years, due to the Company's recent history of not paying cash dividends.

     The Black-Scholes option valuation model was developed for estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because option valuation models require the use of subjective assumptions and changes in these assumptions can materially impact the fair value of the options and the Company's options do not have the characteristics of traded options, the option valuation models do not necessarily provide a reliable measure of the fair value of its options. The estimated fair value of stock options granted during fiscal 1997 and 1998 was $6.98 and $10.13 per share, respectively.

     The pro forma disclosures amortize to expense the estimated compensation costs for its stock options granted subsequent to July 31, 1996 over the options vesting period. The Company's fiscal 1996, 1997 and 1998 pro forma net earnings and earnings per share are reflected below:

                                                      1996         1997          1998
                                                   ----------   -----------   -----------
Net Income:
Pro forma net income reflecting stock option
  compensation costs.............................  $9,922,327   $15,687,084   $21,858,609
Pro forma earnings per share reflecting stock
  option compensation costs:
     Basic.......................................  $     0.53   $      0.83   $      1.03
     Diluted.....................................  $     0.52   $      0.82   $      1.02
Net Income:
Reflecting pro forma tax expense related to S
  corporations
     Pro forma net income reflecting stock option
       compensation costs........................  $9,195,051   $13,802,854   $20,484,349
     Pro forma earnings per share reflecting
       stock option compensation costs:
          Basic..................................  $     0.49   $      0.73   $      0.97
          Diluted................................  $     0.48   $      0.72   $      0.95

15.  RELATED PARTY TRANSACTIONS

     The Company's subsidiary, CCG, leases administrative offices from a partnership of which certain officers of the subsidiary are the general partners and the Company's newly acquired subsidiaries, CCI and ITI, lease administrative offices from a corporation of which certain officers of the subsidiaries are shareholders. ITI advanced the corporation $268,860 for leasehold improvements to its administrative office building. The amount advanced was fully reimbursed by July 31, 1998. The total expense under these arrangements for the years ended July 31, 1996, 1997, and 1998 was $184,200, $242,310, and $304,010,
respectively. The future minimum lease commitments under these arrangements are $299,760 in 1999, $299,760 in 2000, $203,760 in 2001 and $80,900 in 2002.

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES

16.  MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

     The operating subsidiaries obtain contracts from both public and private concerns. For the years ended July 31, 1996, 1997, and 1998, approximately 36%, 27%, and 22%, respectively, of the contract revenues were from BellSouth Telecommunications, Inc. ("BellSouth"), 16%, 18%, and 24%, respectively, of the contract revenues were from Comcast Cable Communications, Inc. ("Comcast"), and 6.4%, 6.3%, and 7.2%, respectively, of the contract revenues were from GTE Corporation ("GTE").

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. BellSouth, Comcast, and GTE represent a significant portion of the Company's customer base. As of July 31, 1997, the total outstanding trade receivables from BellSouth, Comcast, and GTE were $5.7 million or 12%, $11.5 million or 23%, and $2.2 million or 4%, respectively, of the outstanding trade receivables. At July 31, 1998, the total outstanding trade receivables from BellSouth, Comcast, and GTE were $7.9 million or 13%, $16.9 million or 27%, and $2.3 million or 4%, respectively, of the Company's outstanding trade receivables.

17.  COMMITMENTS AND CONTINGENCIES

     The Company and its subsidiaries have operating leases covering office facilities, vehicles, and equipment which have noncancelable terms in excess of one year. During fiscal 1996, 1997, and 1998, the Company entered into numerous operating leases for vehicles and equipment. Certain of these leases contain renewal provisions and generally require the Company to pay insurance, maintenance, and other operating expenses. Total expense incurred under operating lease agreements, excluding the transactions with related parties (see
Note 15), for the years ended July 31, 1996, 1997, and 1998, was $5,305,237,
$6,732,699, and $6,754,934, respectively. The future minimum obligations under these leases are $4,599,287 in 1999; $2,046,435 in 2000; $954,796 in 2001;
$526,526 in 2002, $323,338 in 2003 and $56,900 thereafter.

     In September 1995, the State of New York commenced a sales and use tax audit of CCG for the years 1989 through 1995. As a result of the audit, certain additional taxes were paid by CCG in fiscal 1996. In addition, the State of New York concluded that cable television service providers are subject to New York State sales taxes for the construction of cable television distribution systems, and by a Notice dated January 1997, asserted amounts due from CCG for sales taxes and interest for the periods through August 31, 1995, aggregating approximately $1.3 million. Any sales taxes asserted against the Company may be offset by use taxes already paid by customers of the Company. The Company intends to vigorously contest the assertion. The Company is unable to assess the likelihood of any particular outcome at this time or to quantify the effect a resolution of this matter may have on the Company's consolidated financial statements.

     In the normal course of business, certain subsidiaries of the Company have pending and unasserted claims. It is the opinion of the Company's management, based on the information available at this time, that these claims will not have a material adverse impact on the Company's consolidated financial statements.

18.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The Company has historically experienced variability in revenues, income before income taxes and net income on a quarterly basis. A significant amount of this variability is due to the fact that the Company's business is subject to seasonal fluctuations, with activity in its second and occasionally third fiscal quarters (the quarters ended January 31 and April 30 in a given fiscal year) being adversely affected by weather. In addition, budgetary spending patterns of significant customers, which often run on a calendar year basis, have resulted in greater volatility of second fiscal quarter results.

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES

     In the opinion of management, the following unaudited quarterly data for the years ended July 31, 1997 and 1998 reflect all adjustments necessary for the fair presentation of a statement of operations. All such adjustments are of a normal recurring nature other than as discussed below. The Company acquired CCI and ITI ("Pooled Companies") on April 6, 1998. The acquisitions were accounted for as poolings of interests and accordingly, the unaudited quarterly financial statements for the periods presented include the accounts of CCI and ITI. The quarterly data for CCI and ITI for the quarter including the consummation date of the mergers and the subsequent quarter are included in the Dycom data. The earnings per common share calculation for each quarter is based on the weighted average shares of common stock outstanding plus the dilutive effect of stock options. The sum of the quarters earnings per common share may not necessarily be equal to the full year earnings per common share amounts.

                                                   IN WHOLE DOLLARS, EXCEPT PER SHARE AMOUNTS
                                             ------------------------------------------------------
                                                FIRST        SECOND         THIRD         FOURTH
                                               QUARTER       QUARTER       QUARTER       QUARTER
                                             -----------   -----------   -----------   ------------
1997
Revenues:
  Dycom....................................  $56,414,412   $57,275,311   $63,181,306   $ 67,052,452
  Pooled Companies.........................   15,816,874    14,502,399    17,628,078     20,548,608
                                             -----------   -----------   -----------   ------------
                                             $72,231,286   $71,777,710   $80,809,384   $ 87,601,060
                                             ===========   ===========   ===========   ============
Income Before Income Taxes:
  Dycom....................................  $ 3,981,240   $ 3,575,407   $ 4,700,378   $  6,784,493
  Pooled Companies.........................    1,141,040       393,687     1,373,172      1,821,072
                                             -----------   -----------   -----------   ------------
                                             $ 5,122,280   $ 3,969,094   $ 6,073,550   $  8,605,565
                                             ===========   ===========   ===========   ============
Net Income:
  Dycom....................................  $ 2,236,041   $ 2,314,166   $ 2,818,373   $  3,850,228
  Pooled Companies.........................    1,176,518       245,568     1,373,172      1,799,572
                                             -----------   -----------   -----------   ------------
                                             $ 3,412,559   $ 2,559,734   $ 4,191,545   $  5,649,800
                                             ===========   ===========   ===========   ============
Earnings per Common Share:
  Basic....................................  $      0.18   $      0.14   $      0.22   $       0.30
  Diluted..................................  $      0.18   $      0.13   $      0.22   $       0.29
Pro Forma Net Income:
  Dycom....................................  $ 2,236,041   $ 2,314,166   $ 2,818,373   $  3,850,228
  Pooled Companies.........................      647,285       185,447       810,610      1,067,258
                                             -----------   -----------   -----------   ------------
                                             $ 2,883,326   $ 2,499,613   $ 3,628,983   $  4,917,486
                                             ===========   ===========   ===========   ============
Pro Forma Earnings per Common Share:
  Basic....................................  $      0.15   $      0.13   $      0.19   $       0.26
  Diluted..................................  $      0.15   $      0.13   $      0.19   $       0.26

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES

                                                   IN WHOLE DOLLARS, EXCEPT PER SHARE AMOUNTS
                                             ------------------------------------------------------
                                                FIRST        SECOND         THIRD         FOURTH
                                               QUARTER       QUARTER       QUARTER       QUARTER
                                             -----------   -----------   -----------   ------------
1998
Revenues:
  Dycom....................................  $70,793,691   $62,622,353   $96,872,826   $101,592,970
  Pooled Companies.........................   20,638,774    18,842,178            --             --
                                             -----------   -----------   -----------   ------------
                                             $91,432,465   $81,464,531   $96,872,826   $101,592,970
                                             ===========   ===========   ===========   ============
Income Before Income Taxes:
  Dycom....................................  $ 6,165,432   $ 5,417,012   $ 8,807,157   $ 11,619,113
  Pooled Companies.........................    2,222,087     1,850,463            --             --
                                             -----------   -----------   -----------   ------------
                                             $ 8,387,519   $ 7,267,475   $ 8,807,157   $ 11,619,113
                                             ===========   ===========   ===========   ============
Net Income:
  Dycom....................................  $ 3,515,950   $ 3,246,711   $ 5,343,005   $  7,088,957
  Pooled Companies.........................    2,222,087     1,618,910            --             --
                                             -----------   -----------   -----------   ------------
                                             $ 5,738,037   $ 4,865,621   $ 5,343,005   $  7,088,957
                                             ===========   ===========   ===========   ============
Earnings per Common Share:
  Basic....................................  $      0.30   $      0.23   $      0.24   $       0.32
  Diluted..................................  $      0.30   $      0.22   $      0.24   $       0.32
Pro Forma Net Income:
  Dycom....................................  $ 3,515,950   $ 3,246,711   $ 5,432,241   $  7,088,957
  Pooled Companies.........................    1,298,383     1,079,118            --             --
                                             -----------   -----------   -----------   ------------
                                             $ 4,814,333   $ 4,325,829   $ 5,432,241   $  7,088,957
                                             ===========   ===========   ===========   ============
Pro Forma Earnings per Common Share:
  Basic....................................  $      0.25   $      0.20   $      0.25   $       0.32
  Diluted..................................  $      0.25   $      0.20   $      0.24   $       0.32

     The 1997 fourth quarter results of operations include a $0.3 million reduction in the deferred tax asset valuation allowance. The third and fourth quarter 1998 results of operations include a reduction in the deferred tax asset valuation allowance of $0.2 million and $0.2 million, respectively.

19.  SUBSEQUENT EVENT

     On December 14, 1998, the Board of Directors declared a 3-for-2 split of the Company's common stock, effected in the form of a stock dividend paid on January 4, 1999 to stockholders of record on December 23, 1998. All agreements concerning stock options provide for the issuance of additional shares due to the declaration of the stock split. An amount equal to the par value of the common shares issued plus cash paid in lieu of fractional shares was transferred from capital in excess of par value to the common stock account. All references to earnings per common share information and to the number of shares used to calculate per common share information have been adjusted to reflect the stock split on a retroactive basis.

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                                JULY 31,     JANUARY 31,
                                                                  1998           1999
                                                              ------------   ------------
                                         ASSETS
CURRENT ASSETS:
Cash and equivalents........................................  $ 35,927,307   $ 33,985,787
Accounts receivable, net....................................    62,142,808     50,242,669
Costs and estimated earnings in excess of billings..........    14,382,620     19,377,664
Deferred tax assets, net....................................     2,726,348      2,668,146
Other current assets........................................     3,014,199      7,253,689
                                                              ------------   ------------
          Total current assets..............................   118,193,282    113,527,955
                                                              ------------   ------------
PROPERTY AND EQUIPMENT, net.................................    42,865,197     58,126,177
                                                              ------------   ------------
OTHER ASSETS:
Intangible assets, net......................................     4,529,270      4,507,489
Deferred tax assets.........................................                       53,066
Other.......................................................       730,342      4,524,833
                                                              ------------   ------------
          Total other assets................................     5,259,612      9,085,388
                                                              ------------   ------------
          TOTAL.............................................  $166,318,091   $180,739,520
                                                              ============   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable............................................  $ 12,182,699   $ 13,523,311
Notes payable...............................................     4,727,782      4,743,624
Accrued self-insured claims.................................     2,440,303      2,729,208
Income taxes payable........................................     2,812,144        618,362
Other accrued liabilities...................................    14,819,181     13,764,652
                                                              ------------   ------------
          Total current liabilities.........................    36,982,109     35,379,157
NOTES PAYABLE...............................................    13,407,990     11,181,614
ACCRUED SELF-INSURED CLAIMS.................................     7,454,849      8,403,196
OTHER LIABILITIES...........................................    10,094,195     11,043,894
                                                              ------------   ------------
          Total liabilities.................................    67,939,143     66,007,861
                                                              ------------   ------------
COMMITMENTS AND CONTINGENCIES, Note 8
STOCKHOLDERS' EQUITY:
Preferred stock, par value $1.00 per share:
  1,000,000 shares authorized; no shares issued and
     outstanding
Common stock, par value $.33 1/3 per share:
  50,000,000 shares authorized; 14,722,731 and 22,240,400
     shares issued and outstanding, respectively............     4,907,577      7,413,466
Additional paid-in capital..................................    62,496,252     62,198,781
Retained earnings...........................................    30,975,119     45,119,412
                                                              ------------   ------------
          Total stockholders' equity........................    98,378,948    114,731,659
                                                              ------------   ------------
          TOTAL.............................................  $166,318,091   $180,739,520
                                                              ============   ============

     See notes to condensed consolidated financial statements -- unaudited.

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                              FOR THE THREE MONTHS ENDED
                                                                      JANUARY 31,
                                                              ---------------------------
                                                                  1998           1999
                                                              ------------   ------------
REVENUES:
Contract revenues earned....................................  $80,680,559    $96,727,284
Other, net..................................................      783,972        727,268
                                                              -----------    -----------
          Total.............................................   81,464,531     97,454,552
                                                              -----------    -----------
Expenses:
Costs of earned revenues excluding depreciation.............   63,636,371     73,468,675
General and administrative..................................    7,360,048      8,676,838
Depreciation and amortization...............................    3,200,637      4,144,089
                                                              -----------    -----------
          Total.............................................   74,197,056     86,289,602
                                                              -----------    -----------
INCOME BEFORE INCOME TAXES..................................    7,267,475     11,164,950
                                                              -----------    -----------
PROVISION FOR INCOME TAXES:
  Current...................................................    2,041,386      4,201,198
  Deferred..................................................      360,468        313,602
                                                              -----------    -----------
          Total.............................................    2,401,854      4,514,800
                                                              -----------    -----------
NET INCOME..................................................  $ 4,865,621    $ 6,650,150
                                                              ===========    ===========
EARNINGS PER COMMON SHARE:
  Basic.....................................................  $      0.23    $      0.30
                                                              ===========    ===========
  Diluted...................................................  $      0.22    $      0.29
                                                              ===========    ===========
PRO FORMA NET INCOME AND EARNINGS
  PER COMMON SHARE DATA:
  Income before income taxes................................  $ 7,267,475
  Pro forma provision for income taxes......................    2,941,646
                                                              -----------
PRO FORMA NET INCOME........................................  $ 4,325,829
                                                              ===========
PRO FORMA EARNINGS PER COMMON SHARE:
  Basic.....................................................  $      0.20
                                                              ===========
  Diluted...................................................  $      0.20
                                                              ===========

     See notes to condensed consolidated financial statements -- unaudited.

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                                                               FOR THE SIX MONTHS ENDED
                                                                      JANUARY 31,
                                                              ---------------------------
                                                                  1998           1999
                                                              ------------   ------------
REVENUES:
Contract revenues earned....................................  $171,813,092   $205,340,440
Other, net..................................................     1,083,904      1,416,362
                                                              ------------   ------------
          Total.............................................   172,896,996    206,756,802
                                                              ------------   ------------
EXPENSES:
Costs of earned revenues excluding depreciation.............   134,956,874    154,648,923
General and administrative..................................    15,961,757     20,214,381
Depreciation and amortization...............................     6,323,371      8,116,827
                                                              ------------   ------------
          Total.............................................   157,242,002    182,980,131
                                                              ------------   ------------
INCOME BEFORE INCOME TAXES..................................    15,654,994     23,776,671
                                                              ------------   ------------
PROVISION FOR INCOME TAXES:
  Current...................................................     4,877,597      9,627,242
  Deferred..................................................       173,739          5,136
                                                              ------------   ------------
          Total.............................................     5,051,336      9,632,378
                                                              ------------   ------------
NET INCOME..................................................  $ 10,603,658   $ 14,144,293
                                                              ============   ============
EARNINGS PER COMMON SHARE:
  Basic.....................................................  $       0.52   $       0.64
                                                              ============   ============
  Diluted...................................................  $       0.51   $       0.63
                                                              ============   ============
PRO FORMA NET INCOME AND EARNINGS
  PER COMMON SHARE DATA:
  Income before income taxes................................  $ 15,654,994
  Pro forma provision for income taxes......................     6,514,832
                                                              ------------
PRO FORMA NET INCOME........................................  $  9,140,162
                                                              ============
PRO FORMA EARNINGS PER COMMON SHARE:
     Basic..................................................  $       0.45
                                                              ============
     Diluted................................................  $       0.44
                                                              ============

     See notes to condensed consolidated financial statements -- unaudited.

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              FOR THE SIX MONTHS ENDED
                                                                     JANUARY 31,
                                                              -------------------------
                                                                 1998          1999
                                                              -----------   -----------
INCREASE (DECREASE) IN CASH AND EQUIVALENTS FROM:
OPERATING ACTIVITIES:
Net income..................................................  $10,603,658   $14,144,293
Adjustments to reconcile net cash provided by operating
  activities:
     Depreciation and amortization..........................    6,323,371     8,116,827
     Gain on disposal of assets.............................     (177,643)     (161,439)
     Deferred income taxes..................................      173,739         5,136
Changes in assets and liabilities:
     Accounts receivable, net...............................    3,768,114    11,900,139
     Unbilled revenues, net.................................   (2,510,658)   (4,995,044)
     Other current assets...................................     (190,480)   (4,239,490)
     Other assets...........................................       96,963      (794,491)
     Accounts payable.......................................   (4,705,467)    1,340,612
     Accrued self-insured claims and other liabilities......   (2,153,215)    1,132,422
     Accrued income taxes...................................     (846,507)   (2,193,782)
                                                              -----------   -----------
Net cash inflow from operating activities...................   10,381,875    24,255,183
                                                              -----------   -----------
INVESTING ACTIVITIES:
     Capital expenditures...................................   (9,986,657)  (22,810,098)
     Proceeds from sale of assets...........................      947,830       553,276
     Assets of acquired business............................                   (750,000)
     Investment in unconsolidated affiliate.................                 (3,000,000)
                                                              -----------   -----------
Net cash outflow from investing activities..................   (9,038,827)  (26,006,822)
                                                              -----------   -----------
FINANCING ACTIVITIES:
     Borrowings on notes payable and bank lines-of-credit...    9,569,762            --
     Principal payments on notes payable and bank
      lines-of-credit.......................................  (21,139,918)   (2,398,299)
     Exercise of stock options..............................      173,955     2,208,418
     Proceeds from stock offering...........................   36,958,618            --
     Distributions to shareholders of pooled companies......   (3,897,000)           --
                                                              -----------   -----------
Net cash inflow (outflow) from financing activities.........   21,665,417      (189,881)
                                                              -----------   -----------
NET CASH INFLOW (OUTFLOW) FROM ALL ACTIVITIES...............   23,008,465    (1,941,520)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD.................    5,276,112    35,927,307
                                                              -----------   -----------
CASH AND EQUIVALENTS AT END OF PERIOD.......................  $28,284,577   $33,985,787
                                                              ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW AND NON-CASH INVESTING
  AND FINANCING ACTIVITIES:
  Cash paid during the period for:
     Interest...............................................  $ 1,173,609   $   657,932
     Income taxes...........................................  $ 5,726,979   $10,765,623
Property and equipment acquired and financed with:
  Capital lease obligation..................................                $   187,765
Income tax benefit from stock options exercised.............  $   194,483   $ 1,115,554

     See notes to condensed consolidated financial statements -- unaudited.

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. The accompanying condensed consolidated balance sheets of Dycom Industries, Inc. ("Dycom" or the "Company") as of July 31, 1998 and January 31, 1999, and the related condensed consolidated statements of operations for the three and six months ended January 31, 1998 and 1999, respectively, and the condensed consolidated statements of cash flows for the six months ended January 31, 1998 and 1999 reflect all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of such statements. The results of operations for the three and six months ended January 31, 1999 are not necessarily indicative of the results which may be expected for the entire year.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The condensed consolidated financial statements are unaudited. These statements include Dycom Industries, Inc. and its subsidiaries, all of which are wholly owned. On April 6, 1998, the Company consummated the Cable Com Inc. ("CCI") and Installation Technicians, Inc. ("ITI") acquisitions and issued 1.2 million and 600,000 shares of common stock in exchange for all the outstanding capital stock of CCI and ITI, respectively. These acquisitions were accounted for as poolings of interests and accordingly, the Company's condensed consolidated financial statements include the results of CCI and ITI for all periods presented. Prior to the acquisitions, CCI and ITI used a fiscal year consisting of a 52/53 week time period and, as a result of the merger, have adopted Dycom's fiscal year end of July 31. All periods presented reflect the adoption of such fiscal year end as of the beginning of the period.

     The Company is a leading provider of engineering, construction and maintenance services to telecommunications providers and also performs underground utility locating services and electrical construction and maintenance contracting services. All material intercompany accounts and transactions have been eliminated.

     Pro Forma Adjustments -- Prior to the acquisition by Dycom, CCI and ITI elected under Subchapter S of the Internal Revenue Code to have the stockholders recognize their proportionate share of CCI's and ITI's taxable income on their personal tax returns in lieu of paying corporate income tax. The pro forma net income and earnings per common share on the condensed consolidated statements of operations reflect a provision for current and deferred income taxes for all periods presented as if the corporations were included in Dycom's federal and state income tax returns. At April 6, 1998, the consummation date of the acquisition, CCI and ITI recorded deferred taxes on the temporary differences between the financial reporting basis and the tax basis of their assets and liabilities. The deferred tax (asset) liability recorded by CCI and ITI was $616,358 and $(11,035), respectively.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and such differences may be material to the financial statements.

     Estimates are used in the Company's revenue recognition of work-in-process, allowance for doubtful accounts, self-insured claims liability, deferred tax asset valuation allowance, depreciation and amortization, and in the estimated lives of assets, including intangibles.

     Revenue -- Income on short-term contracts is recognized as the related work is completed. Work-in-process on unit contracts is based on management's estimate of work performed but not billed. Income on long-term contracts is recognized on the percentage-of-completion method based primarily on the ratio of contract costs incurred to date to total estimated contract costs. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is accrued.

     "Costs and estimated earnings in excess of billings" represents the excess of contract revenues recognized under the percentage-of-completion method of accounting for long-term contracts and work-in-process on

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
unit contracts over billings to date. For those contracts in which billings exceed contract revenues recognized to date, such excesses would be included in the caption "billings in excess of costs and estimated earnings".

     Cash and Equivalents -- Cash and equivalents include cash balances on deposit in banks, overnight repurchase agreements, certificates of deposit, commercial paper, and various other financial instruments having an original maturity of three months or less. For purposes of the condensed consolidated statements of cash flows, the Company considers these amounts to be cash equivalents.

     Property and Equipment -- Property and equipment is stated at cost. Depreciation and amortization is computed over the estimated useful life of the assets utilizing the straight-line method. The estimated useful service lives of the assets are: buildings -- 20-31 years; leasehold improvements -- the term of the respective lease or the estimated useful life of the improvements, whichever is shorter; vehicles -- 3-7 years; equipment and machinery -- 2-10 years; and furniture and fixtures -- 3-10 years. Maintenance and repairs are expensed as incurred; expenditures that enhance the value of the property or extend its useful life are capitalized. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in income.

     Intangible Assets -- The excess of the purchase price over the fair market value of the tangible net assets of acquired businesses (goodwill) is amortized on a straight-line basis over 40 years. The appropriateness of the carrying value of goodwill is reviewed periodically by the Company. An impairment loss is recognized when the projected future cash flows is less than the carrying value of goodwill. No impairment loss has been recognized in the periods presented. Non-compete agreements obtained through the purchase of business assets are amortized on a straight-line basis over the term of the agreements.

     Amortization expense was $77,545 and $83,741 for the six month periods ended January 31, 1998 and 1999, respectively. The intangible assets are net of accumulated amortization of $1,306,446 at July 31, 1998 and $1,390,188 at January 31, 1999.

     Self-Insured Claims Liability -- The Company is primarily self-insured, up to certain limits, for automobile and general liability, workers' compensation, and employee group health claims. A liability for unpaid claims and the associated claim expenses, including incurred but not reported losses, is actuarially determined and reflected in the condensed consolidated financial statements as an accrued liability. The self-insured claims liability includes incurred but not reported losses of $5,120,000 and $7,330,000 at July 31, 1998 and January 31, 1999, respectively. The determination of such claims and expenses and the appropriateness of the related liability is continually reviewed and updated.

     Income Taxes -- The Company and its subsidiaries, except for CCI and ITI, file a consolidated federal income tax return. CCI and ITI were included in the Company's consolidated federal income tax return effective April 6, 1998. Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities.

     Per Share Data -- Earnings per common share-basic is computed using the weighted-average common shares outstanding during the period. Earnings per common share-diluted is computed using the weighted-average common shares outstanding during the period and the dilutive effect of common stock options, using the treasury stock method. See Note 3.

     Recently Issued Accounting Pronouncements -- In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. This statement requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES
retained earnings and additional paid-in capital in the equity section of a statement of financial position. This statement is effective for fiscal years beginning after December 15, 1997.

     In June 1997, the FASB issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" which establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes the standards for related disclosures about products and services, geographic areas, and major customers. This statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. The financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This statement is effective for fiscal years beginning after December 15, 1997.

     In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosures about Pension and Other Postretirement Benefits", which revises certain disclosures about pension and other postretirement benefit plans. This statement does not change the measurement and recognition methods for pensions or postretirement benefit costs reported in financial statements. This statement is effective for fiscal years beginning after December 15, 1997.

     In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" which establishes standards for the accounting and reporting of derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999.

     Management is currently evaluating the requirements and related disclosures of SFAS No. 130, 131, 132, and 133.

3.  EARNINGS PER SHARE

     In February 1997, the FASB issued SFAS No. 128 "Earnings per Share" which changes the method of calculating earnings per share and was effective for the Company in the quarter ended January 31, 1998. All periods presented have been restated in accordance with the provisions of SFAS No. 128.

     On December 14, 1998, the Board of Directors declared a three-for-two split of the Company's common stock, effected in the form of a stock dividend paid on January 4, 1999 to shareholders of record on December 23, 1998. All agreements concerning stock options provide for the issuance of additional shares due to the declaration of the stock split. An amount equal to the par value of the common shares issued plus cash paid in lieu of fractional shares was transferred from capital in excess of par value to the common stock account. All references to number of shares and to per share information, except number of shares issued and outstanding as of July 31, 1998, have been adjusted to reflect the stock split on a retroactive basis.

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES

     The following is a reconciliation of the numerators and denominators of the basic and diluted per share computation as required by SFAS No. 128.

                                                               FOR THE THREE MONTHS
                                                                 ENDED JANUARY 31,
                                                              -----------------------
                                                                 1998         1999
                                                              ----------   ----------
Net income available to common stockholders (numerator).....  $4,865,621   $6,650,150
                                                              ==========   ==========
Weighted-average number of common shares (denominator)......  21,619,506   22,199,923
                                                              ==========   ==========
Earnings per common share -- basic..........................  $     0.23   $     0.30
                                                              ==========   ==========
Weighed-average number of common shares.....................  21,619,506   22,199,923
Potential common stock arising from stock options...........     286,590      412,169
                                                              ----------   ----------
          Total shares (denominator)........................  21,906,096   22,612,092
                                                              ==========   ==========
Earnings per common share -- diluted........................  $     0.22   $     0.29
                                                              ==========   ==========
PRO FORMA EARNINGS PER SHARE DATA:
Pro forma net income available to common stockholders
  (numerator)...............................................  $4,325,829
                                                              ==========
Pro forma earnings per common share -- basic................  $     0.20
                                                              ==========
Pro forma earnings per common share -- diluted..............  $     0.20
                                                              ==========

                                                              FOR THE SIX MONTHS ENDED
                                                                     JANUARY 31,
                                                              -------------------------
                                                                 1998          1999
                                                              -----------   -----------
Net income available to common stockholders (numerator).....  $10,603,658   $14,144,293
                                                              ===========   ===========
Weighted-average number of common shares (denominator)......   20,312,127    22,144,794
                                                              ===========   ===========
Earnings per common share -- basic..........................  $      0.52   $      0.64
                                                              ===========   ===========
Weighed-average number of common shares.....................   20,312,127    22,144,794
Potential common stock arising from stock options...........      280,908       381,024
                                                              -----------   -----------
          Total shares (denominator)........................   20,593,035    22,525,818
                                                              ===========   ===========
Earnings per common share -- diluted........................  $      0.51   $      0.63
                                                              ===========   ===========
PRO FORMA EARNINGS PER SHARE DATA:
Pro forma net income available to common stockholders
  (numerator)...............................................  $ 9,140,162
                                                              ===========
Pro forma earnings per common share -- basic................  $      0.45
                                                              ===========
Pro forma earnings per common share -- diluted..............  $      0.44
                                                              ===========

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES

4.  ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following:

                                                               JULY 31,     JANUARY 31,
                                                                 1998          1999
                                                              -----------   -----------
Contract billings...........................................  $58,888,421   $47,295,278
Retainage...................................................    4,133,590     4,839,257
Other receivables...........................................    1,331,775       908,834
                                                              -----------   -----------
          Total.............................................   64,353,786    53,043,369
Less allowance for doubtful accounts........................    2,210,978     2,800,700
                                                              -----------   -----------
Accounts receivable, net....................................  $62,142,808   $50,242,669
                                                              ===========   ===========

5.  COSTS AND ESTIMATED EARNINGS ON CONTRACTS IN PROGRESS

     The accompanying condensed consolidated balance sheets include costs and estimated earnings on contracts in progress, net of progress billings as follows:

                                                               JULY 31,     JANUARY 31,
                                                                 1998          1999
                                                              -----------   -----------
Costs incurred on contracts in progress.....................  $15,056,642   $19,793,680
Estimated earnings thereon..................................    3,387,933     4,617,836
                                                              -----------   -----------
                                                               18,444,575    24,411,516
Less billings to date.......................................    4,061,955     5,033,852
                                                              -----------   -----------
Costs and estimated earnings in excess of billings..........  $14,382,620   $19,377,664
                                                              ===========   ===========

6.  PROPERTY AND EQUIPMENT

     The accompanying condensed consolidated balance sheets include the following property and equipment:

                                                              JULY 31,     JANUARY 31,
                                                                1998           1999
                                                             -----------   ------------
Land.......................................................  $ 1,592,958   $  2,077,830
Buildings..................................................    2,497,103      3,559,155
Leasehold improvements.....................................    1,459,543      1,448,840
Vehicles...................................................   52,287,135     66,676,786
Equipment and machinery....................................   34,319,707     39,568,769
Furniture and fixtures.....................................    5,638,326      6,218,428
                                                             -----------   ------------
          Total............................................   97,794,772    119,549,808
Less accumulated depreciation and amortization.............   54,929,575     61,423,631
                                                             -----------   ------------
Property and equipment, net................................  $42,865,197   $ 58,126,177
                                                             ===========   ============

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES

7.  NOTES PAYABLE

     Notes payable are summarized by type of borrowings as follows:

                                                               JULY 31,     JANUARY 31,
                                                                 1998          1999
                                                              -----------   -----------
Bank Credit Agreement:
  Term loan.................................................  $14,250,000   $12,750,000
  Equipment term loans......................................    3,339,218     2,595,486
Capital lease obligations...................................       60,931       202,043
Equipment loans.............................................      485,623       377,709
                                                              -----------   -----------
          Total.............................................   18,135,772    15,925,238
Less current portion........................................    4,727,782     4,743,624
                                                              -----------   -----------
Notes payable -- non-current................................  $13,407,990   $11,181,614
                                                              ===========   ===========

     On April 29, 1998, the Company signed an amendment to its bank credit agreement increasing the total facility to $85.0 million. The amended bank credit agreement provides for (i) a $30.0 million revolving working capital facility; (ii) a $15.0 million standby letter of credit facility; (iii) a $25.0 million revolving equipment acquisition and small business purchase facility; and (iv) a $15.0 million five-year term loan. The revolving working capital facility, the standby letter of credit facility and the revolving equipment facility are available for a two-year period.

     The revolving working capital facility bears interest, at the option of the Company, at the bank's prime interest rate minus 1.00% or LIBOR plus 1.50%. As of January 31, 1999, there was no outstanding balance on this facility resulting in an available borrowing capacity of $30.0 million.

     The Company had outstanding standby letters of credit issued to the Company's insurance administrators as part of its self-insurance program of $11.4 million at January 31, 1999.

     The outstanding loans under the revolving equipment acquisition and small business purchase facility bear interest, at the option of the Company, at the bank's prime interest rate minus 0.75% or LIBOR plus 1.75%. At January 31, 1999, the interest rate on the outstanding revolving equipment and small business purchase facility were at the LIBOR option of 7.00%. The advances under the revolving equipment acquisition and small business purchase facility are converted to term loans with maturities not to exceed 48 months. The outstanding principal on the equipment term loans is payable in monthly installments through February 2001. The amount outstanding on the revolving equipment acquisition and small business purchase facility was $2.6 million at January 31, 1999, resulting in an available borrowing capacity of $22.4 million.

     The outstanding principal under the term loan bears interest at the bank's prime interest rate minus 0.50% (7.25% at January 31, 1999). Principal and interest is payable in quarterly installments through April 2003. The amount outstanding on the term loan was $12.8 million at January 31, 1999.

     The amended bank credit agreement contains restrictions which, among other things, requires maintenance of certain financial ratios and covenants, restricts encumbrances of assets and creation of indebtedness, and limits the payment of cash dividends. Cash dividends are limited to 50% of each fiscal year's after-tax profits. No cash dividends were paid during the three and six month periods ended January 31, 1999. The amended bank credit facility is secured by the Company's assets and guaranteed by each of its subsidiaries. At January 31, 1999, the Company was in compliance with all financial covenants and conditions.

     In addition to the borrowings under the amended bank credit agreement, certain subsidiaries have outstanding obligations under capital leases and other equipment financing arrangements. The obligations are payable in monthly installments expiring at various dates through January 2002.

                    DYCOM INDUSTRIES, INC. AND SUBSIDIARIES

     Interest costs incurred on notes payable, all of which were expensed for the three month period ended January 31, 1998 and 1999 were $461,656 and $316,530, respectively. Interest costs for the six month period ended January 31, 1998 and 1999 were $1,097,845 and $665,080, respectively. Such amounts are included in general and administrative expenses in the accompanying condensed consolidated statements of operations.

8.  COMMITMENTS AND CONTINGENCIES

     In September 1995, the State of New York commenced a sales and use tax audit of Communications Construction Group, Inc. ("CCG"), a wholly-owned subsidiary, for the years 1989 through 1995. As a result of the audit, certain additional taxes were paid by CCG in fiscal 1996. In addition, the State of New York concluded that cable television service providers are subject to New York State sales taxes for the construction of cable television distribution systems, and by a Notice dated January 1997, asserted amounts due from CCG for sales taxes and interest for the periods through August 31, 1995, aggregating approximately $1.3 million. Any sales taxes asserted against the Company may be offset by use taxes already paid by the customers of the Company. The Company intends to vigorously contest the assertion. The Company is unable to assess the likelihood of any particular outcome at this time or to quantify the effect a resolution of this matter may have on the Company's consolidated financial statements.

     In the normal course of business, certain subsidiaries of the Company have pending and unasserted claims. It is the opinion of the Company's management, based on the information available at this time, that these claims will not have a material adverse impact on the Company's consolidated financial statements.

9.  SUBSEQUENT EVENT

     On February 3, 1999, the Company acquired all of the outstanding common stock of Locating, Inc. for $10.0 million. Located in Issaquah, Washington, Locating, Inc.'s primary line of business is the locating, marking, and mapping of underground utility facilities for cable television, multiple system operators, telephone companies, and electrical and gas utilities. The Company intends to record this transaction as a purchase.

    INDEX TO PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Basis of Presentation.......................................  P-2
Pro Forma Unaudited Condensed Consolidated Statement of
  Operations for the six months ended January 31, 1999......  P-3
Pro Forma Unaudited Condensed Consolidated Statement of
  Operations for the year ended July 31, 1998...............  P-4
Pro Forma Unaudited Condensed Consolidated Balance Sheet at
  January 31, 1999..........................................  P-5
Notes to Pro Forma Unaudited Condensed Consolidated
  Financial Statements......................................  P-6

                   PRO FORMA UNAUDITED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

     On March 31, 1999, pursuant to a stock purchase agreement, we purchased all of the issued and outstanding shares of common stock of Ervin Cable Construction, Inc. ("ECC") for $21,750,000 in cash and 258,066 shares of our common stock. On April 1, 1999, pursuant to a merger agreement we issued an aggregate of 516,128 shares of our common stock to the shareholders of Apex Digital TV, Inc. ("Apex") in exchange for all the issued and outstanding common stock of Apex. Prior to the acquisitions, the three stockholders of ECC held 80% of the outstanding shares of common stock of Apex.

     The accompanying pro forma unaudited condensed consolidated financial statements are based on the historical financial presentation of our consolidated financial statements, ECC, Apex and Locating, a Washington corporation we acquired for $10 million in February 1999. The pro forma unaudited condensed consolidated financial statements and related notes give effect to these acquisitions under the purchase method of accounting. The accompanying pro forma unaudited condensed consolidated financial statements should be read in conjunction with our consolidated financial statements and notes thereto included in this prospectus and the historical financial statements of ECC and Apex, which are incorporated in this prospectus by reference.

     The pro forma unaudited condensed consolidated balance sheet presents our financial position as if the acquisitions had been completed on January 31, 1999. The pro forma unaudited condensed consolidated statement of operations for the six month period ended January 31, 1999 and for the fiscal year ended July 31, 1998 assume that the acquisitions occurred as of the beginning of the periods presented. The pro forma unaudited condensed consolidated financial statements are presented for illustrative purposes only. They do not purport to be indicative of the financial position or results of operations of Dycom, that would have actually been presented, or which may be obtained in the future. The pro forma unaudited condensed consolidated financial statements do not include any likely cost savings or any synergies that are likely to occur from the acquisitions and there can be no assurances that any such cost savings or synergies will occur. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that we believe are reasonable.

     A preliminary allocation of the purchase price has been made to major categories of assets and liabilities in the accompanying pro forma unaudited condensed consolidated financial statements based on available information. The actual allocation of the purchase price and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein. These pro forma adjustments represent our determination of purchase accounting adjustments and are based upon available information and certain assumptions that we believe to be reasonable. As such, the amounts reflected in the pro forma unaudited condensed consolidated financial statements are subject to change, and final amounts may differ significantly.

       PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED JANUARY 31, 1999

                                                                                     PRO FORMA
                               DYCOM           ECC          APEX        LOCATING    ADJUSTMENTS      PRO FORMA
                            ------------   -----------   -----------   ----------   -----------     ------------
Revenues:
Contract revenues
  earned..................  $205,340,440   $13,215,565   $13,358,208   $6,839,613   $               $238,753,826
Other, net................     1,416,362       104,126       223,943       71,601                      1,816,032
                            ------------   -----------   -----------   ----------   -----------     ------------
         Total............   206,756,802    13,319,691    13,582,151    6,911,214                    240,569,858
                            ------------   -----------   -----------   ----------   -----------     ------------
Expenses:
Costs of earned revenue
  excluding
  depreciation............   154,648,923     9,881,697     8,687,630    5,912,326                    179,130,576
General and
  administrative..........    20,214,381     1,729,394     2,327,713      564,893     1,006,377(9)    25,842,758
Depreciation and
  amortization............     8,116,827       520,207       133,224      142,066     1,170,358(4)    10,082,682
                            ------------   -----------   -----------   ----------   -----------     ------------
         Total............   182,980,131    12,131,298    11,148,567    6,619,285     2,176,735      215,056,016
                            ------------   -----------   -----------   ----------   -----------     ------------
Income before income
  taxes...................    23,776,671     1,188,393     2,433,584      291,929    (2,176,735)      25,513,842
Provision for income
  taxes...................     9,632,378                                              1,733,676(3)            --
                                                                                       (673,498)(10)   10,692,556
                            ------------   -----------   -----------   ----------   -----------     ------------
  Net income..............  $ 14,144,293   $ 1,188,393   $ 2,433,584   $  291,929   $(3,236,913)    $ 14,821,286
                            ============   ===========   ===========   ==========   ===========     ============
Earnings per common share:
  Basic...................  $       0.64                                                            $       0.65
                            ============                                                            ============
  Diluted.................  $       0.63                                                            $       0.64
                            ============                                                            ============
Shares used in computing
  earnings per common
  share:
  Basic...................    22,144,794                                                774,194(8)    22,918,988
                            ============                                            ===========     ============
  Diluted.................    22,525,818                                                774,194(8)    23,300,012
                            ============                                            ===========     ============

       PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE FISCAL YEAR ENDED JULY 31, 1998

                                                                                                 PRO FORMA
                                          DYCOM           ECC          APEX        LOCATING     ADJUSTMENTS      PRO FORMA
                                       ------------   -----------   -----------   -----------   -----------     ------------
Revenues:
Contract revenues earned.............  $368,713,563   $31,015,498   $21,347,759   $15,334,387   $               $436,411,207
Other, net...........................     2,649,229       716,519        98,160        65,608                      3,529,516
                                       ------------   -----------   -----------   -----------   -----------     ------------
        Total........................   371,362,792    31,732,017    21,445,919    15,399,995                    439,940,723
                                       ------------   -----------   -----------   -----------   -----------     ------------
Expenses:
Costs of earned revenue excluding
  depreciation.......................   285,038,220    23,825,295    14,532,370    11,415,364                    334,811,249
General and administrative...........    36,746,614     2,956,042     3,072,553     3,217,210    1,880,044(9)     47,872,463
Depreciation and amortization........    13,496,694       781,985       184,228       267,799    2,688,734(4)     17,419,440
                                       ------------   -----------   -----------   -----------   -----------     ------------
        Total........................   335,281,528    27,563,322    17,789,151    14,900,373    4,568,778       400,103,152
                                       ------------   -----------   -----------   -----------   -----------     ------------
Income before income taxes...........    36,081,264     4,168,695     3,656,768       499,622   (4,568,778)       39,837,571
Provision for income taxes...........    13,045,644                                              3,264,499(3)             --
                                                                                                (1,431,100)(10)   14,879,043
                                       ------------   -----------   -----------   -----------   -----------     ------------
  Net income.........................  $ 23,035,620   $ 4,168,695   $ 3,656,768   $   499,622   $(6,402,177)    $ 24,958,528
                                       ============   ===========   ===========   ===========   ===========     ============
Earnings per common share:
  Basic..............................  $       1.09                                                             $       1.14
                                       ============                                                             ============
  Diluted............................  $       1.07                                                             $       1.12
                                       ============                                                             ============
Shares used in computing earnings per
  common share:
  Basic..............................    21,172,025                                                774,194(8)     21,946,219
                                       ============                                             ===========     ============
  Diluted............................    21,482,634                                                774,194(8)     22,256,828
                                       ============                                             ===========     ============

            PRO FORMA UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                                JANUARY 31, 1999

                                                                                           PRO FORMA
                                      DYCOM           ECC          APEX       LOCATING    ADJUSTMENTS        PRO FORMA
                                   ------------   -----------   ----------   ----------   ------------      ------------
                                                         ASSETS
Current Assets:
Cash and equivalents.............  $ 33,985,787   $   523,178   $  225,063   $1,075,586   $                 $ 35,809,641
Accounts receivable, net.........    50,242,669     5,614,249    3,114,968    1,742,545        (14,377)(5)
                                                                                                   326(7)     60,700,380
Cost and estimated earnings in
  excess of billings.............    19,377,664     1,428,127                                  124,200(4)     20,805,791
Deferred income taxes, net.......     2,668,146                                                 24,828(5)      2,792,346
Other current assets.............     7,253,689       320,505      253,306      158,836        (85,985)(7)     7,925,179
                                   ------------   -----------   ----------   ----------   ------------      ------------
        Total current assets.....   113,527,955     7,886,059    3,593,337    2,976,967         48,992       128,033,310
                                   ------------   -----------   ----------   ----------   ------------      ------------
Property and equipment, net......    58,126,177     4,138,923    1,119,035      484,760      1,239,433(4)
                                                                                            (1,378,999)(6)    63,729,329
Other assets:
Intangible assets, net...........     4,507,489                                             54,492,776(4)
                                                                                               (51,382)(5)    58,948,883
Deferred tax assets, net.........        53,066                                                 20,553(4)         73,619
Other............................     4,524,833       143,865                   499,413        (24,828)(5)     5,143,283
                                   ------------   -----------   ----------   ----------   ------------      ------------
        Total other assets.......     9,085,388       143,865                   499,413     54,437,119        64,165,785
                                   ------------   -----------   ----------   ----------   ------------      ------------
        TOTAL....................  $180,739,520   $12,168,847   $4,712,372   $3,961,140   $ 54,346,545      $255,928,424
                                   ============   ===========   ==========   ==========   ============      ============

                                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable.................  $ 13,523,311   $ 1,142,888   $  420,785   $  151,852   $                 $ 15,238,836
Notes payable....................     4,743,624       297,800                                7,937,500(4)     12,978,924
Billings in excess of costs and
  estimated earnings.............                     495,105                                                    495,105
Accrued self-insured claims......     2,729,208                                                                2,729,208
Income taxes payable.............       618,362                                                                  618,362
Other accrued liabilities........    13,764,652       652,819      863,017    1,390,993        681,457(2)
                                                                                               143,928(4)
                                                                                               906,269(5)
                                                                                               127,034(5)
                                                                                             3,702,584(6)
                                                                                               (85,659)(7)    22,147,094
                                   ------------   -----------   ----------   ----------   ------------      ------------
        Total current
          liabilities............    35,379,157     2,588,612    1,283,802    1,542,845     13,413,113        54,207,529
Notes payable....................    11,181,614        70,968      431,643                  31,750,000(4)     35,496,725
Accrued self-insured claims......     8,403,196                                             (7,937,500)(4)     8,403,196
Other liabilities................    11,043,894                                               (127,034)(5)    10,916,860
Deferred tax liability, net......                                                               14,372(4)         14,372
                                   ------------   -----------   ----------   ----------   ------------      ------------
        Total liabilities........    66,007,861     2,659,580    1,715,445    1,542,845     37,112,951       109,038,682
                                   ------------   -----------   ----------   ----------   ------------      ------------
Stockholders' equity:
Preferred stock..................
Common stock.....................     7,413,466        48,532          375          100        209,058(4)      7,671,531
Additional paid-in capital.......    62,198,781     2,217,000       14,700        3,000     29,665,318(4)     94,098,799
Retained (deficit) earnings......    45,119,412     7,243,735    2,981,852    2,415,195    (12,640,782)(4)    45,119,412
                                   ------------   -----------   ----------   ----------   ------------      ------------
        Total stockholders'
          equity.................   114,731,659     9,509,267    2,996,927    2,418,295     17,233,594       146,889,742
                                   ------------   -----------   ----------   ----------   ------------      ------------
        TOTAL....................  $180,739,520   $12,168,847   $4,712,372   $3,961,140   $ 54,346,545      $255,928,424
                                   ============   ===========   ==========   ==========   ============      ============

                     NOTES TO PRO FORMA UNAUDITED CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

(1) ACCOUNTING PERIODS

     Prior to the acquisitions, ECC and Apex had used a calendar year end and as a result of the merger have adopted our fiscal year end of July 31. All periods presented reflect the adoption of such fiscal year end as of the beginning of the period. Our consolidated balance sheet as of January 31, 1999 has been combined with ECC's and Apex's balance sheet as of the same date. Our consolidated statements of operations for the six months ended January 31, 1999 and for the fiscal year ended July 31, 1998 have been combined with ECC's and Apex's results of operations for the same periods.

(2) MERGER COSTS

     Dycom, ECC and Apex estimate they will incur direct transaction costs of approximately $475,000 associated with the acquisitions, consisting of fees for filing with regulatory agencies, legal, accounting and other related costs. These costs, together with approximately $206,000 of estimated transaction costs related to the acquisition of Locating, have been accrued. These nonrecurring costs are included in goodwill.

(3) PROVISION FOR INCOME TAXES

     Prior to the acquisitions, Locating, ECC and Apex elected under Subchapter S of the Internal Revenue Code to have the stockholders recognize their proportionate share of Locating's, ECC's and Apex's taxable income on their personal income tax returns in lieu of paying corporate income tax. The unaudited pro forma financial information reflects a provision for current and deferred income taxes for all periods presented as if the corporations were included in our federal and state income tax returns. The balance sheet reflects deferred taxes in accordance with the requirements of Financial Accounting Standards Board of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

(4) PURCHASE ACCOUNTING ADJUSTMENTS

     The estimated purchase price and preliminary adjustments to the historical book values of ECC, Apex, and Locating are as follows:

ECC
Estimated value of common stock issued......................  $10,719,416
Cash portion of purchase price..............................   21,750,000
Estimated fair value of net assets acquired.................   (5,279,385)
                                                              -----------
Purchase price in excess of fair value of net assets
  acquired -- goodwill......................................  $27,190,031
                                                              ===========
Fair value of net assets acquired:
  Increase in property, plant, and equipment to estimated
     fair market value......................................  $   218,662
  Book value of net assets acquired.........................    5,060,723
                                                              -----------
          Total.............................................  $ 5,279,385
                                                              ===========

                     NOTES TO PRO FORMA UNAUDITED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

APEX
Estimated fair value of common stock issued....................................  $  21,438,667
Estimated fair value of net assets acquired....................................     (3,021,339)
                                                                                 -------------
Purchase price in excess of fair value of net assets acquired -- goodwill......  $  18,417,328
                                                                                 =============
Fair value of net assets acquired:
  Increase in property, plant, and equipment to estimated fair market value....  $     802,773
  Increase in deferred tax asset...............................................        124,200
  Increase in deferred tax liability...........................................        (14,372)
  Book value of net assets acquired............................................      2,108,738
                                                                                 -------------
          Total................................................................  $   3,021,339
                                                                                 =============
LOCATING
Cash portion of purchase price.................................................  $  10,000,000
Estimated fair value of net assets acquired....................................     (1,114,583)
                                                                                 -------------
Purchase price in excess of fair value of net assets acquired -- goodwill......  $   8,885,417
                                                                                 =============
Fair value of net assets acquired:
  Increase in property, plant, and equipment to estimated fair market value....  $     217,998
  Increase in deferred tax asset...............................................         20,553
  Increase in accrued taxes....................................................       (145,236)
  Book value of net assets acquired............................................      1,021,268
                                                                                 -------------
          Total................................................................  $   1,114,583
                                                                                 =============

     The cash portion of the purchases was funded using borrowings of $31,750,000 from our credit facility. These borrowings are expected to be repaid out of the proceeds of this offering and have been reclassified to Current Liabilities -- Notes Payable.

     In accordance with the purchase method of accounting, the purchased equity balances of the companies acquired have been eliminated.

     Depreciation expense computed utilizing the straight line method has been adjusted as if the acquired property, plant, and equipment were recorded at fair market value on the first day of the period presented and the following estimated useful lives were adopted: buildings -- 30 years; leasehold improvements -- the term of the respective lease or the estimated useful life of the improvements, whichever is shorter; vehicles -- 2 to 7 years; equipment and machinery -- 1 to 10 years; and furniture and fixtures -- 1 to 10 years.

     Goodwill recognized as a result of the transactions above is being amortized over a period of twenty years. Pro forma amortization expense was $1,362,319 and $2,724,639 for the six months ended January 31, 1999 and the year ended July 31, 1998, respectively.

(5) MODIFIED CASH TO ACCRUAL BASIS

     Prior to its acquisition, Locating maintained its financial statements on a modified cash basis; therefore, the following pro forma adjustments are necessary:

Increase in allowance for doubtful accounts.................  $ 14,377
Increase in accumulated amortization........................    51,382
Increase in accrued liabilities.............................   906,269

                     NOTES TO PRO FORMA UNAUDITED CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Additionally, certain long-term assets and liabilities, expected to be realized within the next twelve months, have been reclassified as current.

(6) STOCKHOLDER DISTRIBUTIONS

     The consolidated balance sheet as of January 31, 1999 reflects a pro forma adjustment of approximately $5,080,000 for stockholder distributions subsequent to the balance sheet date. Approximately $3,700,000 of these distributions will be made in April 1999 for payment of the 1998 tax liability associated with ECC's and Apex's taxable income recognized on the stockholders' personal income tax returns for periods prior to the acquisitions. Additionally, personal use property was distributed to the shareholders of ECC in the amount of $1,378,999 prior to the acquisition of ECC.

(7) ELIMINATION OF INTERCOMPANY BALANCES

     Prior to the acquisitions, three stockholders of ECC held 80% of the outstanding shares of common stock of Apex. All intercompany balances and transactions between ECC and Apex have been eliminated.

(8) PRO FORMA NET INCOME PER SHARE

     The unaudited pro forma and combined net income per common share, basic and diluted, are based upon the weighted average common shares and dilutive common stock options outstanding for each period presented, adjusted for the 258,066 and 516,128 shares of Dycom common stock issued to the ECC and Apex shareholders, respectively.

(9) INTEREST EXPENSE

     Interest expense has been recognized as if the borrowings made to finance the cash portion of the acquisitions of ECC and Locating were incurred on the first day of the period presented. These borrowings bear interest at rates ranging from LIBOR + 1.5% to LIBOR + 1.75% (6.50% to 6.81%, as of the dates of acquisition).

(10) PRO FORMA TAX PROVISION

     Reflects income tax effect of the pro-forma adjustments for interest expense, depreciation expense and goodwill amortization for the six-month period ended January 31, 1999 and for the fiscal year ended July 31, 1998.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                2,700,000 Shares

                                  (DYCOM LOGO)

                         ------------------------------

                                   Prospectus

                                           , 1999
                         ------------------------------

                     NationsBanc Montgomery Securities LLC

                           Morgan Stanley Dean Witter

                         Morgan Keegan & Company, Inc.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Dycom will incur the following expenses in connection with the offerings. Dycom has agreed to pay certain offering expenses of the selling stockholders in an aggregate amount not to exceed $5,000.

Registration Fees...........................................  $ 37,333
Transfer Agent Fees.........................................     2,500
Printing and Engraving Costs................................   110,000
Legal Fees..................................................   125,000
Accounting Fees.............................................    60,000
New York Stock Exchange Listing.............................    22,150
NASD Review.................................................    17,500
Blue Sky....................................................     2,500
Miscellaneous...............................................    73,017
                                                              --------
          Total.............................................  $450,000
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The By-Laws of Dycom provide that Dycom shall indemnify each director and officer of Dycom to the fullest extent permitted by law and limits the liability of directors to Dycom and its stockholders for monetary damages in certain circumstances. The registrant has insured its directors and officers against certain civil liabilities in connection with the registration, offering and sale of the securities.

     The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  1.1      --  Form of Underwriting Agreement*
  4.1      --  Portions of Articles and By-Laws Defining Rights of
               Shareholders**
  4.2      --  Shareholder Protection Rights Agreement dated as of June 1,
               1992 between Dycom Industries, Inc. and First Union National
               Bank of North Carolina as Rights Agent***
  5.1      --  Opinion of Akerman, Senterfitt & Eidson regarding the Common
               Stock registered hereby*
 23.1      --  Consent of Akerman, Senterfitt & Eidson (included in opinion delivered under Exhibit No. 5.1)
 23.3      --  Consent of Deloitte & Touche LLP
 23.4      --  Consent of Nowalk & Associates
 23.5      --  Consent of York, Neel & Co. -- Owensboro, LLP
 24.1      --  Powers of Attorney (included on the signature page of this
               Registration Statement)

---------------

  * To be filed by amendment
 ** Previously filed as an Exhibit to Dycom's Registration Statement on Form S-3
    (File No. 333-36883) and incorporated herein by reference.
*** Previously filed as an Exhibit to Dycom's Form S-4, filed on June 24, 1992 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that

          1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          4. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          5. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida on the 23rd day of April, 1999.

                                          DYCOM INDUSTRIES, INC.

                                          By: /s/   THOMAS R. PLEDGER
                                            ------------------------------------
                                                     Thomas R. Pledger
                                             Chairman of the Board of Directors
                                                   and Executive Chairman

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas R. Pledger, Steven E. Nielsen and Douglas
J. Betlach, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                          NAME                                        TITLE                    DATE
                          ----                                        -----                    ----
                 /s/ THOMAS R. PLEDGER                    Chairman of the Board of        April 23, 1999
--------------------------------------------------------    Directors and Executive
                   Thomas R. Pledger                        Chairman

                 /s/ STEVEN E. NIELSEN                    President, Chief Executive      April 23, 1999
--------------------------------------------------------    Officer and Director
                   Steven E. Nielsen

                 /s/ DOUGLAS J. BETLACH                   Vice President, Treasurer and   April 23, 1999
--------------------------------------------------------    Chief Financial Officer
                   Douglas J. Betlach

                /s/ LOUIS W. ADAMS, JR.                   Director                        April 23, 1999
--------------------------------------------------------
                  Louis W. Adams, Jr.

                  /s/ THOMAS G. BAXTER                    Director                        April 23, 1999
--------------------------------------------------------
                    Thomas G. Baxter

                  /s/ WALTER L. REVELL                    Director                        April 23, 1999
--------------------------------------------------------
                    Walter L. Revell

                          NAME                                        TITLE                    DATE
                          ----                                        -----                    ----
                  /s/ JOSEPH M. SCHELL                    Director                        April 23, 1999
--------------------------------------------------------
                    Joseph M. Schell

                 /s/ RONALD P. YOUNKIN                    Director                        April 23, 1999
--------------------------------------------------------
                   Ronald P. Younkin

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  1.1     --   Form of Underwriting Agreement*
  4.1     --   Portions of Articles and By-Laws Defining Rights of
               Shareholders**
  4.2     --   Shareholder Protection Rights Agreement dated as of June 1,
               1992 between Dycom Industries, Inc. and First Union National
               Bank of North Carolina as Rights Agent***
  5.1     --   Opinion of Akerman, Senterfitt & Eidson regarding the Common
               Stock registered hereby*
 23.1     --   Consent of Akerman, Senterfitt & Eidson (included in opinion delivered under Exhibit No. 5.1)*
 23.3     --   Consent of Deloitte & Touche LLP
 23.4     --   Consent of Nowalk & Associates
 23.5     --   Consent of York, Neel & Co. -- Owensboro, LLP
 24.1     --   Powers of Attorney (included on the signature page of this
               Registration Statement)

---------------

  * To be filed by amendment.

 ** Previously filed as an Exhibit to Dycom's Registration Statement on Form S-3
    (File No. 333-36883) and incorporated herein by reference.

*** Previously filed as an Exhibit to Dycom's Registration Statement Form S-4, filed on June 24, 1992 and incorporated herein by reference.